Exhibit 16(a)(3)(i)


                              FIRST IPSWICH BANCORP
                                31 Market Street
                          Ipswich, Massachusetts 01938
                                 (978) 356-3700


                                November 19, 2007


Dear Shareholder:


      You are cordially invited to attend a special meeting of shareholders, which will be held at 8:30 a.m. on December 21, 2007, at our main office located at 31 Market Street, Ipswich, Massachusetts 01938. I hope that you will be able to attend the meeting, and I look forward to seeing you.


      At the meeting, shareholders will vote on a proposed amendment to our Articles of Organization (the "Articles of Amendment"). The Articles of Amendment provide for the reclassification of shares (the "Reclassification") of our common stock held by shareholders who are the record holders of fewer than 200 shares of common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. All other shares of common stock will remain outstanding and be unaffected by the Reclassification. No cash will be paid to shareholders as consideration for their shares (unless appraisal rights are exercised)--only shares of Series A Preferred Stock will be issued. Appraisal rights are available to shareholders whose shares will be reclassified to Series A Preferred Stock, and shareholders who exercise those rights as described in the enclosed proxy statement will be entitled to receive cash for their shares.

      Generally, the Series A Preferred Stock has limited voting rights, dividend and liquidation preferences to our common stock, and equal participation with the common stock in the event of a sale or change in control of First Ipswich Bancorp.

      The primary effect of the Reclassification will be to reduce below 300 our total number of record holders of common stock. As a result, our reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act") will be suspended as of January 1, 2008, which we believe will allow us to realize significant cost savings.

      Our principal reason for effecting the Reclassification is the estimated direct and indirect cost savings of approximately $285,000 per year that we expect to realize as a result of the suspension of our reporting obligations under the Exchange Act. We also believe that while our shareholders will lose the benefits of holding registered stock, such as a reduction in the amount of publicly available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, these benefits are outweighed by the costs relating to the registration of our common stock. These costs and benefits are discussed in more detail in the enclosed proxy statement.

      We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. This date will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.

      The board has established November 14, 2007 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by December 20, 2007. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.


      The board of directors has determined that the Reclassification is fair to First Ipswich Bancorp's unaffiliated and affiliated shareholders and has voted in favor of the approval of the Articles of Amendment. The board unanimously recommends that you vote FOR approval of the Articles of Amendment.

                                          Sincerely,



                                          /s/ Russell G. Cole
                                          -----------------------------
                                          Russell G. Cole
                                          President and Chief Executive Officer

                              FIRST IPSWICH BANCORP
                                31 Market Street
                          Ipswich, Massachusetts 01938
                                 (978) 356-3700

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 21, 2007


      A special meeting of shareholders of First Ipswich Bancorp will be held at 8:30 a.m. on December 21, 2007, at our main office located at 31 Market Street, Ipswich, Massachusetts 01938, for the following purposes:


      (1) To vote on a proposed amendment to the Articles of Organization of First Ipswich Bancorp, which provides for the reclassification of shares of First Ipswich Bancorp common stock held by shareholders who are the record holders of fewer than 200 shares of common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders; and

      (2) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

      The board of directors unanimously recommends that you vote FOR the above proposals.

      We have concluded that appraisal rights are available to shareholders whose shares will be reclassified in this transaction under Part 13 of the Massachusetts Business Corporation Act, a copy of which is attached. If our shareholders approve the proposal to reclassify our common stock, shareholders who elect to dissent from approval of that amendment are entitled to receive the "fair value" of any shares of their common stock that will get reclassified. In order to perfect appraisal rights, you must deliver to our office (at the address listed above) before the special meeting, a written notice of your intent to demand payment for your shares if the Reclassification is effected. You must also not vote your shares in favor of the proposed Articles of Amendment and Reclassification. Failure to comply with these and other requirements set forth in Part 13 will constitute a waiver of your appraisal rights.


      The board has set the close of business on November 14, 2007 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting. We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.


      If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                          By Order of the Board of Directors


                                          /s/ Russell G. Cole
                                          -----------------------------
                                          Russell G. Cole
                                          President and Chief Executive Officer

November 19, 2007

                              FIRST IPSWICH BANCORP
                                31 Market Street
                          Ipswich, Massachusetts 01938
                                 (978) 356-3700


                                 PROXY STATEMENT
                     For the Special Meeting of Shareholders
                         To Be Held on December 21, 2007


      The board of directors of First Ipswich Bancorp (the "Company") is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, shareholders will be asked to vote on a proposed amendment to our Articles of Organization (the "Articles of Amendment") providing for the reclassification of certain shares (the "Reclassification") of the Company's common stock into Series A Preferred Stock.

      The Reclassification is designed to reduce below 300 the number of the Company's common shareholders of record, which will allow us to suspend our reporting obligations with the Securities and Exchange Commission (the "SEC"). The board has determined that it is in the best interests of the Company and our shareholders to effect the Reclassification because we will realize significant cost savings as a result of the suspension of our reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The board believes these cost savings and the other benefits of deregistration described in this proxy statement outweigh the loss of the benefits of registration to our shareholders, such as a reduction in publicly available information about the Company and the elimination of certain corporate safeguards resulting from the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

      In the Reclassification, shareholders who are the record holders of fewer than 200 shares of our common stock, par value $1.00 per share, will receive one share of Series A Preferred Stock, par value $1.00 per share, for each share of common stock they own on the effective date of the Reclassification. All shareholders will benefit from the estimated cost savings of $285,000 per year. We anticipate that only 158 shareholders owning an aggregate of 12,081 shares (0.5% of the issued and outstanding shares) will receive Series A Preferred Stock.

      No cash will be paid to shareholders as consideration for their shares--only shares of Series A Preferred Stock will be issued. All other shares of our common stock will remain outstanding and will be unaffected by the Reclassification. Appraisal rights are available to shareholders whose shares will be reclassified, and shareholders who exercise those rights as described in this proxy statement will be entitled to receive cash for their shares.

      Generally, the Series A Preferred Stock has limited voting rights, dividend and liquidation preferences to our common stock, and equal participation with the common stock in the event of a sale or change in control of the Company.

      This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.

      The board has determined that the Reclassification is fair to the Company's unaffiliated shareholders and has approved the Articles of Amendment. The Reclassification cannot be completed, however, unless the Articles of Amendment are approved by the holders of at least two-thirds of the issued and outstanding shares of common stock. The current directors and executive officers of the Company own approximately 47.99% of the issued and outstanding shares, and if they exercise all of their vested warrants and options, they would own approximately 48.08% of the issued and outstanding shares. The directors and executive officers have indicated that they intend to vote their shares in favor of the Articles of Amendment.

      Neither the SEC nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.


      The date of this proxy statement is November 19, 2007. We first mailed this proxy statement to the shareholders of the Company on or about that date.

                                IMPORTANT NOTICES

      Neither our common stock nor our Series A Preferred Stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency.

      We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected.

      We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

      We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," "may," "will," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

      - significant increases in competitive pressure in the banking and financial services industries;
      - changes in the interest rate environment which could reduce anticipated or actual margins;
      -     changes in political conditions or the legislative environment;
      -     changing regulatory requirements;
      - general economic conditions, either nationally or regionally and especially in our primary service areas, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;
      -     changes occurring in business conditions and inflation;
      -     changes in technology;
      -     the level of the allowance for loan loss;
      -     the rate of delinquencies and amounts of charge-offs;
      -     the rates of loan growth;
      - adverse changes in asset quality and resulting credit risk-related losses and expenses;
      -     changes in monetary and tax policies;
      - loss of consumer confidence and economic disruptions resulting from terrorist activities;
      -     changes in the securities markets; and
      - other risks and uncertainties detailed from time to time in our filings with the SEC.

      The words "we," "our," "us," and the "Company" as used in this proxy statement, refer to First Ipswich Bancorp and its wholly-owned subsidiary, The First National Bank of Ipswich, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET                                                             1

QUESTIONS AND ANSWERS                                                          8

SPECIAL FACTORS                                                               10
         Purpose of the Reclassification                                      10
         Alternatives Considered                                              12
         Background of the Reclassification                                   13
         Reasons for the Reclassification                                     17
         Effects of the Reclassification on the Company                       18
         Effects of the Reclassification on Affiliated Shareholders           21
         Effects of the Reclassification on Unaffiliated Shareholders         22
         Effects of the Reclassification on Shareholders Generally            22
         Recommendation of the Board of Directors; Fairness of the
            Reclassification                                                  24
         Determination of Exchange Ratio                                      30
         Opinion of Financial Advisor                                         31
         Availability of Documents                                            40
         U.S. Federal Income Tax Consequences of the Reclassification         41
         Pro Forma Effect of the Reclassification                             43

PROPOSAL 1: APPROVAL OF THE ARTICLES OF AMENDMENT                             44
         Description of the Articles of Amendment                             44
         Source of Funds and Expenses                                         46
         Appraisal Rights                                                     46
         Reservation of Rights                                                48

ADDITIONAL INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS
         Time and Place of Meeting                                            49
         Record Date and Mailing Date                                         49
         Number of Common Shares Outstanding                                  49
         Proposal to be Considered                                            49
         Appraisal Rights                                                     49
         Procedures for Voting by Proxy                                       49
         Requirements for Shareholder Approval                                50
         Solicitation of Proxies                                              50

INFORMATION ABOUT THE COMPANY                                                 51
         Overview                                                             51
         Directors and Executive Officers                                     52
         Stock Ownership by Significant Shareholders                          53
         Stock Ownership by Directors and Executive Officers                  54
         Recent Transactions in the Company's Stock                           55
         Prior Stock Purchases                                                55
         Related Party Transactions                                           55
         Stock Option Plans                                                   56

         Market for Common Stock and Dividends                                57
         Description of Capital Stock                                         58
         Terms of the Series A Preferred Stock to be Issued in the
            Reclassification                                                  59
         Shareholder Communications                                           60
         Other Matters                                                        60

FINANCIAL INFORMATION ABOUT THE COMPANY                                       61
         Selected Historical Consolidated Financial Data                      61
         Pro Forma Consolidated Financial Information                         62


APPENDIX A - ARTICLES OF AMENDMENT TO THE ARTICLES OF ORGANIZATION OF
FIRST IPSWICH BANCORP TOGETHER WITH ATTACHMENT 1                             A-1

APPENDIX B - FIRST IPSWICH BANCORP SERIES A PREFERRED STOCK RELATIVE RIGHTS
AND PREFERENCES AND OTHER TERMS AS DESIGNATED BY THE BOARD OF DIRECTORS      B-1

APPENDIX C - APPRAISAL RIGHTS; PART 13 OF MBCA                               C-1

APPENDIX D - FAIRNESS OPINION OF NORTHEAST CAPITAL & ADVISORY, INC.
DATED AS OF JUNE 21, 2007                                                    D-1

APPENDIX E - FAIRNESS OPINION OF NORTHEAST CAPITAL & ADVISORY, INC.
DATED AS OF NOVEMBER 2, 2007                                                 E-1

APPENDIX F - FIRST IPSWICH BANCORP AND SUBSIDIARY CONSOLIDATED (UNAUDITED) FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 2007                                         F-1

APPENDIX G - FIRST IPSWICH BANCORP AND SUBSIDIARY CONSOLIDATED AUDITED
FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE
YEAR ENDED DECEMBER 31, 2006                                                 G-1

                               SUMMARY TERM SHEET

         The following is a summary of the material terms of the Articles of Amendment. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.


      - Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of shares of our common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of fewer than 200 shares of our common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. No cash will be paid to shareholders as consideration for their shares (unless appraisal rights are exercised)--only shares of Series A Preferred Stock will be issued. All other shares of common stock will remain outstanding and will be unaffected by the Reclassification. Appraisal rights are available to shareholders whose shares will be reclassified, and shareholders who exercise those rights as described in this proxy statement and in Appendix C will be entitled to receive cash for their shares. See pages 47 and 50 for additional information.


            We selected this structure, as opposed to a transaction in which some of our shareholders would receive cash for their shares, principally because it presented a means by which all of our shareholders could retain an equity interest in the Company. In addition, the structure would enable the Company to conserve cash, which is important since the Company would prefer to limit raising additional capital and is unable to dividend funds from its wholly-owned subsidiary, The First National Bank of Ipswich (the "Bank"), without prior approval from the Office of the Comptroller of the Currency (the "OCC"). As a result of the Bank's Formal Agreement with the OCC and related heightened capital ratio requirements, the Company does not anticipate that the OCC will permit the Company to dividend funds from the Bank in the near future. Accordingly, the Company will probably need to rely on its limited cash reserves to cover payments due on its trust preferred obligations.


            See page 10 for additional information.


      - Terms of the Series A Preferred Stock to be Issued in the Reclassification. Our board has designated 20,000 shares of our authorized preferred stock as Series A Preferred Stock, subject to shareholder approval of the Articles of Amendment. The terms of the Series A Preferred Stock are set forth in Appendix B and provide as follows:

            - Voting Rights: Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock will be entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of the outstanding common stock or of all or substantially all of the Company's assets and upon which holders of the Company's common stock are entitled to vote (a "Change in Control"). For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders will have the right to one vote for each share held, and will be entitled to receive notice of any shareholders' meeting held to act upon such matters in accordance with the bylaws of the Company. When voting on a proposed Change in Control or any other matter on which holders of Series A Preferred Stock are entitled to vote by law, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

            - Generally, under Section 10.04 of the Massachusetts Business Corporation Act (the "MBCA"), the holders of the Series A Preferred Stock will be entitled to vote as a separate voting group on any future amendments to the Company's Articles of Organization that would adversely affect the designations, rights, preferences or limitations of all or part of the shares of the Series A Preferred Stock. However, this section does not apply to the creation of a new series of shares pursuant to the authority reserved to the board under the Articles of Organization.

            - Seniority. After the Reclassification, the Company will still have shares of authorized but unissued preferred stock. The Articles of Organization authorize the board, without further action by the holders of common stock or the Series A Preferred Stock, to provide for the issuance of these shares in one or more classes or series and to establish the relative rights, preferences and limitations of each class or series of preferred stock. As a result, after the Reclassification, the board, which will be elected by the holders of the common stock, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock.

            - The Series A Preferred Stock will rank senior to the common stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board. The Series A Preferred Stock will be junior to indebtedness issued from time to time by the Company, including notes and debentures.

            - Dividend Rights: Holders of Series A Preferred Stock will be entitled to a preference in the distribution of dividends, when and if declared and paid by the Company, so that holders of the Series A Preferred Stock will be entitled to receive dividends in an amount equal to that paid to common shareholders prior to the receipt of dividends by the holders of common stock. The Company will not be required to pay any dividends on the Series A Preferred Stock and will have the right to waive the declaration or payment of dividends. Any dividends waived by the Company will not accumulate to future periods and will not represent a contingent liability of the Company.

            - Perpetual Stock: The Series A Preferred Stock will be perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

            - Conversion Rights: The shares of Series A Preferred Stock will automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

            - Liquidation Rights: Holders of Series A Preferred Stock will be entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, equal to the greater of book value per share at the time of payment, the amount per share to be paid to common shareholders, or $9.05.

            - Preemptive Rights: Holders of Series A Preferred Stock will not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of the Company that may be issued in the future.

            - Antidilution Adjustments: If the number of outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board in the number and relative terms of the Series A Preferred Stock.

            - Redemption Rights: Holders of Series A Preferred Stock will have no right to require the Company to redeem their shares.


            See page 61 for more information regarding the terms of the Series A Preferred Stock.


      - Series A Preferred Stock Issued in Reliance on Exemption from Registration. We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available for the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration in connection with the Reclassification.

      - Determination of Shares "Held of Record." Because SEC rules require that "record holders" be counted for purposes of determining the Company's reporting obligations, the Reclassification will be based on shares held of record without regard to the ultimate control of the shares. A shareholder "of record" is the shareholder whose name is listed on the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different "record holders," even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker.

            As a result, a single shareholder with 200 or more shares held by different record holders could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 200 shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing a minimum of 200 shares, or acquire additional shares in the market prior to the effective date of the Reclassification. Additionally, a shareholder who holds fewer than 200 shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of 200 or more shares.

      - Effects of the Reclassification. As a result of the Reclassification:

            - Our number of common shareholders of record, measured as of August 10, 2007, will be reduced from approximately 402 to approximately 244, and the number of issued and outstanding shares of our common stock will decrease from 2,344,630 to approximately 2,332,549, resulting in a decrease of 12,081 shares of the Company's common stock (0.5% of the issued and outstanding shares) that will be available for purchase and sale in the market.

            - We estimate that approximately 12,081 shares of Series A Preferred Stock will be issued in connection with the Reclassification.

            - We will be entitled to suspend our reporting obligations under the Exchange Act which will mean that we will no longer be required to file reports with the SEC or be classified as a public company. This will greatly reduce the amount of information that is publicly available about the Company and will eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls over financial reporting.

            - We will need to wait until January 1, 2008 to suspend our reporting obligations once the Reclassification becomes effective as a result of the Company's inability to file information required under Item 9.01(a) of Form 8-K in 2005. The Bank acquired certain assets and assumed certain liabilities of the Boston, Massachusetts branch (the "Boston Branch") of the Atlantic Bank of New York ("ABNY") on June 24, 2005 for a purchase price of $49,000,000. SEC rules required us to file two years of pre-acquisition audited financial statements for the Boston Branch because of the significance of the Boston Branch to the Company's financial statements. We were unable to file these audited financial statements because they did not exist and we could not create them. The Boston Branch had never been audited separately from ABNY, which had consolidated assets of $3.2 billion at December 31, 2004. We have presented financial statements as part of this proxy statement that include eight quarters of post-acquisition operating results for the Boston Branch.

            - If we have 300 or more record shareholders on any future January 1st, we will again become subject to the reporting requirements of the Exchange Act and will lose the benefits of the Reclassification.

            - We will eliminate the direct and indirect costs and expenses associated with our reporting obligations under the Exchange Act, which we estimate will be approximately $285,000 on an annual basis.

            - In addition to the annual estimated cost savings referenced above, the Reclassification and subsequent suspension of our reporting requirements would result in a significant one-time cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing ourselves to be able to comply with Section 404 of the Sarbanes-Oxley Act would require significant expenditures during the current and next fiscal year, including fees to third parties for compliance planning, assessment, documentation and testing of our internal controls over financial reporting. Such costs are expected to be approximately $240,000 for 2007 and 2008 combined.

            - We estimate that professional fees and other expenses related to the Reclassification will be approximately $179,500, which we intend to pay with existing working capital.

            - Earnings (Losses) Per Share. Pro forma basic and diluted earnings (losses) per share will not change from the $0.06 per share reported for the nine months ended September 30, 2007. However, pro forma basic and diluted earnings (losses) per share (assuming a January 1, 2006 reclassification date) will decrease from the $(0.52) per share reported for the year ended December 31, 2006 to $(0.61) per share because of the projected cost of the reclassification process.

            - Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 1.0% from $8.24 on a historical basis to $8.17 on a pro forma basis as of September 30, 2007.

            - The percentage ownership of common stock beneficially owned by our executive officers and directors as a group as of September 4, 2007 will increase from approximately 48.08% to 48.33%. We do not anticipate that any of our directors or executive officers will receive Series A Preferred Stock in the reclassification.


      For a more detailed description of these effects and the effects of the Reclassification on our affiliated shareholders and shareholders generally, including those receiving Series A Preferred Stock and those retaining common stock, see pages 21 through 25.


      - Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:

            - The direct and indirect cost savings of approximately $285,000 per year and the one-time cost savings of approximately $240,000 due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act that we expect to experience as a result of the suspension of our reporting obligations under the Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

            - Our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.


      See page 17 for more detailed information.


      - Fairness of the Reclassification. Based on a careful review of the facts and circumstances relating to the Reclassification, our board believes that the Reclassification and the terms and provisions of the Reclassification and the Series A Preferred Stock are substantively and procedurally fair to our unaffiliated shareholders. Our board unanimously approved the Reclassification and recommends that shareholders vote in favor of the Reclassification.


      - You should be aware that each of our directors and executive officers has interests in the Reclassification that may present actual or potential, or the appearance of actual or potential, conflicts of interests in connection with the Reclassification. Our directors acknowledge that they have a conflict of interest with respect to the Reclassification because they were in a position to structure the Reclassification in a way that benefits the interests of affiliated shareholders differently from the interests of unaffiliated shareholders. In addition, each of our directors and executive officers currently holds at least 200 shares of the Company's common stock, and, as a result, they will retain their shares of common stock in the Reclassification. Since there will be fewer outstanding shares of common stock after the Reclassification, the directors and executive officers as a group will own a slightly larger relative percentage (48.64% versus 48.88%) of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred Stock, which will have limited voting rights. See "Special Factors--Effects of the Reclassification on Affiliated Shareholders" on page 21 and "Information About the Company--Stock Ownership by Directors and Executive Officers" on page 56 for additional information regarding the effects of the Reclassification on our affiliated shareholders.


      - In the course of determining that the Reclassification is fair to and in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series A Preferred Stock, the board considered a number of factors affecting these groups of shareholders in making their determinations. The board retained Northeast Capital & Advisory, Inc. ("Northeast Capital") to act as its financial advisor in connection with the Reclassification. The factors considered by the board include:

            - All shareholders will continue to hold an equity interest in the Company, and no shareholder will be forced to involuntarily liquidate his or her equity interest in the Company;
            - On the other hand, shareholders who wish to liquidate their holdings instead of having their shares of common stock reclassified to shares of Series A Preferred Stock may do so through the exercise of appraisal rights;
            - The advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock in comparison to the relative rights of our common stock;
            - The Reclassification will have no effect on basic or diluted earnings (losses) per share for the nine months ended September 30, 2007 or the year ended December 31, 2006;
            - Book value per common equivalent share will decrease approximately 1.0% from $8.24 on a historical basis to $8.17 on a pro forma basis as of September 30, 2007;
            - The Reclassification should not be a taxable event for any shareholders, except for those who exercise appraisal rights; and
            - The fairness opinion issued by Northeast Capital that the Reclassification is fair from a financial point of view to all of the Company's unaffiliated shareholders.


See "Special Factors--Recommendation of the Board of Directors; Fairness of the Reclassification" on page 25 below for additional information pertaining to the fairness of the Reclassification.

      - Effectiveness of the Reclassification. The Reclassification will not be effected unless and until the Articles of Amendment are approved by the affirmative vote of at least two-thirds of the issued and outstanding shares of our common stock. Based on the number of issued and outstanding shares as of the record date, the Articles of Amendment must be approved by the affirmative vote of at least 1,563,087 shares. Assuming the shareholders approve the Articles of Amendment, as shortly thereafter as is practicable, we will file the Articles of Amendment with the Secretary of the Commonwealth of Massachusetts and thereby effect the Reclassification. We anticipate that the Reclassification will be effected shortly after our special meeting of shareholders. See pages 46 and 51 for more detailed information.

      - Effect of the Reclassification on Outstanding Options and Warrants. Outstanding options and warrants will not be affected by the Reclassification. See page 46 for more information.


      - Conditions and Regulatory Approvals. Aside from shareholder approval of the Articles of Amendment, the Reclassification is not subject to any conditions or regulatory approvals.


      - Appraisal Rights. Shareholders whose shares are subject to the Reclassification will be entitled to exercise appraisal rights with respect to such shares, and receive the fair value of such shares in cash upon perfection of their rights in accordance with Part 13 of the MBCA. See page 47 and Appendix C for more information.

                              QUESTIONS AND ANSWERS

Q:    Why did you send me this proxy statement?


A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders. This proxy statement includes all of the information that is required and necessary in order for you to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about November 19, 2007 to all shareholders entitled to vote. The record date for those entitled to vote is November 14, 2007. On that date, there were 2,344,630 shares of our common stock issued and outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.


Q:    What is the time and place of the special meeting?


A: The special meeting will be held on December 21, 2007, at our main office at 31 Market Street, Ipswich, Massachusetts 01938, at 8:30 a.m. Eastern Time.


Q:    Who may be present at the special meeting and who may vote?


A: All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of November 14, 2007 may cast their votes in person or by proxy at the special meeting.


Q:    What is the vote required?

A: The proposal to approve the Articles of Amendment must receive the affirmative vote of the holders of at least two-thirds of our shares of issued and outstanding common stock. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Articles of Amendment. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Articles of Amendment.

Q: What is the recommendation of our board of directors regarding the proposals?

A: Our board of directors has unanimously determined that the Articles of Amendment are fair to our unaffiliated shareholders, both those retaining their common stock and those receiving Series A Preferred Stock, and that approval is advisable and in the best interests of the Company and each of these constituent groups. Our board of directors has therefore approved the Articles of Amendment and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Articles of Amendment.

Q:    What do I need to do now?


A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting. If you wish to exercise appraisal rights, see page 47 and Appendix C.

Q:    May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: If my shares are held in "street name" by my broker, how will my shares be voted?

A: Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Articles of Amendment.

Q: Will my shares held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder from any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q: If I am receiving Series A Preferred Stock in the Reclassification, when will I get my stock?

A: After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your common stock certificate(s) for Series A Preferred Stock. After you sign the forms provided and return your stock certificate(s), we will send you your Series A Preferred Stock.

Q:    Will I have Appraisal Rights in connection with the Reclassification?


A: If you are the record holder of fewer than 200 shares of common stock, you will have appraisal rights. See page 47 and Appendix C for additional information.


Q:    What if I have questions about the Reclassification or the voting process?

A: Please direct any questions about the Reclassification or the voting process to our Chief Financial Officer, Timothy L. Felter, at our main office located at 31 Market Street, Ipswich, Massachusetts, telephone
      (978) 356-3700.

                                 SPECIAL FACTORS

Purpose of the Reclassification

      The primary purpose of the Reclassification is to enable us to reduce the costs of regulatory compliance by suspending our reporting obligations with the SEC under the Exchange Act. Although we intend to keep our common and Series A Preferred shareholders informed as to our business and financial status after the Reclassification, we anticipate that the Reclassification will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Exchange Act.

      After the Reclassification, we intend to keep our common and Series A Preferred shareholders informed about our business and financial condition by posting annual audited financial statements and quarterly unaudited financial statements on our website, which also contains other information about our business. Moreover, our business operations are primarily conducted through the Bank which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.

      Although we will still be required to file quarterly financial information with the FDIC and will still provide annual audited and interim unaudited financial information to our shareholders, as a non-SEC reporting company our auditing expenses will decrease significantly because we and our auditors will not be required to comply with standards prescribed by the SEC and the Public Company Accounting Oversight Board with respect to our audit and because our auditors will not be required to review the information we must now include in our periodic SEC reports as described more fully below. Our other reporting processes will also be significantly simplified because we will no longer be required to comply with disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board and management team, having these reports reviewed by outside counsel and independent auditors, and, for the year ended December 31, 2007, documenting, testing and reporting on our internal control structure.

      In particular, as a private company, we will no longer be required to file annual reports on Form 10-KSB or quarterly reports on Form 10-QSB with the SEC. The Form 10-KSB rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership, which are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management's discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. Currently, our external auditors read the entire Form 10-KSB for consistency with audited financial statements and to ensure we are in compliance with applicable disclosure requirements.

      We also incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports. Unlike the periodic reports that we currently file with the SEC, the quarterly financial information that we file with the FDIC does not require the review of either our independent accountants or legal counsel. As a result of the suspension of the disclosure and reporting requirements under the Exchange Act, we estimate that we will save approximately $70,000 per year in management time and $180,000 per year in legal and accounting fees.

      Furthermore, as a private company, we will not be required to comply with
Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management's assessment of our internal control structure. These requirements would become effective, in part, for our fiscal year ending 2007, with the remaining requirements becoming effective for our fiscal year ending 2008. As a result of our limited personnel resources, we anticipate that we would need to engage an outside consultant to assist management in documenting and testing our internal control structure. Additionally, we estimate that our external audit fees will increase as a result of Section 404 because our external auditors will be required to perform additional audit procedures in order to report on management's assessment of our internal control structure. We estimate that we would incur approximately $110,000 annually in consulting, compensation, and accounting expenses related to compliance with Section 404 of the Sarbanes-Oxley Act, plus one-time fiscal 2007 and 2008 fees of approximately $240,000 for initial consultation activities in these areas. If our SEC reporting obligations are suspended prior to the effective date of Section 404 of the Sarbanes-Oxley Act, we will not need to incur these expenses.

      Additionally, we are currently required to file our periodic reports electronically with the SEC through the SEC's "EDGAR" filing system. We incur substantial expense in converting documents to be filed with the SEC into an EDGAR format. By suspending our reporting requirements with the SEC, we will be able to save approximately $10,000 per year in costs related to preparing documents for filing via the EDGAR system.

      We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management's time and attention that could otherwise be deployed toward revenue-enhancing activities.


      In summary, our estimated cost of compliance with the Exchange Act and the Sarbanes-Oxley Act is substantial, representing an estimated direct and indirect annual cost to us of approximately $285,000 with the expected effect of Section 404 of the Sarbanes-Oxley Act. Our anticipated cost savings are also summarized under "Special Factors--Reasons for the Reclassification" on page 17.


      As of August 10, 2007, we had approximately 402 common shareholders of record, but approximately 56.38% of the outstanding shares as of that date were held by two shareholders. Additionally, of our 402 common shareholders, approximately 158 shareholders each held fewer than 200 shares, or an aggregate of approximately 0.5% of our outstanding common stock as of August 10, 2007. Our common stock is not listed on an exchange and has historically been thinly traded. However, because we have more than 300 shareholders of record, we are required to comply with the disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act.

      Even after the Company suspends its reporting obligations with the SEC, the Company's common and preferred stock will still be eligible for quotation on the OTC Bulletin Board ("OTCBB"), a listing service for NASD members. The OTCBB is not an exchange and the Company's stock is not, and will not be, "traded" on the OTCBB. The Company's stock will be eligible for quotation on the OTCBB because the Company and the Bank file publicly available financial information with their regulators. If our common stock continues to be quoted on the OTCBB, we will have no direct control over the number of record shareholders of our common stock. Therefore, if we have 300 or more record shareholders on any future January 1st, we will again become subject to the reporting requirements of the Exchange Act and will lose the benefits of the Reclassification.

      In light of the limited market for the Company's common stock, the availability of capital from sources other than the public markets, and the Company's present inability to conduct a public offering due to our inability to file pre-acquisition audited financial statements for the Boston Branch in connection with its acquisition, the Committee believes that going private will not have a significant impact on any anticipated needs of the Company to raise additional capital. If the Company needs to raise additional capital to pay the trust preferred obligations or to support future growth, the Company's financing alternatives will not be substantially, adversely affected by its status as a private company.

      We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements described above. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

      Additionally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in the Company and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.

Alternatives Considered

      In making our determination to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Cash-Out Merger. The board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning fewer than 200 shares of our common stock would have received cash equal to the fair value of the common stock in exchange for their shares, and all other shares of our common stock would have remained outstanding. Accordingly, a cash-out merger would not offer all shareholders an opportunity to retain an equity interest in the Company, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. While shareholders could consolidate their accounts or acquire sufficient shares to attain the 200 share threshold in order to retain an equity interest in the Company, the board preferred to structure a transaction that would allow shareholders to retain an equity interest without being required to pay for additional shares or consolidate their holdings in a way that might not otherwise be advantageous for them. Further, the receipt of cash in exchange for shares of common stock would generally result in a negative tax consequence for those shareholders receiving cash.

      Additionally, based on the number of shares held by shareholders holding fewer than 200 shares of record, management estimated that a cash-out merger could have cost more than $100,000. As a result, the board anticipated that the Company would have to incur debt to finance such a reorganization, which it does not want to do because of the difficulty for the Company's trust preferred obligations. The board also believes it is important to maintain a strong capital position in order to support the future growth and operations of the Bank.

      Based on the foregoing reasons, the board rejected this alternative.

Reverse Stock Split. The board considered declaring a reverse stock split, with cash payments to shareholders who would hold less than one share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders holding any resulting fractional shares. The estimated cost of this alternative was approximately the same as the cash-out merger. This alternative would have also required the Company to incur debt to finance the repurchase of shares. A reverse stock split also would not have offered all shareholders an opportunity to retain an equity interest in the Company. Accordingly, a reverse stock split was rejected for the same reasons as the cash-out merger alternative, as well as administrative inconvenience and potential additional cost involved in issuing or eliminating fractional shares as described above.

Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in our common stock being held by fewer than 300 shareholders of record. Additionally, if a sufficient number of shares were tendered, we estimate the cost of this alternative would be approximately the same as the cash-out merger. Therefore, this alternative would also require the Company to incur debt to finance the repurchase of the tendered shares. As a result, we also rejected this alternative.

Expense Reductions in Other Areas. While we might be able to offset a portion of the expenses relating to SEC reporting requirements by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without unacceptably, adversely affecting vital parts of its business and impeding our future growth. We believe the expense savings a Reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not believe cost reductions in other areas were an alternative to the Reclassification.

Business Combination. The board considered a business combination but determined that it would not be in the best interests of the shareholders and that shareholder value could be maximized by the Company increasing its profitability.

Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses of being an SEC-reporting company without commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company or any of its shareholders.

Background of the Reclassification

      We have filed reports with the SEC since 2004. These reports include annual, quarterly and current reports analyzing our business, financial condition, results of operations and management structure; and disclosure about our directors and officers, their compensation and our corporate governance process. We are also required to comply with the Sarbanes-Oxley Act, which governs our activities in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. While we have complied with these requirements and believe they are generally beneficial to our shareholders, our compliance costs have increased each year, while our already limited personnel resources have remained essentially constant. We anticipate further increases in compliance costs as a result of the detailed report of our internal controls that we will be required to file for fiscal year 2007 under Section 404 of the Sarbanes-Oxley Act. See "Special Factors--Reasons for the Reclassification" below.

      On several occasions in 2005 and 2006, the Company's management and the board discussed generally the relative benefits and costs, both direct and indirect, relating to continuing the Company's status as a public company. These discussions intensified after the Bank became subject to the Formal Agreement with the OCC in June 2006, principally because the Bank was under heightened regulatory pressure to increase its capital ratios and achieve consistent profitability.

      In late 2006, in order to achieve such objectives and as required by the Formal Agreement, the Company developed a Strategic Plan to become a highly profitable community bank. One of the principal ways to accomplish this is for the Company to maintain a focused effort to grow the small business client base, which will generate more loans and deposits. A primary goal of the strategic plan was, and is, to evaluate operations and identify locations and business lines which are not enhancing the profitability of the Company.

      In connection with the development and implementation of the Strategic Plan the Company considered the possible sale of material assets to several other banking organizations. The Company engaged in serious negotiations which resulted in the sale of its trust department, the Cambridge branch, the Londonderry branch loan portfolio, 40% of its investment portfolio, and $1,000,000 of the Company's common stock.

      On November 13, 2006, our Audit Committee and certain members of management met with our independent auditors, Wolf & Company, P.C., and discussed generally the impending application of the increased internal control requirements under Section 404 of the Sarbanes-Oxley Act. The committee members were informed that the costs of compliance with Section 404 could be significant as a result of the requirement for management to document and assess the Company's internal controls over financial reporting, and the related requirement for the independent auditors to render an opinion on management's assessment of such controls. Compliance with Section 404 would include significant documentation and testing on the part of both management and the independent auditors. In view of the extensive nature of the compliance undertaking and the Bank's limited personnel and economic resources, and the existing costs of being a public company, discussion ensued concerning the possibility of going private. The committee determined that they would further discuss this alternative with management, counsel and other members of the board of directors.

      On March 21, 2007 the board met with representatives from Craig and Macauley, our corporate counsel, and Northeast Capital & Advisory, Inc., a financial advisor experienced in assisting financial institutions in going private transactions, to discuss the Company's options for reducing its shareholder base. Counsel provided the board with an overview of the steps necessary to engage in a going private transaction. In addition, counsel noted that if the Company were able to reduce its shareholder base below 300 by year-end, the Company would still need to wait until January 1, 2008 to suspend its reporting obligations with the SEC due to our inability to file pre-acquisition audited financial statements for the Boston Branch in connection with its acquisition.

      The board's discussion at the March 21st meeting focused on the relative costs and benefits of being a public company as described in "Special Factors--Purpose of the Reclassification" and on the transactional alternatives of a reclassification, reverse stock-split, cash-out merger, issuer tender offer, and business combination. At the conclusion of this discussion, and on the recommendation of Craig and Macauley, the board formed a special committee of independent directors to:

o     Evaluate the benefits and feasibility of taking the Company private;
o Establish a process for investigating alternative approaches for the taking the Company private by decreasing the number of shareholders below 300 by January 1, 2008;
o     Make a recommendation to the full board regarding going private; and
o Ensure that the process established above and the recommendation made to the full board each take into consideration the fairness of the transaction to unaffiliated shareholders.

      The special committee was comprised of four independent directors: Robert Borden, Timothy Collins, Craig Deery, and Stephanie Gaskins. The committee spent three months considering whether the Company should go private, and if so, whether the Reclassification was the best alternative for accomplishing this goal. The committee met a total of nine times. The committee engaged Craig and Macauley and Northeast Capital to provide legal and financial advice, respectively. The committee also consulted with Wolf & Company, P.C. on accounting and audit questions, and regularly solicited management's opinions on key business issues.

      The special committee met for the first time on April 3, 2007. At the committee's request, counsel distributed a memorandum (that was earlier prepared and distributed to the board) for use in discussion. The memorandum described some of the advantages and disadvantages of a going private transaction to both affiliated and unaffiliated shareholders, and transactional alternatives, including a reclassification, reverse stock split, cash-out merger, tender offer, and business combination. Counsel also answered questions for the committee concerning the timetable and process of a going private transaction. Additional information was requested from management for the next meeting.

      At the next three meetings of the special committee on April 17, April 24 and May 8, 2007, the special committee focused on the Company's heightened capital needs and other unique issues as it considered a going private transaction. For instance, the committee was especially sensitive to the effects of alternatives on unaffiliated, minority shareholders in light of the high concentration of the Company's common stock with directors, executive officers and significant shareholders. The committee also considered the Company's alternatives for raising capital, and that the Company may need to raise capital in the near term to cover interest payments on its trust preferred obligations. A representative from Northeast Capital answered questions for the committee concerning alternative methods for the Company to raise capital.

      On May 8, 2007, the special committee continued its discussion of the transactional alternatives described above. The committee ultimately decided a cash transaction would not be in the best interests of the Company and its shareholders in light of our heightened capital needs and management's prediction that we will have limited excess cash in the next year. Moreover, the committee preferred a transaction in which all shareholders would have the ability to retain an equity interest in the Company.

      Between May 15 and 30, 2007, the special committee discussed the features of a stock reclassification. The discussion focused on the different characteristics that the preferred stock would need to have, including differences in voting, liquidation preference, dividend entitlement, and treatment upon a change in control. The committee also discussed the appropriate individual stock ownership threshold for the reclassification of common stock into preferred stock. Management distributed a schedule that showed the impact of ten different stock ownership thresholds on our shareholders and the percentage of outstanding stock.

      The special committee ultimately concluded that the "below 200 share" threshold represented the optimal division point. This decision was based on the relative record ownership of the Company's shareholders and the need to reduce the number of common shareholders of record below 300 and generate fewer than 500 preferred shareholders of record (so that the class of preferred stock does not automatically become subject to registration due to the number of its record shareholders), while leaving room for expansion in each class.

      On June 13, 2007, the special committee discussed the substantive and procedural fairness of the Reclassification to the Company's affiliated and unaffiliated shareholders as described in "Special Factors--Recommendation of the Board of Directors; Fairness of the Reclassification." The committee also summarized its analyses and recommendations to the board concerning a going private transaction generally, and the Reclassification specifically, in a unanimous final report to the board.

      At its final meeting on June 20, 2007, the special committee reviewed the report prepared by Northeast Capital entitled "The Efficacy of a Going Private Transaction," which sets forth various financial analyses performed by Northeast Capital in connection with the Reclassification. In addition, the committee delivered its final report to the full board of directors.

      At the board's regularly scheduled meeting on June 20, 2007, the board carefully reviewed and extensively discussed the final report of the special committee to the board along with the proposed terms of the Reclassification. The board also discussed and evaluated the fairness of the Reclassification to our unaffiliated shareholders. Finally, a representative from Northeast Capital delivered a presentation to the board, entitled "The Efficacy of a Going Private Transaction." Northeast Capital rendered a written fairness opinion to the board on the following day stating its conclusion that from a financial point of view, the Reclassification was fair to the Company's unaffiliated shareholders.

      The board decided to consult with the Company's Board of Advisors concerning the proposed terms of the Reclassification prior to taking a final vote on it. The Board of Advisors is comprised of twenty-one highly esteemed individuals from the community who are unaffiliated with the Company except that many are customers and shareholders (less than 5%). As the members of the Board of Advisors are not affiliated shareholders, the board felt they were in a position to provide helpful comments about the proposed transaction. No suggestions for changes were offered by the Board of Advisors.

      On June 21, 2007, after reviewing Northeast Capital's fairness opinion and consulting with the Company's Board of Advisors, the board unanimously determined that the Reclassification was in the best interests of the Company and its shareholders, and that the Reclassification was fair to both the affiliated and unaffiliated shareholders of the Company. The board adopted the recommendations and supporting analyses of the special committee concerning the Reclassification and voted to seek shareholder approval for the Reclassification. The board also instructed management to work with Craig and Macauley to prepare the necessary filings and disclosure documents to effect the Reclassification.

      Between June and August, 2007, management worked with Craig and Macauley, Wolf & Company, P.C., and Northeast Capital to prepare this proxy statement and the other documents necessary for the Reclassification. During this time, the board was regularly updated on the status of the proposed Reclassification. On September 5, 2007, after review of the preliminary proxy statement and the other necessary materials, the directors approved the Schedule 13E-3, and the same was filed with the SEC on September 11, 2007.


      At the board's request, Northeast Capital rendered an updated fairness opinion to the board on November 2, 2007, stating its conclusion that from a financial point of view the Reclassification was fair to the Company's unaffiliated shareholders. On November 2, 2007, after reviewing Northeast Capital's updated fairness opinion, the board unanimously determined that the Reclassification was in the best interests of the Company and its shareholders, and that the Reclassification was fair to both the affiliated and unaffiliated shareholders of the Company. In addition, the board unanimously approved the first amendment to the Schedule 13E-3, and the same was filed with the SEC on November 5, 2007.

      On November 13, 2007, the board fixed the record date for the special meeting of shareholders as November 14, 2007, and the second amendment to the
Schedule 13E-3, of which this definitive proxy statement is a part, was filed with the SEC on or about November 19, 2007.

Reasons for the Reclassification

      Our decision to pursue the Reclassification is one of a series of cost-cutting steps we have taken since the Bank became subject to a Formal Agreement with the OCC in June 2006. The Formal Agreement calls for the Bank to maintain heightened capital levels, among other requirements. To this end, the Bank has sold considerable assets in the past year, including its trust department, Cambridge branch, Londonderry loan portfolio and 40% of its investment portfolio. In early 2007, we conducted a $1 million private offering to further bolster the capital position of the Company and the Bank.

      As described above in "Special Factors--Purpose of the Reclassification," the Reclassification will allow us to save significant costs related to the preparation, review and filing of our periodic reports. We also expect to experience savings related to EDGAR conversion costs and proxy solicitation costs, including printing and mailing costs. We expect printing and mailing costs to be lower because financial statements and other reports that we deliver to shareholders after the Reclassification will not include many of the disclosures required under the periodic reporting rules, such as disclosures regarding executive compensation, corporate governance and management ownership, and management's discussion and analysis of our financial results. Additionally, we plan to go private before we are required to take substantial steps toward compliance with Section 404 of the Sarbanes-Oxley Act so that we will save additional anticipated costs related to documenting, testing and reporting on our internal control structure.

      We estimate that we will save up to approximately $175,000 per year in the areas listed in the tables below as a result of the reduction in the number of common shareholders and the suspension of our SEC reporting obligations. We expect to save the following fees and expenses related to the preparation, review and filing of periodic and current reports (Form 10-KSB, Form 10-QSB and Form 8-K) with the SEC:

Management and Staff Time                                               $ 50,000
Legal Fees                                                                70,000
Independent Auditor Fees                                                  35,000
EDGAR conversion, proxy solicitation, printing and mailing costs          20,000
                                                                        --------
   Total                                                                $175,000
                                                                        ========

      In addition, we anticipate that the Company will not be required to pay additional one-time fiscal 2007 and 2008 fees of approximately $100,000 for initial Section 404 consulting fees as well as $100,000 and $40,000 for related 2007 and 2008 management time and expenses.

      In addition to the above costs, we expect to save the following annual fees and expenses each year related to compliance with the requirements under
Section 404 of the Sarbanes-Oxley Act.

Annual Consulting Fees                                                  $ 15,000
Independent Auditor Fees                                                  75,000
Management and Staff time                                                 20,000
                                                                        --------
   Total Section 404 Compliance Costs                                   $110,000
                                                                        ========

         Total Estimated Annual Savings                                 $285,000
         Additional One-Time 2007 and 2008 Savings                      $240,000

      As is noted above, we incur substantial costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, management estimates that they currently spend a substantial amount of their time on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing disclosure and internal controls, and consulting with external auditors and counsel on compliance issues. In addition, if we do not suspend our reporting obligations, management expects to spend several additional days per quarter on activities related to compliance with Section 404 of the Sarbanes-Oxley Act.

Effects of the Reclassification on the Company

      The Reclassification is designed to reduce the number of our common shareholders of record below 300 by January 1, 2008, which will allow us to suspend our reporting obligations with the SEC after such date. Based on information as of August 10, 2007, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 402 to approximately 244. We estimate that approximately 12,081 shares (or approximately 0.5% of the issued and outstanding shares of our common stock) held by approximately 158 common shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification and that approximately 2,332,549 shares of our common stock will be issued and outstanding after the Reclassification. In addition to the exchange of shares of our common stock for shares of our Series A Preferred Stock, we believe the Reclassification will have the following effects on us:

      POSITIVE EFFECTS:

      - Suspension of SEC Reporting Obligations. After the Reclassification, we will not be subject to the periodic reporting requirements under the Exchange Act. Additionally, we will maintain our existing internal control procedures and continue to evaluate them for potential improvements but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to eliminate direct and indirect costs and expenses associated with our SEC reporting, which we estimate would be up to approximately $285,000 on an annual basis, including costs related to compliance with Section 404 of the Sarbanes-Oxley Act. We also expect that these savings will positively impact our annual earnings per share by approximately $0.12 per share. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities. See "Special Factors--Background of the Reclassification" and "Special Factors--Reasons for the Reclassification" for a discussion of the nature of the information we will no longer be required to provide.

      - Outstanding Stock Options. The Reclassification will have no effect on outstanding warrants and options to purchase our common stock.

      - Elimination of Liability Under Section 18 of the Exchange Act. Because the Company will no longer be required to file any reports under the Exchange Act, it will no longer be subject to liability under Section 18 of the Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Exchange Act, in light of the circumstances at the time the statement was made, the Company will be liable to any person who purchases or sells a security at a price that is affected by the statement.

      NEGATIVE EFFECTS:

      - Effect on Market for Shares. Our common stock is not listed on an exchange and has historically been thinly traded. The public information concerning the Company as a result of its not being required to file reports under the Exchange Act may adversely affect the already limited liquidity of our common stock and result in limited liquidity for our Series A Preferred Stock. Additionally, the liquidity of the common stock may also be reduced because the number of shares available to be traded will decrease after the Reclassification. A decrease in the market liquidity for the shares of our common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of our common stock could also prompt a corresponding increase in its market price, assuming a stable or increased demand for the stock.

      - Earnings (Losses) Per Share. Pro forma basic and diluted earnings (losses) per share will not change from the $0.06 per share reported for the nine months ended September 30, 2007. However, pro forma basic and diluted earnings (losses) per share (assuming a January 1, 2006 reclassification date) will decrease from the $(0.52) per share reported for the year ended December 31, 2006 to $(0.61) per share because of the projected cost of the reclassification process.

      - Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 1.0% from $8.24 on a historical basis to $8.17 on a pro forma basis as of September 30, 2007.

      - Financial Effects of the Reclassification. We estimate that professional fees and other expenses related to the transaction will total approximately $179,000. We plan to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under "Approval of the Articles of Amendment--Source of Funds and Expenses" for a description of our source of funds for the fees and expenses we expect to incur in connection with the transaction.

      OTHER EFFECTS:

      - Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

      - Raising Additional Capital and Obtaining Financing After the Reclassification. In light of the limited market for the Company's common stock, the availability of capital from sources other than the public markets, and the Company's present inability to conduct a public offering due to our inability to file pre-acquisition audited financial statements for the Boston Branch in connection with its acquisition, we believe the suspension of our status as an SEC-registered reporting company will not have a significant impact on any future efforts by the Company to raise additional capital. If we need to raise additional capital to pay the trust preferred obligations or to support future growth, our financing alternatives will not be substantially, adversely affected by our status as a private company.


      - Certain Federal Tax Consequences of the Reclassification. Neither the Company nor the Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification. See "Special Factors--U.S. Federal Income Tax Consequences of the Reclassification" on page 42 below for additional information.


      - Plans or Proposals. Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management or any material terms of the employment contract of any executive officer; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe that our strategic objective of becoming a highly profitable community bank will be significantly assisted by the Reclassification and becoming a non-reporting company.

                  We announced on September 24, 2007 that we plan to sell the downtown Boston office building that houses our Boston branch, which is located at 31-33 State Street. We plan to retain a long-term lease for the branch as part of the deal. The Bank retained CB Richard Ellis to sell the building through a "call for offers" process, and expects that the sale and leaseback will be completed before the end of the year.

                  In June, 2007, we engaged an investment banker to advise us regarding our review of possible material corporate transactions. Our review of possible material corporate transactions will assist us in the scheduled update of our Strategic Plan. Such transactions include our contingent plan to consider selling the Company, the possible sale of a material amount of our assets, and the possible change of our indebtedness or capitalization. The investment banker also advised us regarding our responses to banks which have inquired about material transactions, including our initial discussions (now concluded) with one bank which contacted us. The advice of this investment banker is in addition to the advice provided by Northeast Capital relating to the Reclassification, which is described under "Special Factors--Background of the Reclassification and--Opinion of Financial Advisor."

                  In April, 2007, the board of the Bank approved, subject to OCC approval, a two year employment agreement with Mr. Cole (President and Chief Executive Officer of the Company and the Bank) and change in control agreements with Mr. Cole and Mr. Felter (Senior Vice President and Chief Financial Officer of the Company and the Bank) (two years salary each) and Ms. Brett (Senior Vice President, Operations and Information Systems) and Ms. Costa (Senior Vice President, Retail Banking) (one year salary each). The proposed contracts will be submitted to the OCC for its approval.

                  Although management has no intention at present to enter into any of the transactions described above (other than the proposed agreements with the executive officers described above), there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger transaction, selling a material amount of our assets, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate.

Effects of the Reclassification on Affiliated Shareholders

      In addition to the effects the Reclassification will have on shareholders generally, which are described below, the Reclassification will have some additional effects on our affiliated shareholders. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of the Company or the beneficial owner of 10% or more of our outstanding common stock, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

      POSITIVE EFFECTS:

      - No Further SEC Disclosure Obligations. After the Reclassification, we will no longer be subject to the periodic reporting requirements under the Exchange Act. As a result, information about the compensation and stock ownership of our directors and executive officers will no longer be publicly available.

      - Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of our common stock held by our affiliated shareholders as a group as of September 4, 2007 will increase from approximately 62.34% before the Reclassification to approximately 62.66% after the Reclassification. See "Information about the Company--Stock Ownership by Significant Shareholders" and "Information about the Company--Stock Ownership by Directors and Executive Officers" for information about the number of shares of common stock held by our directors, executive officers and significant shareholders.

      - Elimination of Liability Under Section 18 of the Exchange Act. Because the Company will no longer be required to file any reports under the Exchange Act, our directors and executive officers will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our directors and executive officers make a statement in any of the Company's filings under the Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, such director or executive officer may be liable under Section 18 of the Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.

      NEGATIVE EFFECTS:

      - Earnings (Losses) Per Share. Pro forma basic and diluted earnings (losses) per share will not change from the $0.06 per share reported for the nine months ended September 30, 2007. However, pro forma basic and diluted earnings (losses) per share (assuming a January 1, 2006 reclassification date) will decrease from the $(0.52) per share reported for the year ended December 31, 2006 to $(0.61) per share because of the projected cost of the reclassification process.

      - Book Value Per Share. Because each of our affiliated shareholders will retain his common stock in the Reclassification, his book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 1.0% from $8.24 on a historical basis to $8.17 on a pro forma basis as of September 30, 2007.

      - Rule 144 Not Available. Because we will no longer file periodic reports with the SEC, our affiliated shareholders will be deprived of the ability to dispose of their shares of common stock under Rule 144 of the Securities Act, which provides a "safe harbor" for resales of stock by affiliates of an issuer. As a result, they will need to resell their shares in a private transaction, which can result in reduced liquidity for the recipient and a lower purchaser price for the shares.

Effects of the Reclassification on Unaffiliated Shareholders

      In addition to the effects the Reclassification will have on shareholders generally, which are described in the next section, the Reclassification will also have the following negative effects on our unaffiliated shareholders:

      Reduction in Publicly Available Information. We will no longer be required to file public reports of our financial condition and other aspects of our business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about our business and results of operations than they had prior to the Reclassification. Our affiliated shareholders who are directors and executive officers of the Company, however, will continue to have continuous access to all information regarding our financial condition and other aspects of our business because of their positions with the Company.

      Elimination of Protections Under Section 18 of the Exchange Act. Because the Company will no longer be required to file any reports with the SEC, our unaffiliated shareholders will no longer be afforded the protections under
Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its directors or executive officers makes a false or misleading statement with respect to any material fact in any of the Company's filings under the Exchange Act, in light of the circumstances at the time the statement was made, the Company or the director or executive officer may be liable under Section 18 of the Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

Effects of the Reclassification on Shareholders Generally

      The Reclassification will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect, however, that no shares held by our affiliated shareholders will be reclassified to Series A Preferred Stock because none of our affiliated shareholders will likely hold fewer than 200 shares of record at the effective time of the Reclassification. The effects will vary depending on whether a shareholder receives Series A Preferred Stock for his or her shares of our common stock in the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

      The following sections describe the material effects that we expect to result from the Reclassification with respect to shares that are exchanged for Series A Preferred Stock and shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that 12,081 shares are exchanged for Series A Preferred Stock in the Reclassification.

      Shares Exchanged for Series A Preferred Stock. As to shares of our common stock that are exchanged in the Reclassification for Series A Preferred Stock, shareholders will experience the following effects:

      POSITIVE EFFECTS:

      - Shareholders whose shares are subject to the Reclassification will be entitled to exercise appraisal rights under Section 13.02 of the MBCA. Upon perfection, we will pay such shareholders the fair value of their shares in cash.

      - The Series A Preferred Stock will automatically convert into shares of common stock upon a Change in Control of the Company, on the basis of one share of common stock for each share of Series A Preferred Stock (subject to antidilution protection), and thus holders of the Series A Preferred Stock will participate equally with the holders of common stock in any sale of the Company.

      - Holders of the Series A Preferred Stock will have a preference to holders of common stock upon any liquidation of the Company in an amount equal to the greater of the book value per share of the Series A Preferred Stock at the time of payment, the amount per share to be paid to common shareholders, or $9.05.

      - Holders of the Series A Preferred Stock will be entitled to a preference in the distribution of dividends, when and if declared by the Company, so that the holders of the Series A Preferred Stock will be entitled to receive dividends in an amount equal to that paid to common shareholders prior to the receipt of dividends by the holders of common stock.

      - Under Massachusetts law, the designations, rights, preferences and limitations of the Series A Preferred Stock cannot be changed without the approval of the holders of the Series A Preferred Stock voting as a separate group. However, see the discussion below under "Negative Effects" regarding our board's authority to issue new classes or series of preferred stock or equity securities in the future that rank senior to or on parity with the Series A Preferred Stock.

      - At December 31, 2006, the Company had a federal net operating loss carry forward of $1,263,000 which expires in 2026. All affiliated and unaffiliated shareholders, including shareholders whose shares will be reclassified to Series A Preferred Stock, will share pro rata (on a fully diluted and converted basis) in the future benefit of the net operating loss carry forward.

      NEGATIVE EFFECTS:

      - Pro forma basic and diluted earnings (losses) per share will not change from the $0.06 per share reported for the nine months ended September 30, 2007. However, pro forma basic and diluted earnings (losses) per share (assuming a January 1, 2006 reclassification date) will decrease from the $(0.52) per share reported for the year ended December 31, 2006 to $(0.61) per share because of the projected cost of the reclassification process.

      - Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 1.0% from $8.24 on a historical basis to $8.17 on a pro forma basis as of September 30, 2007.

      - Holders of Series A Preferred Stock will be entitled to vote only upon a Change in Control of the Company, which generally is a business combination resulting in the transfer of a majority of the outstanding common stock, or the acquisition of all or substantially all of the Company's assets. Holders of Series A Preferred Stock will not be entitled to vote on the election of directors. However, because such shareholders only hold an aggregate of approximately 0.5% of the Company's outstanding common stock as of September 30, 2007, these shareholders currently have limited influence on shareholder votes.

      - Our board of directors, which will be elected by the holders of the common stock after the Reclassification, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock. As a result, the rights and preferences of the Series A Preferred Stock may be subordinate to the rights and preferences of any new class or series of preferred stock or equity securities issued in the future. Any new class or series of preferred stock or equity securities that ranks senior to or on parity with the Series A Preferred Stock would also be senior to our common stock.

      Remaining Common Shareholders. As to shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will experience the following effects:

      POSITIVE EFFECTS:

      - Common shareholders will continue to exercise sole voting control over the Company, except with respect to a Change in Control of the Company.

      - Shareholders continuing to hold common stock after the Reclassification will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

      - At December 31, 2006, the Company had a federal net operating loss carry forward of $1,263,000 which expires in 2026. All affiliated and unaffiliated shareholders, including shareholders whose shares will be reclassified to Series A Preferred Stock, will share pro rata (on a fully diluted and converted basis) in the future benefit of the net operating loss carry forward.

      NEGATIVE EFFECTS:

      - Our common stock will rank junior in priority to the Series A Preferred Stock because holders of Series A Preferred Stock will have a preference upon any liquidation of the Company as well as with respect to dividends.

      - We anticipate the liquidity of the common stock will be reduced as a result of the Reclassification. The reduced liquidity may cause a decrease in the market value of our common stock. See "Special Factors--Effects of the Reclassification on the Company."

Recommendation of the Board of Directors; Fairness of the Reclassification

      The board believes that the Reclassification is substantively and procedurally fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board also believes that the

Reclassification is substantively and procedurally fair to unaffiliated shareholders who will retain their shares of common stock following the Reclassification. The board of directors, including those directors who are not employees of the Company, has approved the Reclassification and the Articles of Amendment, and the board recommends that the shareholders vote for approval of the Articles of Amendment, which will effect the Reclassification.

      All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Articles of Amendment. Our directors and executive officers owned approximately 47.99% of the shares outstanding as of September 4, 2007, and if they had exercised all of their vested warrants and options, they would have owned 48.08% of the outstanding shares. Although the board as a whole recommends that the shareholders vote in favor of the Articles of Amendment for the reasons set forth in "Special Factors--Reasons for the Reclassification," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity. In addition, no director or executive officer currently intends to sell any of his or her shares.

      We considered a number of factors in determining to approve the Reclassification, including the effects described under "Special Factors--Effects of the Reclassification on the Company," "Special Factors--Effects of the Reclassification on Affiliated Shareholders," and the relative advantages and disadvantages described under "Special Factors--Reasons for the Reclassification" and "Special Factors--Effects of the Reclassification on Shareholders Generally." The board also reviewed the tax and pro forma financial effects of the Reclassification on the Company and its shareholders.

      After the Reclassification, we will no longer be an SEC reporting company. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to our SEC registration, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued SEC registration. Similarly, the board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine meetings of shareholders. Management determined that the Reclassification would result in cost savings of approximately $285,000 per year.

      Additionally, the board considered the effect that terminating the SEC registration would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as an SEC-registered company, we have not had an active, liquid trading market for our common stock and that our shareholders derive little relative benefit from our status as an SEC-registered company. The board determined that the cost savings and reduced management time to be achieved by suspending SEC registration outweighed any potential detriment from suspending registration.

      We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification proposal. Please read the discussion under "Special Factors--Alternatives Considered" for a description of these alternatives.

      Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the board considered all of the factors as a whole and did not assign specific weights to particular factors:

      FACTORS AFFECTING SHAREHOLDERS RECEIVING SERIES A PREFERRED STOCK AND SHAREHOLDERS RETAINING COMMON STOCK

      - Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or Change in Control of the Company. The board viewed this factor as supporting its determination of fairness because no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger or a reverse stock split. See "Special Factors--Alternatives Considered."

      - Substantial Cost and Management Time Savings. All shareholders will benefit from the significant reduction in expenses that will result from the Company going private as well as the substantial reduction in management time spent on securities compliance activities. The board viewed this factor as strongly supporting the fairness of the Reclassification because all shareholders will benefit from the cost savings despite that only 0.5% of the shares will be reclassified to Series A Preferred Stock.

      - Earnings (Losses) Per Share. Pro forma basic and diluted earnings (losses) per share will not change from the $0.06 per share reported for the nine months ended September 30, 2007. However, pro forma basic and diluted earnings (losses) per share (assuming a January 1, 2006 reclassification date) will decrease from the $(0.52) per share reported for the year ended December 31, 2006 to $(0.61) per share because of the projected cost of the reclassification process. The board viewed the decrease as nominal and believes the effect on earnings per share supports its determination of fairness, especially because the decrease in earnings per share affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.

      - Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 1.0% from $8.24 on a historical basis to $8.17 on a pro forma basis as of September 30, 2007. The board viewed the 1.0% decrease as nominal and believes the effect on book value supports its determination of fairness, especially because the decrease in book value affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.

      - Tax Consequences. The board noted that the Reclassification should not result in a taxable event for shareholders receiving Series A Preferred Stock and would not result in a taxable event for shareholders retaining their shares of common stock. These tax consequences contributed to the board's recommendation and conclusion as to the fairness of the Reclassification to unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock following the Reclassification. The board noted that if the transaction had been structured as a cash-out merger or a reverse stock split, it would have been a taxable event for those shareholders receiving cash. See "Special Factors--Alternatives Considered" and "Special Factors--U.S. Federal Income Tax Consequences of the Reclassification" for more information regarding the tax consequences of the Reclassification.

      - Loss of Benefits of SEC Registration. After the Reclassification, the Company will not be subject to SEC reporting obligations. This will greatly reduce the amount of information that is publicly available about the Company, including detailed analyses by management of our financial results, current reports of significant corporate events, copies of material contracts involving the Company, and information as to executive and director compensation and stock ownership. It will also eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on the Company's internal controls. The board noted that while the loss of the benefits of SEC registration was, standing alone, a negative factor in its fairness determination, the fact that detailed financial data about the Company and the Bank would continue to be publicly available from the Company, the Federal Reserve Board and the FDIC after the Reclassification provided an offsetting benefit.

      FACTORS AFFECTING SHAREHOLDERS RECEIVING SERIES A PREFERRED STOCK

      In making its determination that the Reclassification was fair to shareholders receiving Series A Preferred Stock, the board considered the relative advantages and disadvantages of the following terms of the Series A Preferred Stock:

      - Liquidation Preference. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of book value per share at the time of payment, the amount per share to be paid to common shareholders, or $9.05. Although the board acknowledged that the liquidation preference is not likely to affect shareholders, it nevertheless viewed it as a benefit to the shareholders receiving Series A Preferred Stock.

      - Dividend Preference. The holders of the Series A Preferred Stock will be entitled to a preference in the distributions of any dividends prior to the payment of any dividends to the holders of common stock. We have not declared or paid cash dividends in the past five (5) quarters, and there is no guarantee that we will declare or pay such dividends in the future. In addition, dividends payable on the Series A Preferred Stock will not accumulate to future periods. The board viewed the dividend preference as a benefit to the shareholders receiving Series A Preferred Stock.

      - Conversion to Common Stock on a Change in Control. Upon a Change in Control of the Company, the Series A Preferred Stock will convert automatically into shares of the Company's common stock. Therefore, holders of the Series A Preferred Stock will participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. Although a sale of the Company is not contemplated in the near future, the board viewed the conversion provision as a benefit to the shareholders receiving Series A Preferred Stock.

      - Limited Voting Rights. The holders of the Series A Preferred Stock will be entitled to vote only upon a proposed Change in Control of the Company. The holders of the Series A Preferred Stock will not be entitled to vote on the election of directors and will therefore have no influence on the future composition of the board of directors or the senior management team of the Company. The board noted, however, that the shareholders receiving Series A Preferred Stock currently have limited influence on shareholder votes, because those shareholders hold an aggregate of approximately 0.5% of our outstanding common stock as of August 10, 2007. The board viewed the limited voting rights as a negative factor for the shareholders receiving Series A Preferred Stock.

      While the board viewed the limited voting rights as a negative factor for the shareholders receiving Series A Preferred Stock, the board concluded that the overall terms of Series A Preferred Stock were fair to the shareholders receiving Series A Preferred Stock because the Series A Preferred Stock includes a liquidation preference to the common stock and a conversion provision and voting rights in the event of a change of control of the Company. Additionally, although shareholders receiving Series A Preferred Stock in the Reclassification will be required to surrender their shares of common stock involuntarily in exchange for the Series A Preferred Stock, the board believes that because the shares of Series A Preferred Stock are convertible into common stock upon a Change in Control, these shareholders will have an opportunity to participate in any future growth and earnings of the Company.

      FACTORS AFFECTING SOLELY THOSE SHAREHOLDERS RETAINING SHARES OF COMMON
STOCK

      The board paid special attention to the following factors in determining that the Reclassification was fair to shareholders retaining their shares of common stock:

      - Voting Rights. Holders of our common stock are entitled to one vote per share on all matters which the holder of common stock are entitled to vote, including but not limited to a proposed Change in Control of the Company and the election of directors. The board viewed these broad voting rights as a benefit to the shareholders retaining common stock.

      - Junior in Priority to Series A Preferred Stock. The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. The board viewed the liquidation and dividend preference of the Series A Preferred Stock as a disadvantage to the shareholders retaining common stock.

      - Increased Concentration of Common Stock. The board viewed the increased concentration of common stock as a benefit to shareholders retaining common stock as they will have a greater ability to control the management and direction of the Company through the election of directors.

      The board noted that although shareholders retaining common stock will rank junior in priority to the Series A Preferred Stock in liquidation and dividend distributions, the Reclassification will be fair to them because they will retain their broad voting rights, and, most importantly, the ability to participate in any future growth and earnings of the Company.

      Procedural Fairness. The board of directors, including those who are not employees of the Company, has unanimously approved the Reclassification and the Articles of Amendment and is seeking shareholder approval of the Reclassification contemplated by the Articles of Amendment.

      As described above under "Special Factors--Background," the board created a special committee of independent directors to consider whether the Company should go private, and if so, whether the Reclassification was the best alternative for accomplishing this goal. The Committee considered these issues for a period of three months, and met a total of nine times. The Committee engaged Craig and Macauley and Northeast Capital to assist it with legal and financial issues, and also consulted with Wolf & Company, P.C., on accounting and audit questions. In addition, the Committee regularly solicited management's opinions on key business issues.

      On June 20, 2007, the Committee delivered a final report to the full board of directors presenting its conclusions. Guided by the recommendations of the Committee, the board carefully considered the procedural fairness of the Reclassification.

      The board acknowledged that its members had a conflict of interest with respect to the Reclassification because they were in a position to structure the Reclassification in a way that benefits the interests of affiliated shareholders differently from the interests of unaffiliated shareholders. In light of this, the board closely evaluated the positive effects the Reclassification would have on affiliated shareholders that it would not have on unaffiliated shareholders. In particular, the board noted that no shares of common stock held by the Company's affiliated shareholders would be reclassified to Series A Preferred Stock in the Reclassification. Since there will be fewer outstanding shares of common stock after the Reclassification, the affiliated shareholders will own a slightly larger relative percentage (62.34% versus 62.66%) of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred Stock, which will have limited voting rights.

      The board then considered the protection afforded to unaffiliated shareholders by their right to vote on the Reclassification, and whether additional protections would be needed. Under Massachusetts law, the Reclassification will need to be approved by holders of at least two-thirds of the shares of common stock. The board considered requiring the transaction to be approved by a majority of the unaffiliated shareholders, but determined that this was not necessary for the following reasons:

      - Two-thirds of all of the outstanding shares eligible to vote must vote in favor of the Reclassification. Affiliated shareholders only own 62.34% of the outstanding shares. Thus, shareholder approval requires that more than 4% of the shares held by unaffiliated shareholders approve the Reclassification in order for it to be approved by 2/3 of all shareholders. The Reclassification will only impact 0.5% of the Company's shares held by all shareholders, which represent 1.4% of the shares held by all unaffiliated shareholders;

      - The Articles of Amendment apply regardless of whether a shareholder is an affiliate. Thus, both affiliated and unaffiliated shareholders who own fewer than 200 shares are treated in the same manner. The board recognized that because of the below 200 share threshold all of our affiliates would remain common shareholders. However, the board also noted that the below 200 share threshold was set because it represented an optimal division point for the classes while leaving room for expansion in either class and impacting as few shareholders as possible, and not to ensure that all of our affiliates would retain their shares of common stock.

      The board next noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their common stock for Series A Preferred Stock may do so by purchasing shares of common stock from other shareholders prior to the effective time of the Reclassification or placing them in "street name" with a broker holding at least 200 shares. Conversely, shareholders who wish to receive Series A Preferred Stock but hold 200 or more shares of common stock may subdivide or sell their shares of common stock before the Reclassification is effected.

      The board also took into account that all shareholders whose shares are subject to the Reclassification will be entitled to exercise appraisal rights under Section 13.02 of the MBCA. Upon exercise, the Company will pay such shareholders the fair value of their shares in cash. The board considered whether to voluntarily extend appraisal rights to those shareholders who will retain their shares of common stock, but determined that this was unnecessary in light of the ability of these shareholders to vote against the transaction, sell their shares in advance of the consummation of the transaction, or subdivide their shareholdings so that their shares become subject to the Reclassification.

      The board consulted with the Bank's Board of Advisors concerning the proposed terms of the Reclassification prior to taking a final board vote on the Reclassification. As the members of the Board of Advisors are not affiliated shareholders, the board recognized that they were in a position to provide helpful comments about the proposed transaction. No suggestions for changes were offered by the Board of Advisors.

      The board considered several other protections that it determined were not necessary to ensure the procedural fairness of the Reclassification because, in its view, the ability of the shareholders to vote on the transaction as a single class and the time and means afforded to them to obtain their desired consideration were sufficient to support the board's determination that the transaction is procedurally fair to each shareholder constituency. Specifically, the board did not retain an unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness.

      In addition, the board does not think it is necessary in connection with the Reclassification to grant unaffiliated shareholders access to the Company's corporate files, except as provided under Massachusetts law and the Company's bylaws. The board believes that the Company's filings with the SEC will provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Reclassification. The board considered whether the Company should allow unaffiliated shareholders to obtain legal counsel at the Company's expense, but the board determined that this was not necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as the Company's size and the cost of such procedures.

Determination of Exchange Ratio

      While the Series A Preferred Stock has limited voting rights, the board determined that a one-for-one exchange ratio is fair to the shareholders receiving Series A Preferred Stock and to the shareholders retaining their common stock because the Series A Preferred Stock converts to common stock on a Change in Control and contains a liquidation preference to the common stock. This determination was made based on the board's review of the relative rights and preference of Series A Preferred Stock as compared to the common stock, and no quantitative analysis of the value of Series A Preferred Stock or common stock was considered.

      Specifically, the board weighed subjectively the collective advantages of the Series A Preferred Stock-- the existence of the liquidation preference, the existence of the conversion feature and the ability to vote on a Change in Control--against the relative advantages of the common stock, such as unlimited voting rights, and determined that those rights were in balance. It also weighed subjectively the relative disadvantages of the two classes--the general lack of voting power in the case of the Series A Preferred Stock and the subordination in terms of rank and liquidation preference in the case of the common stock, and determined that the relative drawbacks were also in balance. Finally, it considered the benefits that would be shared by the classes, such as voting and consideration payable upon a Change in Control and the ability to benefit from the expense savings of the Reclassification and share in future growth of the Company, and determined that these represented factors that would have the same immediate and long-term effect on the value of each class. As a result of these analyses, the board determined that the advantages and disadvantages of the terms of the Series A Preferred Stock were in balance compared to those of the Company's common stock and that a one-for-one exchange ratio was therefore appropriate.

      Although the Series A Preferred Stock has substantially different rights and preferences from the Company's common stock, the board believes, from a financial point of view, that the value of the Series A Preferred Stock is equivalent to the Company's common stock. Because the board believes the value of the Series A Preferred Stock is equivalent to the value of the common stock, the actual cash value of the Series A Preferred Stock and the common stock is immaterial to the determination of the fairness of the Reclassification because the cash value of the Series A Preferred Stock and the common stock would be the same. Additionally, an appraisal of the Series A Preferred Stock was not necessary for tax purposes as counsel advised the board that the Reclassification should not be taxable to shareholders receiving Series A Preferred Stock or to shareholders retaining common stock.

      The board received a written opinion dated June 21, 2007, of Northeast Capital, a financial advisor to the board. Northeast Capital also rendered a written opinion dated November 2, 2007, which updated the June 21, 2007 opinion. The opinion stated that as of its date and based upon and subject to the various assumptions and limitations described in the opinion, the Reclassification was fair from a financial point of view to the unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to the unaffiliated shareholders who will retain their shares. Copies of Northeast Capital's written opinion and updated opinion are attached as Appendices D and E to this Proxy Statement and incorporated herein by reference. You should read both opinions carefully. The opinions do not constitute a recommendation by Northeast Capital to any shareholder as to how the shareholder should vote on the Reclassification at the special meeting or any other matter.

      In reaching its conclusion that the Reclassification is substantively fair to the Company's unaffiliated shareholders who will receive Series A Preferred Stock and who will retain their shares of common stock, the board did not consider the current or historical market price of the Company's common stock, the Company's going concern value, or the liquidation value of the Company's assets to be material for the reasons set forth above.

      The board is not aware of any material contacts, negotiations or transactions, other than in conjunction with the Reclassification as described in "Special Factors--Background of the Reclassification" or as otherwise described herein during the preceding two years for (1) the merger, acquisition or consolidation of the Company into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of the Company; (3) a tender offer for any outstanding shares of the Company common stock; or (4) the election of directors to our board.

Opinion of Financial Advisor

      Our board of directors retained Northeast Capital to act as our financial advisor in connection with the Reclassification. Northeast Capital was selected by our board because it is a recognized national investment banking firm that has substantial experience in the financial institutions industry. As part of its business, Northeast Capital is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.

      At the board's request, Northeast Capital delivered an oral opinion (which opinion was subsequently confirmed in writing) to the board at its June 20, 2007 meeting. Northeast Capital also delivered a presentation to the board on June 20, 2007 entitled, "The Efficacy of a Going Private Transaction," which detailed the financial analyses conducted by Northeast Capital in support of its fairness opinion. On June 21, 2007, Northeast Capital rendered its written opinion to the board that as of such date, the Reclassification of shares of the Company's common stock by shareholders of record of less than 200 shares into the Company's Series A Preferred Stock is fair, from a financial point of view, to the unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to the unaffiliated shareholders who will retain their common shares. Northeast Capital also rendered a fairness opinion letter, dated November 2, 2007, which updated the June 21, 2007 opinion.

      The Company paid Northeast Capital a retainer fee of $25,000 and a fee of $17,500 for the delivery of the June 21, 2007 fairness opinion and the November 2, 2007 updated fairness opinion. In addition, the Company has agreed to reimburse Northeast Capital for all reasonable expenses, incurred by it on the Company's behalf, and to indemnify Northeast Capital against certain liabilities arising from the engagement, including those which may arise under the federal securities laws. Northeast Capital has rendered investment banking services to the Company in the past and may provide additional services in the future. In connection with previous engagements, the Company paid Northeast Capital approximately $147,000 in 2006 for consulting services related to responding to regulatory criticism, developing a capital plan, liquidity plan, strategic plan, profit plan, and assessing the adequacy of management, as well as investment banking advice relating to the sale of the Londonderry loan portfolio and Cambridge branch, and the private placement. In 2007, excluding the services being rendered in connection with the Reclassification, the Company paid Northeast Capital approximately $95,000 to consummate the private placement, branch sale, and loan sale transactions. No future material relationship between Northeast Capital and the Company is currently contemplated.

      In connection with providing its fairness opinion and other services rendered in connection the Reclassification, Northeast Capital received no specific instructions from our board other than to provide the board with an opinion stating whether or not the Reclassification would be fair to all unaffiliated shareholders from a financial point of view. No limitation was imposed on Northeast Capital with respect to the scope of Northeast Capital's investigation in rendering its services.

      The full text of Northeast Capital's fairness opinion dated June 21, 2007, which sets forth the procedures followed, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Northeast Capital, is attached to this Proxy Statement as Appendix D. A copy of Northeast Capital's fairness opinion update letter, dated November 2, 2007, is attached to this Proxy Statement as Appendix E. You are urged to read the attached Northeast Capital fairness opinion, including the update, and the related presentation entitled, "The Efficacy of a Going Private Transaction," carefully and in their entirety. The fairness opinion is addressed to the board and is directed only to the consideration offered to unaffiliated shareholders as a result of the Reclassification. The fairness opinion does not address the Company's underlying business decision to effect the proposed Reclassification, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Reclassification at any shareholder meeting or as to any other matter. The fairness opinion was among many factors taken into consideration by the board in making its determination. The fairness opinion does not address the relative merits of the Reclassification as compared to any alternative business strategies that might exist for the Company or the effect of any other strategy in which the Company might engage. The following summary of Northeast Capital's opinion is qualified in its entirety by reference to the full text of the document.

      Factors Considered. Prior to rendering its opinion, Northeast Capital reviewed and analyzed, among other things, (i) the draft of the Proxy Statement describing the Reclassification, which we assume will correspond in all material respects to the final documents to be mailed to all shareholders, (ii) reports and minutes of meetings provided by the Special Committee, (iii) the Company's annual reports to shareholders and financial statements as filed on Form 10-KSB, as amended, for each of the three years ended December 31, 2004, 2005 and 2006,
(iv) the Company's quarterly reports and financial statements as filed on Form 10-QSB, as amended, for the three, six and nine month periods ending March 31, June 30, and September 30, 2006, respectively, and for the three months ending March 31, 2007, (v) certain information regarding the historical record of reported prices, trading activity and dividend payments of the Company's common stock, (vi) certain forecasts and supporting information prepared by the Company's management with respect to the Reclassification, (vii) discussions with the Company's management regarding the reasons and basis for the Reclassification and management's opinion of future business prospects for the Company, including financial forecasts and projections of the Company prepared by management, (viii) certain reported financial terms of selected recent going private transactions which Northeast Capital deemed to be relevant, (ix) publicly available business financial information regarding the Company, (x) other studies, analyses and investigations, particularly of the banking industry, and such other information as Northeast Capital deemed appropriate. For more information regarding the financial forecasts and projections provided by management see "Fairness Opinion of Northeast Capital - Information Provided by Company to Northeast Capital." Northeast Capital did not obtain, make or receive any independent appraisal or evaluations with respect to the Company's assets or liabilities. It also did not make or receive any analyses or evaluations of the rights of shareholders, creditors or others holding any claims or rights against the Company.

      Information Provided by Company to Northeast Capital. At the June 20, 2007 board meeting, the Company's management presented a financial forecast consisting of a balance sheet and income statement prepared by management for 2007 to 2012. The forecasts were derived from the Company's strategic plan update which incorporated the effects of going private. The forecasts incorporated the following material assumptions:

      - Earning Assets. Earning assets were forecast to grow by 2.4% in the remainder of 2007, 0.9% between December 31, 2007 and December 31, 2008, 4.9% between December 31, 2008 and December 31, 2009, and 7.5% between December 31, 2009 and December 31, 2010. Forecasted growth of the investment portfolio in 2007 and forecasted growth of commercial real estate and residential loan portfolios during 2008, 2009, and 2010 were the most significant contributors to the growth of earning assets.

      - Funding Growth. Funding growth is forecast to consist of growth of deposit liabilities, primarily money market accounts and certificates of deposit. However the Company will continue to implement programs which support the growth of core deposit accounts including savings accounts and checking accounts.

      - Interest Rate Environment. The interest rates used in the forecast were assumed to remain level and the shape of the yield curve was expected to remain relatively flat.

      - Non-Interest Income Growth. Fee income was projected to increase slightly over the forecasted period. The primary sources of the increases were fee income from deposits as well as investment advisory fees. Non-interest income was forecasted to drop by 10.7% in the year ended December 31, 2008 as compared to the same period in 2007 because of one-time items included in 2007. Non-interest income was projected to increase by 5.1% in each of the years ended December 31, 2009 and December 31, 2010.

      - Non-Interest Expense Control. The forecast for non-interest expenses assumed that the Company will continue to emphasize expense controls and expense reductions. Expenses for the year ended December 31, 2008 were forecasted to decrease by 4.4%. Expenses were forecasted to increase by 2.8%, below the estimated rate of inflation and salary increases, in each of the years ended December 31, 2009 and 2010.

The Company's resulting forecast is summarized as follows:

      --------------------------------------------------------------------------
                                                                Net Income
      Year                           Asset Growth              ($thousands)
      --------------------------------------------------------------------------
      2007                              2.39%                    $  951.5
      --------------------------------------------------------------------------
      2008                              0.94%                     1,151.3
      --------------------------------------------------------------------------
      2009                              4.88%                     1,645.8
      --------------------------------------------------------------------------
      2010                              7.50%                     2,093.3
      --------------------------------------------------------------------------
      2011                              7.60%                     2,609.5
      --------------------------------------------------------------------------
      2012                              7.70%                     3,201.9
      --------------------------------------------------------------------------

      Following the presentation of the forecast at the June 20, 2007 board meeting, the board and management discussed the forecast and its underlying assumptions. The board determined that the forecast was supported by the Company's strategic plan and marketing program and determined that Northeast Capital's reliance on the forecast was reasonable. Numerous risks and uncertainties could cause the Company's actual results to be materially different from the results set forth in the forecast, including changes in general economic conditions, local and national market interest rates, monetary and fiscal policies of the federal government, legislative, local competitive environment and regulatory changes and other factors disclosed periodically in the Company's securities filings. The projections of the Company have been prepared by management in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") have been omitted in accordance with such rules and regulations. The Company, however, believes that the disclosures are adequate to make the information presented not misleading.

      Summary of Financial Analyses. In connection with rendering the fairness opinion to the Company's board, Northeast Capital performed a variety of financial and comparative methodologies, which are summarized briefly below. No company used in any analysis as a comparison is identical to the Company and they all differ in various ways. As a result, Northeast Capital applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which the Company is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the fairness opinion, Northeast Capital considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Northeast Capital believes that the summary provided and the analyses described below must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Northeast Capital may have given various analyses or factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described below should not be taken to be Northeast Capital's view of the actual value of the Company.

      The fairness opinion letter rendered by Northeast Capital to the board, dated June 21, 2007, and the updated fairness opinion letter, dated November 2, 2007, were necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the fairness opinion in question. Accordingly, the fairness opinion states that although subsequent developments may affect the fairness opinion, Northeast Capital does not have any obligation to further update, revise or reaffirm its fairness opinion.

      In performing its analyses, with the consent of the board, Northeast Capital assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by the Company to Northeast Capital for purposes of rendering its fairness opinion. Northeast Capital did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material aspects. With regard to the financial forecasts prepared by the Company's management, as well as projections of cost savings, Northeast Capital assumed that this information reflected the best available estimates and judgments of the Company as to the future performance and that the projections provided a reasonable basis upon which Northeast Capital could formulate its fairness opinion. The Company does not normally publicly disclose its internal management projections of the type utilized by Northeast Capital in connection with Northeast Capital's role as a financial advisor to the Company. Actual results could vary significantly from those set forth in the respective projections. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing the Company.

      In providing its opinion, Northeast Capital assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by the Company, as well as all of the materials made available to Northeast Capital by the Company and other public sources. Northeast Capital assumed that no material change in the Company's assets, financial conditions, results of operations, business or prospects had occurred since the most recent financial statements made available to Northeast Capital.

      With the Company's consent, Northeast Capital does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that those allowances by the Company are adequate to cover such losses. In addition, Northeast Capital has not reviewed, and does not assume responsibility for, any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, nor was Northeast Capital provided with those types of appraisals.

      Northeast Capital's analyses included (i) a comparison of certain market multiples between the Company and similar publicly traded companies, (ii) a dividend discount analysis and (iii) an analysis of premiums paid with respect to similar transactions. Northeast Capital also considered the current and historic trading activity and prices of the Company's common stock. Northeast Capital presented a report of these analyses to the board at its June 20, 2007 meeting.

      Historical Performance of the Bank Equity Market

      Northeast Capital first considered the performance of the market for bank equity over the period between August 27, 2004 and ended May 31, 2007. Northeast Capital compared the market performances of the NASDAQ Bank Index and the S&P Banking Index. During this period, the Company's common stock had declined 39.33%, while the NASDAQ Bank Index and the S&P Banking Index had increased 11.10% and 11.81%, respectively.

      Historical Trading Price and Volume

      Northeast Capital then reviewed the trading volume and closing prices of the Company's common stock on each day during the twelve months prior to May 31, 2007 on which a trade had been reported. In analyzing this trading history, Northeast Capital calculated the weighted average closing price per share to be $9.21, $9.56 and $9.26 for the prior twelve months, six months and three months, respectively, ending May 31, 2007. Excluding January 24, 2007 and January 25, 2007, the 52 week high and low intraday prices were $10.50 and $8.10, respectively.

      Recapitalization Premium Analysis

      In addition to the other financial analyses performed by Northeast Capital, Northeast Capital also looked at transactions deemed similar to the Reclassification to determine what premium, if any, has been paid in other transactions deemed similar. In its analysis, Northeast Capital selected 17 transactions deemed comparable during the past two years engaged ultimately to deregister that company's common stock from Exchange Act reporting requirements. The 17 selected transactions included reverse stock splits, reclassifications and cash out mergers conducted by bank or thrift institutions or their holding companies. None of the comparable transactions selected resulted in change of control of the entity. Northeast Capital relied on the reported prices paid by these companies in connection with the comparable transactions and compared those prices to the most recently reported trading prices before announcement of the transactions for the same shares in order to determine the range of premiums paid. In addition, Northeast Capital compared the reported prices to the closing prices on the day the fairness opinions were rendered. By observing premiums paid in other transactions of publicly traded banks, Northeast Capital was able to estimate a range of premiums comparable for this transaction. The results were as follows:

--------------------------------------------------------------------------------
                                 Premium Over Market Value
--------------------------------------------------------------------------------
                  At Announcement(1)              On Day of Fairness Opinion(2)
--------------------------------------------------------------------------------
Maximum                   30.50%                          28.50%
--------------------------------------------------------------------------------
Median                    13.86%                          12.49%
--------------------------------------------------------------------------------
Minimum                    2.42%                           0.00%
--------------------------------------------------------------------------------
Average                   15.70%                          11.30%
--------------------------------------------------------------------------------
(1) - Based on closing trading price on the day prior to announcement of such transaction.
(2) - Based on closing trading price on the day of the fairness opinion.

      Based on the data presented above, Northeast Capital applied a 13.18% premium to the Company's stand-alone valuation derived from the comparable public companies, recent trading activity and the dividend discount analysis to derive a range of fair values per share for the common stock. In the proposed transaction, all common shares held by shareholders owning less than 200 shares will be converted to Series A Preferred Stock on a one share of common stock for one share of preferred stock basis. The liquidation value of the Series A Preferred Stock will equal the greater of book value upon liquidation, the amount to be paid to common shareholders, or $9.05 per share, which was the Company's closing share price on June 21, 2007.

      Comparable Company Analysis

      In order to establish a range of fair values for the Company's common stock, Northeast Capital identified a specific peer group of fifteen companies deemed relevant and looked at historical pricing and other ratios to consider the Company's common stock value. Although these fifteen companies do not exactly match all of the unique financial characteristics of the Company, the group as a whole better reflects certain material financial characteristics of the Company as compared to broad national peer groups. In order to derive the peer group, Northeast Capital selected publicly traded banks and thrifts, excluding mutual holding companies, in New England or New York, with assets between $150 million and $700 million. Northeast Capital then removed companies which (i) had non-performing assets to total assets greater than 1.5%, (ii) were announced as merger targets, and (iii) were publicly traded less than 2 years. Northeast Capital analyzed pricing multiples and financial ratios with respect to the selected peer group (i.e. book value, tangible book value and reported earnings for the last twelve months) and calculated the first and third quartiles, as well as the median, minimum and maximum of such pricing ratios. Shown below is a comparison of the overall performance of the Company to that of the peer group using selected balance sheet and financial measures.

---------------------------------------------------------------------------------------------------------------------------------
                                                                         Net Loan        Deposit                      Tangible
                                                                          Growth          Growth        NPAs to      Equity to
                                                                          (3 Year        (3 Year         Total        Tangible
                            ROAA           ROAE        Efficiency          CAGR)          CAGR)         Assets         Assets
                             (%)           (%)          Ratio (%)           (%)            (%)            (%)           (%)
---------------------------------------------------------------------------------------------------------------------------------
Minimum                      0.12           1.10           60.12           -1.11          -0.72           0.00          5.44
---------------------------------------------------------------------------------------------------------------------------------
1st Quartile                 0.45           3.85           70.45            7.11           2.76           0.05          6.40
---------------------------------------------------------------------------------------------------------------------------------
Median                       0.60           6.92           75.19            9.39           4.04           0.09          8.02
---------------------------------------------------------------------------------------------------------------------------------
3rd Quartile                 0.90           8.86           77.87           15.14           5.19           0.29         10.56
---------------------------------------------------------------------------------------------------------------------------------
Maximum                      1.30          12.65           86.75           21.45          11.84           0.81         25.13
---------------------------------------------------------------------------------------------------------------------------------
First Ipswich               -0.13          -2.76          100.14            7.52           7.49           0.00          4.92
---------------------------------------------------------------------------------------------------------------------------------

Based on the selected ratios above, the Company generally underperformed in comparison to the peer group.

The following table summarizes the range of trading multiples, as of May 31, 2007, of the selected peer group compared to the Company's implied prices based on March 31, 2007 numbers:

------------------------------------------------------------------------------------------------
                                                           Price to
------------------------------------------------------------------------------------------------
                                                                             Last Twelve Months
                                          Book           Tangible Book            Core EPS
------------------------------------------------------------------------------------------------
Multiples
------------------------------------------------------------------------------------------------
1st Quartile                             120.0%             126.0%                 15.08x
------------------------------------------------------------------------------------------------
Median                                   127.0%             133.0%                 18.11x
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                    Price per Share
------------------------------------------------------------------------------------------------
First Ipswich Implied
------------------------------------------------------------------------------------------------
1st Quartile                            $10.01              $7.88                     NA
------------------------------------------------------------------------------------------------
Median                                   10.59               8.31                     NA
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
First Ipswich Implied Plus Transaction Premium
------------------------------------------------------------------------------------------------
1st Quartile                            $11.33              $8.91                     NA
------------------------------------------------------------------------------------------------
Median                                   11.99               9.41                     NA
------------------------------------------------------------------------------------------------

      As illustrated in the table above, Northeast Capital derived a range of stand-alone values of $7.88 to $10.59 per share. Northeast Capital applied a 13.18% transaction premium to the implied stand-alone values of the Company from the comparables to compute adjusted per share values relevant for this transaction. The adjusted per share values range from $8.91 to $11.99.

      No company used in the comparable company analysis is identical to the Company. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

      Dividend Discount Analysis

      Northeast Capital also performed a dividend discount analysis to determine a range of fair values of the Company's common stock based on the present value of expected future dividends to be received. As a basis for performing this analysis, Northeast Capital utilized 2007 - 2011 earnings and dividends per share estimates for the Company, which were based on projections provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of the Company. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share values for the Company's common stock, Northeast Capital utilized several assumptions that, in its judgment, it considered appropriate, relating to the discount rates and terminal year multiples. Northeast Capital discounted the estimated future dividends and terminal value to a present value using discount rates between 10% and 14%. Northeast Capital determined that this was an appropriate range of discount rates based on industry averages for companies similar to the Company. The terminal year price to earnings multiples, based on historic trading multiples of the banking industry, ranged from 14.0x to 17.0x.

--------------------------------------------------------------------------------
Discount Rate                 14x            15x            16x           17x
--------------------------------------------------------------------------------
14.00%                     $ 5.54         $ 5.90         $ 6.27        $ 6.64
--------------------------------------------------------------------------------
13.00%                       5.78           6.16           6.55          6.93
--------------------------------------------------------------------------------
12.00%                       6.04           6.44           6.84          7.24
--------------------------------------------------------------------------------
11.00%                       6.31           6.73           7.14          7.56
--------------------------------------------------------------------------------
10.00%                       6.59           7.03           7.47          7.91
--------------------------------------------------------------------------------

      Northeast Capital calculated that a range of price for the Company's common stock implied by this dividend discount analysis was between $5.54 and $7.91 per share. Northeast Capital applied a 13.18% recapitalization premium to this range of values to compute a range of adjusted per share values relevant to this transaction. The adjusted per share valuation ranged from $6.27 to $8.95, with a median adjusted valuation at $7.49. While the dividend discount analysis is a widely used valuation methodology, it relies on numerous assumptions, including projected dividends, terminal values and discount rates. As such, it often yields the widest range of values as a result of the number of assumptions necessary to employ this model and the high degree of sensitivity to these assumptions. This analysis does not purport to be indicative of the actual values or expected values of the Company's common stock.

      Summary of Fair Value Analyses

      Northeast Capital estimated the fair value of the preferred shares by analyzing the recent market value of the Company's common stock, as well as estimates of the fair values of the Company's common stock using the comparable company analysis and the dividend discount analysis. A transaction premium of 13.18% was then applied to those values due to the involuntary nature of the transaction. The table below summarizes these values:

--------------------------------------------------------------------------------
                                          Low           Median          High
--------------------------------------------------------------------------------
Historical Prices                       $ 9.17(1)       $ 10.41       $13.58(2)
--------------------------------------------------------------------------------
Comparable Company Analysis               8.91            10.37        11.99
--------------------------------------------------------------------------------
Dividend Discount Analysis                6.27             7.49         8.95
--------------------------------------------------------------------------------
(1) - Based on the 52 week low price of $8.10.
(2) - Based on the 52 week high price of $12.00.

Based upon its analyses, Northeast Capital believes that the fair value price range of preferred shares should be $7.49 to $10.41.

      Comparison of Fair Value Price

      Northeast Capital's price range of $7.49 to $10.41 per share represents a discount of 17.24% and a premium of 15.03%, respectively, to the Company's closing price of $9.05 on June 21, 2007.

      Financial Impact Analysis

      In order to measure the impact of the Reclassification on the Company's operating results, financial condition, capital ratios, and unaffiliated shareholders, Northeast Capital also analyzed the pro forma effects of the Reclassification on operating results for the last twelve months ended March 31, 2007 (assuming the Reclassification had been completed on March 31, 2006). In performing this analysis, Northeast Capital utilized the Form 10-QSB for the period ending March 31, 2007 and the Form 10-KSB for the period ending December 31, 2006 and relied on certain assumptions provided by the management of the Company relating to earnings projections, as well as cost savings associated with becoming a non-SEC-reporting company. The Company estimated the annual cost savings related to becoming a non-SEC-reporting company to be $285,000 pre-tax, along with one time cost savings of $200,000 pre-tax and one time expenses of $179,500 pre-tax.

      The following table highlights the expected pro forma impact of the Reclassification on the Company. The actual results achieved may vary materially from the projected results.

--------------------------------------------------------------------------------
LTM Estimated EPS Accretion                                         35.22%(1)
--------------------------------------------------------------------------------
Book Value per Share Dilution                                        0.09%(2)
--------------------------------------------------------------------------------
Tangible Book Value per Share Dilution                               0.29%(2)
--------------------------------------------------------------------------------
Tier 1 Leverage Ratio                                                6.87%(2)
--------------------------------------------------------------------------------
(1) - Excludes one time cost savings of $200,000 for the twelve month period ending March 31, 2007.
(2) - For the period ending March 31, 2007.

      Conclusion. Based upon these factors, limitations, assumptions and analyses, Northeast Capital's report of June 20, 2007, which was provided to the Board, indicates a fair value range of the common stock to be $7.49 to $10.41 per share. As the market price for the Company's shares at that time was approximately $9.05 per share and well within the range, Northeast Capital delivered its fairness opinion dated June 21, 2007 to the board as to the fairness of the consideration being exchanged to the unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification, as well as the unaffiliated holders who will retain their common shares. The fairness opinion was updated as of November 2, 2007 in a separate letter.

Availability of Documents

      Northeast Capital's fairness opinion dated June 21, 2007, as well its updated fairness opinion dated November 2, 2007, are attached as Appendices D and E, respectively, to this proxy statement. In addition, the fairness opinion, as well as Northeast Capital's presentation entitled, "The Efficacy of a Going Private Transaction," will be made available for inspection and copying by seeing our Corporate Secretary at our main office, located at 31 Market Street, Ipswich, Massachusetts 01938, during our regular business hours by any interested shareholder or representative who has been designated in writing. A copy of these materials will also be sent to any interested shareholder or representative who has been designated in writing, upon written request to our Corporate Secretary and at the expense of the requesting shareholder. In addition, these materials were filed as exhibits to the Company's Schedule 13E-3 filed on September 11, 2007 and may therefore also be accessed via the EDGAR system on the SEC website at www.sec.gov.

U.S. Federal Income Tax Consequences of the Reclassification

      This summary discusses the material U.S. federal income tax consequences relating to the Reclassification. This summary does not provide a complete analysis of all potential tax considerations, and the information provided is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Reclassification.

      This summary is limited to holders that hold their common stock as "capital assets" (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or a U.S. Holder (as defined below) whose "functional currency" is not the U.S. dollar). This summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. The following summary does not address all U.S. federal income tax considerations applicable to all categories of investors including, without limitation:

      -     financial institutions;
      -     insurance companies;
      -     tax-exempt organizations;
      -     dealers in securities or currencies;
      -     traders in securities that elect to mark-to-market;
      - persons holding common stock as part of a hedge, straddle or conversion transaction;
      - persons who are considered foreign persons for U.S. federal income tax purposes; and
      - persons who acquired or acquire shares of the Company common stock pursuant to the exercise of employee stock options or otherwise as compensation.

      As used herein, the term "U.S. holder" means a beneficial owner of the common stock for U.S. federal income tax purposes that is:

      -     an individual who is a citizen or resident of the United States;
      - a corporation created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia;
      - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
      - a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of common stock that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the Reclassification.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE
RECLASSIFICATION AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS AND FOREIGN, STATE AND LOCAL LAWS.

      U.S. Federal Income Tax Consequences to U.S. Holders Receiving Series A Preferred Stock in the Reclassification. The Reclassification will be treated as a "recapitalization," which is considered a "tax-free" reorganization under
Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Accordingly, a U.S. holder who receives Series A Preferred Stock in the Reclassification should not recognize any gain or loss. Further, the U.S. holder's basis in the Series A Preferred Stock should be the same as such holder's basis in his or her common stock surrendered in the Reclassification, and the period such holder is considered to have held the Series A Preferred Stock should include the period the holder held his or her common stock of the Company surrendered in the Reclassification.

      While ordinarily the receipt of stock, such as the Series A Preferred Stock, in a transaction such as the Reclassification will not result in a taxable transaction for U.S. federal income tax purposes, certain types of stock, such as "nonqualified preferred stock" may not be exchanged "tax-free" in a reorganization. If the Series A Preferred Stock were treated as "nonqualified preferred stock," a U.S. holder would recognize gain or loss equal to the difference between the fair market value of the Series A Preferred Stock received and such holder's tax basis in the common stock exchanged. A U.S. holder's tax basis in common stock will generally equal the amount such holder paid for their stock.

      In general, "nonqualified preferred stock" is preferred stock if (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issue of such stock; (2) the issuer (or a related person) is required to redeem or purchase such stock within 20 years of the date of issue of such stock; (3) the issuer (or a related person) has the right to redeem or purchase the stock within 20 years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised; or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Furthermore, in general, "preferred stock" is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock shall not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

      The Series A Preferred Stock should not be considered either "preferred stock" or "nonqualified preferred stock" for federal income tax purposes because:

      - the amount distributed with respect to a share of the Series A Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of the Company's common stock; and

      - the Series A Preferred Stock automatically will convert to common stock on a share-for-share basis in the event of a transaction that results in a Change in Control of the Company.

      Federal Income Tax Consequences to U.S. Holders Who Do Not Receive Series A Preferred Stock in the Reclassification. U.S. holders who remain common shareholders following the Reclassification will not recognize gain or loss as a result of the Reclassification. The Reclassification will not affect the adjusted tax basis or holding period of any shares of the Company's common stock that a U.S. holder continues to own after the Reclassification.

      Federal Income Tax Consequences to the Company and the Bank. Neither the Company nor the Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

      Federal Income Tax Consequences to Shareholders who Exercise their Appraisal Rights and Receive Cash for their Common Stock. A holder of the Company's common stock who exercises his or her right to dissent and receive cash in exchange for his or her common stock generally will recognize capital gain or loss with respect to those shares equal to the difference between the amount of cash received and his or her basis in the common stock, so long as he or she no longer holds shares of the Company's common stock after the Reclassification. Generally, such gain or loss will be long-term capital gain or loss if the shares have been held by the shareholder for more than one year or short-term capital gain if the shareholder has held the common stock for one year or less. Long-term capital gain is generally subject to federal income taxation at a maximum rate of 15%, while short-term capital gain is taxed at ordinary income tax rates of up to 35% for federal income tax purposes. If the shareholder either actually or constructively owns shares of the Company's stock after the Reclassification, the full amount of cash received for the shares (without reduction for any basis in the shares of stock cancelled in the Reclassification) may be taxable to the shareholder as a dividend, instead of giving rise to long-term capital gain or loss, unless the shareholder satisfies one of the tests for redemption treatment contained in Section 302 of the Code. Currently, dividend income also is subject to federal income taxation at a maximum rate of 15%. The redemption rules of Section 302 of the Code and the Code's constructive ownership rules are, in part, fact specific as to a shareholder's particular situation. Accordingly, shareholders who exercise their right to dissent and who continue to actually or constructively own shares of the Company's stock after the Reclassification should consult their tax advisers to determine whether they satisfy any of the redemption tests of Section 302 of the Code after application of the constructive ownership rules. Any capital loss resulting from a shareholder's exercising his or her right to dissent and the receipt of cash may be subject to limitation as to the amount of loss that may be deducted by the shareholder.

The preceding discussion of material U.S. federal income tax considerations is for general information only. It is not tax advice. Each shareholder should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of the Reclassification.

PRO FORMA EFFECT OF THE RECLASSIFICATION

      The following selected pro forma financial data illustrates the pro forma effect of the Reclassification on our consolidated financial statements as of and for the nine months ended September 30, 2007, and as of and for the year ended December 31, 2006. Management has prepared this information based on its estimate that 12,081 shares of common stock will be reclassified into 12,081 shares of Series A Preferred Stock in the Reclassification and that the transaction expenses related to the Reclassification will be $179,500. Please see "Financial Information About the Company--Pro Forma Consolidated Financial Information" for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Consolidated Financial Data

(In thousands except per share data)      As of and for the    As of and for the
                                          nine months ended       year ended
                                          September 30, 2007   December 31, 2006
                                          ------------------   -----------------
Net interest income                          $    7,195           $  11,039
Provision (credit) for loan losses                   14                  36
Non-interest income                               3,811               4,245
Non-interest expenses                            10,573              17,277
Income tax provision (benefit)                      286                (693)
Net income (loss)                                   133              (1,336)

PER COMMON SHARE
Basic income (loss) per share                      0.06               (0.61)
Diluted income (loss) per share                    0.06               (0.61)
Book value                                         8.17                7.97

AT PERIOD END
Total assets                                    291,288             332,595
Stockholders' equity                             19,149              17,691
Common shares outstanding                         2,333               2,208
Series A Preferred shares outstanding                12                  12

Weighted average shares outstanding:
     Basic                                        2,321               2,208
     Diluted                                      2,336               2,220


                PROPOSAL 1: APPROVAL OF THE ARTICLES OF AMENDMENT

Description of the Articles of Amendment

      Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of our common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders owning fewer than 200 shares of common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. All other shares will remain outstanding and will be unaffected by the Reclassification.

      Determination of Shares "Held of Record." Shareholders who are the record holders of fewer than 200 shares of our common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. A record holder of 200 or more shares will be unaffected. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Articles of Amendment are based on the number of shares held of record without regard to the ultimate control of the shares.

      A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker.

      As a result, a single shareholder with 200 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 200 shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 200 or more shares, or acquire additional shares in the market prior to the effective date of the Reclassification, or place all of the shares into a "street name" account with a broker holding 200 or more shares.

      Effect on Outstanding Warrants and Stock Options. The holders of our outstanding warrants and stock options will continue to hold those securities. The terms of the warrants and options will not be affected by the Reclassification.

      Legal Effectiveness. As soon as practicable after shareholder approval, we will file the Articles of Amendment with the Secretary of the Commonwealth of Massachusetts and will send a Letter of Transmittal to all record holders of common stock who are entitled to receive Series A Preferred Stock in the Reclassification directing them to submit their common stock certificates for exchange. The Reclassification will be effective upon the filing of the Articles of Amendment with the Secretary of the Commonwealth of Massachusetts. We anticipate that this will occur shortly after the special meeting of shareholders.

      On the effective date of the Reclassification, each shareholder who owns fewer than 200 shares of record immediately prior to the Reclassification will not have any rights as a common shareholder and will instead have the rights of a Series A Preferred shareholder.

      Exchange of Stock Certificates for Series A Preferred Stock. The Letter of Transmittal will provide the means by which shareholders will surrender their common stock certificates and obtain the Series A Preferred Stock certificates to which they are entitled. If certificates evidencing common stock have been lost or destroyed, we may, in our sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact us as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.

      Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock certificates in the Reclassification. We will bear these costs.

      The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series A Preferred Stock certificates as soon as practicable after the effective date of the Reclassification.

      Conditions and Regulatory Approvals. Aside from shareholder approval of the Articles of Amendment, the Reclassification is not subject to any conditions or regulatory approvals.

      Suspension of SEC Registration. Pursuant to Section 15(d) of the Exchange Act, our reporting obligations with the SEC will be automatically suspended as of January 1, 2008, the first day of our new fiscal year, if we have fewer than 300 common shareholders of record at such time. Upon the completion of the Reclassification, we will have approximately 244 common shareholders of record and approximately 158 Series A Preferred Stock shareholders of record. We will not be able to apply for the immediate suspension of our SEC reporting obligations after the effective date of the Reclassification because of our inability to file pre-acquisition audited financial statements for the Boston Branch in connection with its acquisition.

      Suspension of our SEC reporting obligations will substantially reduce the information we are required to furnish to our shareholders and to the SEC. Furthermore, our affiliated shareholders will be deprived of the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act unless the Company elects to provide current public information about itself to the investing public.

      We estimate that suspension of our SEC reporting obligations will save the Company approximately $285,000 per year in legal and accounting fees, printing costs, management time and other expenses. See "Special Factors--Effects of the Reclassification on the Company."

Source of Funds and Expenses

      We will pay all of the expenses related to the Reclassification. We estimate these expenses will be as follows:

SEC filing fees                                                        $  2,000
Legal fees                                                              125,000
Accounting fees                                                           5,000
Financial advisor fees                                                   42,500
Printing, mailing costs, and miscellaneous                                5,000
                                                                       --------
   Total                                                               $179,500
                                                                       ========

      We intend to pay the expenses related to the Reclassification with existing working capital. We believe our working capital is adequate to cover the expenses of the Reclassification, and therefore we have not arranged for any alternative financing arrangements to cover these expenses.

Appraisal Rights

      Section 13.02 of the MBCA provides that a shareholder is entitled to dissent from and obtain payment for the fair value of his or her shares under certain conditions in the event of specified corporate actions. One such action which triggers these "appraisal rights" is an amendment to the Company's Articles of Organization which materially and adversely affects the dissenters' shares because it alters or abolishes stated rights or preferences of the shares owned by the dissenter. Therefore, the shareholders of the Company who are to receive shares of Series A Preferred Stock in exchange for their shares of common stock and take the necessary steps to perfect their appraisal rights are entitled to dissent from the Reclassification and Articles of Amendment and obtain payment for the fair value of their shares which are being reclassified pursuant to the Reclassification under Part 13 of the MBCA ("Part 13"). A copy of Part 13 is attached hereto as Appendix C.

      A Company shareholder who wishes to assert appraisal rights must follow the very specific requirements set forth in Part 13. In addition to certain other requirements, a dissenting shareholder must deliver to the Company before the special meeting, a written notice (the "Intent Notice") of that shareholder's intent to demand payment for his shares if the Reclassification is effected. The dissenting shareholder must also not vote his shares in favor of the proposed Reclassification. Failure to comply with these and other requirements set forth in Part 13 will constitute a waiver of the shareholder's right to dissent.

      If the Reclassification is approved by the Company's shareholders, and the Reclassification is consummated, the Company will mail by registered or certified mail, return receipt requested, a written notice to all shareholders who properly delivered an Intent Notice and satisfied the requirements of a dissenting shareholder set out in Part 13 (a "Dissenters' Notice") no later than 10 days following shareholder approval of the Reclassification. The shareholder who receives a Dissenters' Notice must demand payment and deposit his or her certificates for the shares of Company common stock in accordance with the terms of the Dissenters' Notice. The shareholder will have at least 30 days to determine if he wants to demand payment in accordance with the terms of the Dissenters' Notice. A shareholder who does not satisfy the foregoing requirements is not entitled to payment for his or her shares under Part 13.

      Upon receipt of the qualified dissenting shareholder's payment demand(s), we will offer to pay, subject to the qualified dissenter properly demanding payment and depositing his share certificates, the amount we estimate to be the fair value of the Company common stock owned by such shareholders at the effective time of the Reclassification, plus interest accrued to the date of payment, and we will pay this amount to the dissenters.

      Under certain terms and conditions specified in Part 13, a dissenter may notify the Company in writing of his own estimate as to the fair value of his shares and the amount of interest due, and that dissenter may demand payment of the excess amount over the Company's payment and interest due. The shareholder waives the right to demand payment if he fails to demand additional payment in accordance with Part 13.

      Part 13 also sets forth the procedure to be followed in the event that a demand for payment remains unsettled. This procedure involves an appraisal proceeding in which the court may appoint one or more persons as an appraiser to receive evidence and recommend a decision on the question of fair value.

      A beneficial owner who is not the record owner may assert Appraisal Rights as to any shares held on his behalf only if (i) we receive the record shareholder's written consent to the dissent prior to or simultaneously with the beneficial shareholder's assertion of Appraisal Rights and (ii) he does so with respect to all shares of which he is the beneficial owner.

      The foregoing is only a summary of the rights of dissenting shareholders under the MBCA. Because Part 13 contains more detailed provisions and requirements, each dissenting shareholder should carefully review the text of
Part 13 attached hereto as Appendix C and should also consult with his or her own legal counsel concerning the specific procedures and available remedies under Part 13. Any failure to follow this specific procedure set forth in Part 13 may result in a shareholder losing the right to claim fair value as described above.

      As discussed above, you are advised that any notice of intent to demand payment pursuant to Part 13 must be in writing and must be received by the Company prior to the vote at the special meeting. If you desire to mail your Intent Notice to demand payment, you should mail such notice to the Company at the address set forth at the beginning of this Proxy Statement.

      As previously stated, in order to exercise Appraisal Rights, you must not vote in favor of the Reclassification and must give the written notice required by Part 13. Your vote against the Reclassification alone will not satisfy the written notice requirement. You must deliver a separate written notice to the Company.

Reservation of Rights

      The board reserves the right to abandon the Reclassification without further action by our shareholders at any time before the filing of the necessary amendment to our Articles of Organization with the Secretary of the Commonwealth of Massachusetts, even if the Reclassification has been approved by our shareholders at the special meeting. By voting in favor of the Reclassification you also are expressly authorizing the board to determine not to proceed with the Reclassification if it should decide on that course of action.

                      ADDITIONAL INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting


      We are soliciting proxies through this proxy statement for use at the special meeting of the Company's shareholders. The special meeting will be held at 8:30 a.m. on December 21, 2007, at our main office at 31 Market Street, Ipswich, Massachusetts 01938.


Record Date and Mailing Date


      The close of business on November 14, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about November 19, 2007.


Number of Common Shares Outstanding

      As of the close of business on the record date, the Company had 4,000,000 shares of common stock, par value $1.00 per share, authorized, of which 2,344,630 shares were issued and outstanding. Each issued and outstanding share is entitled to one vote on all matters presented at the meeting. No shares of preferred stock were issued and outstanding as of the record date.

Proposal to be Considered

      Shareholders will be asked to vote on the Articles of Amendment, which provide for the Reclassification of each share of our common stock held by record holders of fewer than 200 shares of common stock into one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. The terms of the Articles of Amendment and the Reclassification are described beginning on page __. The full text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement, and the terms of the Series A Preferred Stock are contained in Appendix B. The Reclassification is designed to reduce our number of shareholders of record to below 300.

Appraisal Rights

      Shareholders are entitled to appraisal rights in connection with the proposal to amend our Articles of Organization to effect the Reclassification. See "Appraisal Rights" and Appendix C.

Procedures for Voting by Proxy

      If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Articles of Amendment and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

      You can revoke your proxy at any time before it is voted by delivering to Timothy L. Felter, Chief Financial Officer, 31 Market Street, Ipswich, Massachusetts 01938, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

      A quorum will be present at the meeting if a majority of the issued and outstanding shares of the Company's common stock are represented in person or by valid proxy. Based on the 2,344,630 shares issued and outstanding as of the record date, a quorum will consist of 1,172,315 shares represented either in person or by proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

      Approval of the Articles of Amendment requires the affirmative vote of at least two-thirds of the issued and outstanding shares of the Company's common stock. On September 4, 2007, the Company's directors and executive officers owned approximately 1,125,143 shares, representing approximately 47.99% of the issued and outstanding shares of common stock as of that date, and if they had exercised all of their vested options and warrants, they would have owned 48.08% of the issued and outstanding shares. Every director and executive officer has indicated that he intends to vote his shares in favor of the Articles of Amendment.

      Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than voted against the matter.

      Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 2,344,630 shares outstanding as of the record date, a quorum will consist of 1,172,315 shares represented either in person or by proxy.

      Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to the proposal to approve the Articles of Amendment. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the approval of the Articles of Amendment but will not affect the outcome of any other proposal properly brought before the meeting.

Solicitation of Proxies

Proxies are being solicited by our board, and we will pay all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                          INFORMATION ABOUT THE COMPANY

Overview

      First Ipswich Bancorp. First Ipswich Bancorp was organized in 1985 as a Massachusetts-chartered bank holding company. The Company is headquartered in Ipswich, Massachusetts. As a bank holding company, the Company is subject to regulation by the Federal Reserve Board. Through the Company's wholly-owned subsidiary, The First National Bank of Ipswich, the Company currently provides community banking services to its principal market area of northeastern Massachusetts and its secondary market areas of Boston, Massachusetts and Portsmouth, New Hampshire. As of September 30, 2007, we had $291.5 million in consolidated assets, $225.2 million in deposits and $19.3 million in shareholders' equity.

      The First National Bank of Ipswich. The Bank was founded in 1892. The Bank is a national banking association chartered under the National Bank Act. Its deposits are insured by the FDIC, and it is subject to regulation by the OCC and the FDIC. The Bank offers a full range of retail banking services to individuals, businesses, and nonprofit organizations, currently through eight
(8) banking offices located in the Bank's primary and secondary markets. Such services include a wide range of retail checking and savings accounts, loans, safe deposit facilities, and automated teller machines at select branch locations.

      The Bank also provides lending, depository and related financial services to commercial, industrial, financial, and governmental customers. These services include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and mortgage loans.

      As of September 30, 2007, the Company, including the Bank and its subsidiaries, had 100 employees, of whom 76 were full-time. None of these employees is covered by a collective bargaining agreement and we believe that our employee relations are good.

Directors and Executive Officers

     The following table sets forth, as to each of the Company's directors and executive officers and certain significant employees of the Company's subsidiaries, such person's age, position, principal occupation, principal business address (if other than the Company), and the period during which such person has been in such position at the Company or a subsidiary. Each director of the Company is also a director of the Bank.

                                                         Position (and Principal Occupation and                 Director (Officer)
          Name                        Age       Principal Business Address (if other than the Company)(1)              since
          ----                        ---       ---------------------------------------------------------              -----
Robert R. Borden, III                 64               Director (President & CEO, LandVest, Inc.,                      1992
                                                  Ten Post Office Square, Boston, Massachusetts 02109)
Maryjon Brett                         42            Senior Vice President - Information Technology &                   2006
                                                                   Operations of Bank
Russell G. Cole                       49        Director and President & CEO of the Company and Bank (2)               2006
Timothy R. Collins                    43                 Director (President, EBSCO Publishing,                        2003
                                                     10 Estes Street, Ipswich, Massachusetts 01938)
Janice M. Costa                       37             Senior Vice President - Retail Banking of Bank                    2006
Dr. C. Russell de Burlo, Jr.          82                  President & CEO of The de Burlo Group                        2004
Craig H. Deery                        59              Director (Private Investor, 44 School Street,                    2005
                                                                  Manchester, MA 01944)
John P. DiIorio, Jr.                  44                 Senior Vice President - Lending of Bank                       2003
Robin W. Dushman                      58               Senior Vice President of The de Burlo Group                     2004
Timothy L. Felter                     46            Senior Vice President & CFO and Treasurer of the                   2006
                                                                  Company and Bank (3)
Stephanie R. Gaskins                  67            Director (Community Volunteer), 136 County Road,                   1995
                                                                    Ipswich, MA 01938
Neil St. John Raymond                 63                Chairman of Board of the Company and Bank                      1969
                                                        (President, Raymond Property Company LLC,
                                                  306 Dartmouth Street, Boston, Massachusetts 02116)(4)
Neil St. John Raymond, Jr.            29            Director (Project Manager, Cabot, Cabot & Forbes,                  2003
                                                             125 Summer Street, Suite 1800,
                                                           Boston, Massachusetts 02110) (4)(5)
William J. Tinti                      67          Director (Attorney-Tinti, Quinn, Grover & Frey, P.C.,                2002
                                               27 Congress Street, Suite 414, Salem, Massachusetts 01970)

(1) Unless otherwise noted, the principal occupation of each individual set forth above has been the principal occupation of such individual for the past five years. In addition, except as otherwise provided above, the address of the employers of the directors and executive officers are the same as those of the Company.

(2) Mr. Cole was the President - Northern Division of the Bank from November 2004 through June 2006 when he was appointed President and Chief Executive Officer. Prior to joining the Bank in November 2004, Mr. Cole was the President and Chief Executive Officer of GBSI Insurance Group from February 2003 to June 2004, located at 501 Islington Street, Portsmouth, NH 03801. Mr. Cole was also the President and Chief Executive Officer of Ocean National Bank from November 1995 to February 2003, located at 325 State Street, Portsmouth, New Hampshire 03801.

(3) Mr. Felter joined the Company and Bank as Senior Vice President and Chief Financial Officer and Treasurer on March 20, 2006. Prior to joining the Company, Mr. Felter served in a number of positions at Lawrence Savings Bank from 1990 through 2006, including Senior Vice President & Chief Financial Officer, Senior Vice President - Residential Lending, Executive Vice President - Personal Banking, and Investment Officer. Lawrence Savings Bank is located at 30 Massachusetts Avenue, North Andover, Massachusetts 01845.

(4)   Mr. Raymond is the father of Mr. Raymond, Jr.

(5) Mr. Raymond, Jr. has been a project manager with Cabot, Cabot & Forbes since March 2005. Prior to that, Mr. Raymond, Jr. was a project manager for Raymond Property Company, 306 Dartmouth Street, Boston, Massachusetts 02116. Mr. Raymond, Jr., is the son of Mr. Raymond, the Company's chairman and largest shareholder.

      All of the persons listed and discussed above are U.S. citizens. During the past five years, none of them had been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors.

      No director of the Company is also a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Stock Ownership by Significant Shareholders

     The following table and related notes set forth certain information as of September 4, 2007 with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding common stock: The table also sets forth the number and approximate percentage of shares of common stock that the persons named in the table would beneficially own after the effective date of the Reclassification on a pro forma basis, assuming 12,081 shares are exchanged for Series A Preferred Stock in the Reclassification and there are no changes in the named person's ownership between September 4, 2007 and the effective date of the Reclassification.

     Name and Address of                     Amount and Nature of      Percent of Class before     Percent of Class after
     Beneficial Owner(1)                     Beneficial Ownership          Reclassification           Reclassification
     -------------------                     --------------------          ----------------           ----------------
Joseph A. Brear, Jr., Trustee, Raymond          338,720 (2)(3)                   14.26                     14.33
Children's Trust 1981
c/o Craig and Macauley, PC
600 Atlantic Avenue
Boston, MA  02210(2)

Neil St. John Raymond                         1,000,588 (4)(5)(6)                42.12                     42.33
34 Heartbreak Road
Ipswich, MA 01938(3)(4)

(1) For purposes of this chart, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if a person directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of such security or preventing the vesting of such beneficial ownership. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within sixty (60) days. Unless indicated in another footnote to this table, a person has sole voting and investment power with respect to the shares set forth opposite his or her name.

(2) 230,720 shares owned by Joseph A. Brear, Jr., Trustee, Raymond Children's Trust 1981 (the "Children's Trust") have been pledged to Mr. Eyk Van Otterloo as collateral for certain obligations. The pledge agreements between the Children's Trust and Mr. Van Otterloo provide that Mr. Van Otterloo shall have the power to vote and/or sell all of the pledged shares upon default by the Children's Trust.

(3) In addition to the 230,720 shares of the Children's Trust pledged to Mr. Van Otterloo, the Children's Trust has pledged 100,000 shares to Eastern Bank as collateral to secure certain obligations.

(4) Includes 1,808 shares with respect to which Mr. Raymond shares voting and investment power with one other person. Also includes 1,400 shares Mr. Raymond has the right to acquire through the exercise of rights under a warrant agreement.

(5) 997,380 shares of Mr. Raymond's common stock and a warrant to purchase 1,400 shares of common stock have been pledged to Windham Realty II Limited Liability Company ("Windham Realty II") as collateral for certain obligations. 997,380 of such shares of Mr. Raymond's common stock have also been pledged to Joseph A. Brear, Jr., Trustee, the Children's Trust and to Joseph A. Brear, Jr., Trustee, The Buttonwood Trust (collectively, the "Trusts") as collateral for certain obligations, subject to the prior pledge to Windham Realty II.


Stock Ownership by Directors and Executive Officers

      The following table and related notes set forth information as of September 4, 2007 regarding the beneficial ownership of the Company's common stock by each of the Company's and the Bank's directors and executive officers, and by all of the Company's and the Bank's executive officers and directors as a group.

                                                                                            Percent of Class     Percent of Class
                                                               Amount and Nature of              before               after
         Name and Address of Beneficial Owner(1)            Beneficial Ownership (2)(3)     Reclassification     Reclassification
         ---------------------------------------            ---------------------------     ----------------     ----------------
Neil St. John Raymond, Chairman of the Board                            1,000,588                42.68%               42.89%
Robert R. Borden, III, director                                            34,670                 1.48%                1.49%
Maryjon Brett, SVP of Information Technology &
   Operations of Bank                                                         200                   *                    *
Russell G. Cole, President & CEO                                            1,800                   *                    *
Timothy R. Collins, director                                               26,293                 1.13%                1.13%
Janice M. Costa, SVP of Retail Banking of Bank                                920                   *                    *
Dr. C. Russell de Burlo, Jr.                                                1,000                   *                    *
Craig H. Deery, director                                                   23,500                   *                    *
John P. DiIorio, Jr., SVP - Lending                                         1,150                   *                    *
Robin W. Dushman, SVP of The de Burlo Group                                 1,800                   *                    *
Timothy L. Felter, SVP and CFO                                              7,600                   *                    *
Stephanie R. Gaskins, director                                             10,652                   *                    *
Neil St. John Raymond, Jr., director                                        4,890                   *                    *
William J. Tinti, director                                                 27,130                 1.16%                1.16%

   All Directors and Executive Officers as a Group                      1,142,193                48.08%               48.33%

*     One percent or less.

(1) All business addresses and the business telephone number of the listed officers and directors are care of First Ipswich Bancorp, 31 Market Street, Ipswich, MA 01938, (978) 356-3700. Additionally, the beneficial share ownership of each of the persons listed in the table set forth above may be outright or deemed due to ownership by an entity or person with whom such person is related or otherwise affiliated.

(2) Totals include warrants issued January 26, 2007 to Messrs. Borden, Cole, Collins, Deery, DiIorio, Felter, Raymond, Raymond, Jr., and Tinti and Ms. Gaskins in the amounts of 625, 250, 2500, 2500, 125, 1100, 1400, 25, 2500, and 25, respectively.

(3) Totals include vested stock options (1,000 each) that were granted May 18, 2007 to Messrs. Borden, Collins, Deery, Raymond Jr. and Tinti and Ms. Gaskins.

Recent Transactions in the Company's Stock

      Neither the Company nor any of its executive officers, directors, affiliates or subsidiaries has engaged in any transaction in the Company's common stock during the past sixty (60) days.

Prior Stock Purchases

      The following table sets forth information with respect to purchases of shares of the Company's common stock, if any, by our executive officers and directors during the past two years, or since becoming an affiliate, whichever is later. During the past two years, we have not repurchased any shares of our common stock.

-----------------------------------------------------------------------------------------------------------------------------
Name                                     Quarter Ended       Number of Shares       Price Range(s)      Average Price Paid
----                                     -------------       ----------------       --------------      ------------------
-----------------------------------------------------------------------------------------------------------------------------
Robert R. Borden, III                      03/31/2007               3,125             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Russell G. Cole                            03/31/2007               1,250             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Timothy R. Collins                         03/31/2007              12,500             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Craig H. Deery                             03/31/2007              12,500             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
John P. DiIorio, Jr.                       03/31/2007                 625             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Timothy L. Felter                          03/31/2007               5,500             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Stephanie R. Gaskins                       03/31/2007                 125             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Neil St. John Raymond                      03/31/2007               7,000             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
Neil St. John Raymond, Jr.                 03/31/2007                 125             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------
William J. Tinti                           03/31/2007              12,500             $8.00/share              $8.00
-----------------------------------------------------------------------------------------------------------------------------

Related Party Transactions

      The Company, through its wholly-owned bank subsidiary, has had, currently has, and expects to continue to have in the future, banking (including loans and extensions of credit) transactions in the ordinary course of its business with its directors, executive officers, members of their families and associates. Such banking transactions have been and are on substantially the same terms, including interest rates, collateral and repayment conditions, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. At June 30, 2007, the aggregate outstanding extensions of credit to all directors, officers, principal shareholders and members of their respective immediate families and trusts in which they have a substantial beneficial interest, or as to which they serve as trustee, as a group, were $515,000 an amount which was equal to 1.8% of the Company's total capital.

Stock Option Plans

      On March 31, 2004, the shareholders of the Company approved the First Ipswich Bancorp 2004 Incentive Stock Option Plan (the "ISO Plan") for key employees of the Company and its subsidiaries. Under the ISO Plan, the board of directors may grant options to purchase shares of the Company's common stock to key employees who are deemed capable of making substantial contributions to the management and operations of the Company.

      The board of directors will administer the ISO Plan and will determine which employees shall be granted options, the number of options granted, the times when the options will vest, and the exercise price of the option. The ISO Plan provides that the board may grant options to purchase an aggregate of 200,000 shares of the Company's common stock, subject to adjustments in the event of stock splits, stock dividends or reclassification, recapitalization or other possible future changes. The ISO Plan shall terminate on February 18, 2014 and no options may be granted thereafter. The board may at any time modify, amend or terminate the ISO Plan, except that approval of the holders of at least a majority of the common stock of the Company is required in certain circumstances such as increasing the amount of shares that may be granted under the plan, increasing the maximum amount of options that may be granted to an individual employee or extending the plan's termination date.

      The options granted under the ISO Plan are incentive stock options. They are entitled to favorable tax treatment if certain conditions are satisfied. These conditions include approval of the stock option plan by the Company's shareholders, the exercise price may not be less than the fair market value of the Company's common stock at the time the option is granted (or 110% of such value in certain circumstances), the option must be exercised within 10 years after it is granted (or 5 years in certain circumstances) or within three months after the employee is no longer employed by the Company, the option is generally nontransferable, the value of the shares subject to the option which vest in any one year cannot exceed $100,000 as determined at the time the option is granted, and the employee has not sold the common stock acquired by the exercise of any option during the periods two years after the date of grant or one year from the date of exercise. An option may be exercised by the payment in full of the option price for the shares to be purchased. If an option expires or terminates for any reason without being exercised, the shares represented by the option will again be available for grant under the stock option plan.

      As of the date hereof, the board has granted options to the following senior managers which vest over four years, beginning on the first anniversary of the grant date.

                                                                                                                   Number of
Name and Title of Employee                                      Date of Grant            Exercise Price             Options
--------------------------                                      -------------            --------------             -------
Neil St. John Raymond, Chairman                                  May 16, 2007             $10.45/share                  7,500
Russell G. Cole, President                                       May 16, 2007             $9.50/share                  10,000
Timothy L. Felter, SVP and CFO                                   May 16, 2007             $9.50/share                   8,000
Maryjon Brett, SVP Operations and Information Systems            May 16, 2007             $9.50/share                   5,500
Maryjon Brett, SVP Operations and Information Systems           July 18, 2007             $9.25/share                   2,500
Janice Costa, SVP Retail Banking                                 May 16, 2007             $9.50/share                   5,500
Janice Costa, SVP Retail Banking                                July 18, 2007             $9.25/share                   2,500
John DiIorio, SVP, Sr. Lending Officer                           May 16, 2007             $9.50/share                   7,500
John DiIorio, SVP, Sr. Lending Officer                          July 18, 2007             $9.25/share                     500

      On March 17, 2004, the Company adopted the First Ipswich Bancorp 2004 Directors Plan (the "Directors Plan") to provide for the issuance of stock options to directors. Under the Directors Plan, the board may grant options to purchase shares of the Company's common stock to directors.

      The board of directors will administer the Directors Plan, and will determine which directors will be granted options, the times when the options will vest, and the exercise price of the options, which shall not be less than the fair market value of the common stock of the Company on the date of grant of the option. The aggregate number of shares of the Company's common stock for which options may be granted under the Directors Plan is 20,000 shares, subject to adjustments in the event of stock splits, stock dividends or reclassification, recapitalization or other possible future changes. The Directors Plan terminates in 2014 and no options may be granted thereafter. The board of directors may at any time modify, amend or terminate the Directors Plan. The options granted under the Directors Plan are non-qualified options, which do not qualify for special tax treatment under the Internal Revenue Code.

      On May 16, 2007, the board granted Messrs. Borden, III, Collins, Deery, Raymond, Jr., and Tinti and Ms. Gaskins (the non-employee directors) 2,000 options each, of which 1,000 vested immediately with the remaining options vesting over four years.

Market for Common Stock and Dividends

      The Company's common stock has been quoted on the NASD OTCBB since August 24, 2004 under the symbol "FIWC." Our common stock is not listed on an exchange and has historically been thinly traded. As of August 10, 2007, the Company had 402 shareholders of record and 2,344,630 shares of common stock outstanding.

      The following table sets forth market price and dividend information for the Company's common stock for the last two years ended September 30, 2007. The information in the tables below reflects Over-the-Counter Market quotes, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Year Ended
December 31, 2007           High Price       Low Price       Average Price       Dividends per Share
-----------------           ----------       ---------       -------------       -------------------

First Quarter                 $12.00           $8.50             $9.27                 $0.0000
Second Quarter                 $9.50           $9.00             $9.20                 $0.0000
Third Quarter                  $9.50           $8.75             $9.08                 $0.0000

Year Ended
December 31, 2006           High Price       Low Price       Average Price       Dividends per Share
-----------------           ----------       ---------       -------------       -------------------

First Quarter                 $12.50          $10.25            $11.04                 $0.0125
Second Quarter                $11.00           $9.50            $10.22                 $0.0125
Third Quarter                  $9.75           $8.10             $8.86                 $0.0000
Fourth Quarter                 $8.75           $8.15             $8.53                 $0.0000

Year Ended
December 31, 2005           High Price       Low Price       Average Price       Dividends per Share
-----------------           ----------       ---------       -------------       -------------------

Fourth Quarter                $13.00          $10.25            $11.45                 $0.0125

      Payment of dividends on the Company's common stock is subject to determination and declaration by the board and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, including limitations arising under the Bank's Formal Agreement with the OCC, the Company's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

Description of Capital Stock

      The authorized capital stock of First Ipswich Bancorp consists of 4,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, 2,344,630 shares of common stock were issued and outstanding and were held of record by approximately 402 shareholders. We estimate the number of shares of common stock outstanding after the Reclassification will be approximately 2,332,549 shares. As of the record date, no shares of preferred stock were issued or outstanding. We estimate that the number of shares of Series A Preferred Stock outstanding after the Reclassification will be approximately 12,081 shares. The exact number of shares of common stock and Series A Preferred Stock outstanding after the Reclassification will depend on the number of shares of common stock that are reclassified into Series A Preferred Stock. The following summary describes the material terms of our capital stock.

      Common Stock. All holders of our common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the board, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the common shareholders. We may pay dividends in cash (to the extent available), property or shares of common stock, unless we are insolvent or the dividend payment would render us insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.

      Preferred Stock. Our Articles of Organization authorize us to issue up to 1,000,000 shares of preferred stock and provide that the board is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

      Our board has designated 20,000 shares of our authorized preferred stock as Series A Preferred Stock with the rights and limitations described below under "Information About the Company--Terms of the Series A Preferred Stock to be Issued in the Reclassification" and reproduced in full in Appendix B, subject to shareholder approval of the Articles of Amendment. These shares of Series A

Preferred Stock will be issued to record holders of fewer than 200 shares of our common stock in the Reclassification. As to the remaining shares of authorized preferred stock that will not be issued in this transaction, our board has the authority, without approval of our shareholders, to authorize from time to time the issuance of such stock. Because our board has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to holders of any series preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Series A Preferred Stock to be issued in the Reclassification.

Terms of the Series A Preferred Stock to be Issued in the Reclassification

      General. The shares of Series A Preferred Stock to be issued in the Reclassification will be fully paid and nonassessable shares of stock.

      Seniority. After the Reclassification, the Company will still have shares of authorized but unissued preferred stock. The Articles of Organization authorize the board, without further action by the holders of common stock or the Series A Preferred Stock, to provide for the issuance of these shares in one or more classes or series and to establish the relative rights, preferences and limitations of each class or series of preferred stock. As a result, after the Reclassification, the board, which will be elected by the holders of the common stock, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock.

      The Series A Preferred Stock will rank senior to the common stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board. The Series A Preferred Stock will be junior to indebtedness issued from time to time by the Company, including notes and debentures.

      Dividend Rights. Holders of Series A Preferred Stock will be entitled to a preference in the distribution of dividends, when and if declared and paid by the Company, so that holders of the Series A Preferred Stock will be entitled to receive dividends in an amount equal to that paid to common shareholders prior to the receipt of dividends by the holders of common stock. The Company will not be required to pay any dividends on the Series A Preferred Stock and will have the right to waive the declaration or payment of dividends. Any dividends waived by the Company will not accumulate to future periods and will not represent a contingent liability of the Company.

      Perpetual Stock. The Series A Preferred Stock will be perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

      Voting Rights. Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock will be entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of the outstanding common stock or of all or substantially all of the Company's assets and upon which holders of the Company's common stock are entitled to vote. For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders will have the right to one vote for each share held, and will be entitled to receive notice of any shareholders' meeting held to act upon such matters in accordance with the bylaws of the Company. When voting on a proposed Change in Control or any other matter on which holders of Series A Preferred Stock are entitled to vote by law, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

      Generally, under Section 10.04 of the MBCA, the holders of the Series A Preferred Stock will be entitled to vote as a separate voting group on any future amendments to the Company's Articles of Organization that would adversely affect the designations, rights, preferences or limitations of all or part of the shares of the Series A Preferred Stock. However, this section does not apply to the creation of a new series of shares pursuant to the authority reserved to the board under the Articles of Organization.

      Conversion Rights. The shares of Series A Preferred Stock will automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

      Liquidation Rights. Holders of Series A Preferred Stock will be entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, equal to the greater of book value per share at the time of payment, the amount per share to be paid to common shareholders, or $9.05.

      Preemptive Rights. Holders of Series A Preferred Stock will not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of the Company that may be issued in the future.

      Antidilution Adjustments. If the number of outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board in the number and relative terms of the Series A Preferred Stock.

      Redemption Rights. Holders of Series A Preferred Stock will have no right to require the Company to redeem their shares.

Shareholder Communications

      Shareholders wishing to communicate with the board or with a particular director may do so in writing addressed to the board, or to the particular director, by sending it to the Secretary of the Company at our principal office at 31 Market Street, Ipswich, Massachusetts 01938. The Secretary will promptly forward such communications to the applicable director or to the chairman of the board for consideration at the next scheduled meeting.

Other Matters

      The board of the Company knows of no other matters that may be brought before the meeting. If, however, any matter should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

FINANCIAL INFORMATION ABOUT THE COMPANY

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following historical financial data is derived from, and qualified by reference to, our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and our Quarterly Report on Form 10-QSB for the nine months ended September 30, 2007. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices F and G to this proxy statement.

                                                                         As of and for the            As of and for the
(In thousands, except per share data)                                 year ended December 31,   nine months ended September 30,
                                                                  -------------------------------------------------------------
                                                                         2006          2005           2007          2006
                                                                      ---------     ---------      ---------     ---------
Net interest income                                                    $  11,039    $  11,109       $  7,195     $   8,281
Provision (credit) for loan losses                                            36          240             14           131
Non-interest income                                                        4,245        5,115          3,811         2,818
Non-interest expenses                                                     17,097       16,325         10,573        13,231
Provision (benefit) for income taxes                                        (693)        (296)           286          (805)
Net income (loss)                                                      $  (1,156)   $     (45)      $    133     $  (1,458)

PER COMMON SHARE
Basic income (loss) per share                                          $   (0.52)   $   (0.02)      $   0.06     $   (0.66)
Diluted income (loss) per share                                            (0.52)       (0.02)          0.06         (0.66)
Cash dividends per share                                                   0.025         0.05             --         0.025
Book value per share                                                   $    8.05    $    8.54       $   8.24     $    7.76

AT PERIOD END
Loans, net                                                             $ 234,890    $ 234,613       $198,252     $ 250,429
Earning assets                                                           299,095      362,554        259,333       367,312
Total assets                                                             332,775      394,404        291,468       402,947
Deposits                                                                 268,868      258,860        225,211       276,520
Stockholders' equity                                                   $  17,871    $  18,960       $ 19,329     $  17,219
Common shares outstanding                                                  2,220        2,220          2,345         2,220

AVERAGE BALANCES
Loans, net                                                             $ 244,918    $ 200,068       $206,838     $ 241,296
Earning assets                                                           360,782      357,812        276,353       365,083
Total assets                                                             393,177      391,197        305,252       396,355
Deposits                                                                 274,759      242,403        242,200       273,859
Stockholders' equity                                                   $  18,178    $  19,741       $ 19,363     $  18,284
Weighted average shares outstanding:
   Basic                                                                   2,220        2,220          2,333         2,220
   Diluted                                                                 2,220        2,220          2,336         2,220

KEY PERFORMANCE RATIOS
Return (loss) on average assets (annualized)                               (0.29%)      (0.01%)         0.06%        (0.49%)
Return (loss) on average shareholders' equity (annualized)                 (6.36%)      (0.23%)         0.92%       (10.65%)
Net interest margin (annualized)                                            3.06%        3.10%          3.48%         3.03%
Dividend  payout ratio                                                       N/A          N/A            N/A           N/A
Average equity to average assets                                            4.62%        5.05%          6.34%         4.61%

RATIO OF EARNINGS TO FIXED CHARGES
Pretax income (loss)                                                   $  (1,849)   $    (341)      $    419     $  (2,263)
Add fixed charges - interest on deposits                                   6,561        3,317          4,713         4,727
    Interest on borrowed funds and subordinated debt                       5,222        5,068          1,806         4,066
Total applicable fixed charges                                            11,783        8,385          6,519         8,793
Adjusted pretax income - before total interest expense                     9,934        8,044          6,938         6,530
Adjusted pretax income - before non-deposit interest expense           $   3,373    $   4,727       $  2,225     $   1,803
Ratio of earnings to fixed charges (including interest on deposits)        84.31%       95.93%        106.43%        74.26%

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma consolidated balance sheet as of September 30, 2007 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2006, and for the nine months ended September 30, 2007 (collectively, the "Pro Forma Statements of Operations"), show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at September 30, 2007, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2006, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by us after consummation of the Reclassification.

      The pro forma information does not purport to represent what our results of operations actually would have been if the Reclassification had occurred on January 1, 2006.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
                      Pro Forma Consolidated Balance Sheet
                               September 30, 2007
                      (In thousands, except per share data)

                                                                                           Pro Forma
                                                                                          Adjustments
                                                                                          -----------        Pro Forma
ASSETS                                                              Historical       Debit        Credit     Combined
------                                                              ----------       -----        ------     --------

Cash and due from banks                                             $  9,398                        180      $  9,218
Federal funds sold and interest bearing accounts                      15,637                                   15,637
                                                                    --------                                 --------
     Total cash and cash equivalents                                  25,035                                   24,855
                                                                    --------                                 --------

Certificates of deposit                                                3,440                                    3,440
Securities available-for-sale, at fair value                          39,783                                   39,783
Federal Home Loan Bank stock, at cost                                  1,447                                    1,447
Federal Reserve Bank stock, at cost                                      774                                      774
Loans, net of allowance for loan losses of $1,537                    198,252                                  198,252
Real estate held for sale, net                                         6,281                                    6,281
Premises and equipment, net                                            3,675                                    3,675
Goodwill                                                               3,641                                    3,641
Other intangible assets                                                1,184                                    1,184
Other assets                                                           7,956                                    7,956
                                                                    --------                                 --------
Total assets                                                        $291,468                                 $291,288
                                                                    --------                                 --------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits                                                            $225,211                                 $225,211
Short-term borrowings                                                 10,802                                   10,802
Long-term borrowings                                                  20,831                                   20,831
Subordinated debentures                                               13,000                                   13,000
Other liabilities                                                      2,295                                    2,295
                                                                    --------                                 --------
Total liabilities                                                    272,139                                  272,139
                                                                    --------                                 --------

Stockholders' equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized             --                         12            12
Common stock, $1.00 par value; 4,000,000 shares authorized             2,365(1)       12                        2,353
Additional paid-in capital                                            10,806                                   10,806
Retained earnings                                                      6,976         180                        6,796
Accumulated other comprehensive loss                                    (707)                                    (707)
Treasury stock, at cost (20,490 shares)                                 (111)                                    (111)
                                                                    --------                                 --------
Total stockholders' equity                                            19,329                                   19,149
                                                                    --------                                 --------

Total liabilities and stockholders' equity                          $291,468                                 $291,288
                                                                    ========                                 ========

(1)   Assumes the issuance of one share of Series A Preferred
      Stock, is exchange for one share of common stock

Shares outstanding (common and Series A Preferred)                     2,345                                    2,345
Book value per common share                                         $   8.24                                 $   8.17

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
                 Pro Forma Consolidated Statements of Operations
                  For the Nine Months Ended September 30, 2007
                      (In thousands, except per share data)

                                                                    Pro Forma
                                                     Historical    Adjustments     Pro Forma
                                                     ----------    -----------     ---------
Interest and dividend income:
     Interest and fees on loans                      $  11,516                     $  11,516
     Interest and debt securities:
          Taxable                                        1,302                         1,302
          Tax-exempt                                        68                            68
     Dividend on equity securities                         167                           167
     Other interest                                        661                           661
                                                     ---------                     ---------
               Total interest and dividend income       13,714                        13,714
                                                     ---------                     ---------

Interest expense:
     Interest on deposits                                4,713                         4,713
     Interest on borrowed funds                          1,100                         1,100
     Interest on subordinated debentures                   706                           706
                                                     ---------                     ---------
               Total interest expense                    6,519                         6,519
                                                     ---------                     ---------

Net interest income                                      7,195                         7,195

Credit for loan losses                                      14                            14
                                                     ---------                     ---------
Net interest income after credit for loan losses         7,181                         7,181

Other income:
     Investment advisory fees                            1,422                         1,422
     Service charges on deposit accounts                   884                           884
     Credit card fees                                      408                           408
     Non-deposit investment fees                           212                           212
     Derivative fair value adjustment                      147                           147
     Gain on sale of loans, net                            311                           311
     Rental income                                         216                           216
     Miscellaneous                                         211                           211
                                                     ---------                     ---------
               Total other income                        3,811                         3,811
                                                     ---------                     ---------

Operating expenses:
     Salaries and employee benefits                      5,635                         5,635
     Occupancy and equipment                             1,560                         1,560
     Professional fees                                     970                           970
     Credit card interchange                               168                           168
     Advertising and marketing                             183                           183
     Data processing                                       488                           488
     ATM processing                                        303                           303
     Telephone                                             202                           202
     FDIC insurance                                        425                           425
     Other general and administrative                      639                           639
                                                     ---------                     ---------
               Total operating expenses                 10,573                        10,573
                                                     ---------                     ---------

Income before income taxes                                 419                           419

Provision for income taxes                                 286                           286
                                                     ---------                     ---------
Net income                                           $     133                     $     133
                                                     =========                     =========

Earnings per share:
     Basic                                           $    0.06                     $    0.06
                                                     =========                     =========
     Diluted                                         $    0.06                     $    0.06
                                                     =========                     =========

The proposed transaction would not have an effect on the historical statement of operations of First Ipswich Bancorp as all transaction costs would be financed with existing non-interest bearing cash.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
                 Pro Forma Consolidated Statements of Operations
                      For the Year Ended December 31, 2006
                      (In thousands, except per share data)

                                                                          Pro Forma
                                                            Historical   Adjustments   Pro Forma
                                                            ----------   -----------   ---------
Interest and dividend income:
     Interest and fees on loans                             $  17,737                  $  17,737
     Interest and debt securities:
          Taxable                                               3,968                      3,968
          Tax-exempt                                              468                        468
     Dividend on equity securities                                336                        336
     Other interest                                               313                        313
                                                            ---------                  ---------
               Total interest and dividend income              22,822                     22,822
                                                            ---------                  ---------

Interest expense:
     Interest on deposits                                       6,561                      6,561
     Interest on borrowed funds                                 4,279                      4,279
     Interest on subordinated debentures                          943                        943
                                                            ---------                  ---------
               Total interest expense                          11,783                     11,783
                                                            ---------                  ---------

Net interest income                                            11,039                     11,039

Provision for loan losses                                          36                         36
                                                            ---------                  ---------
Net interest income after provision for loan losses            11,003                     11,003
                                                            ---------                  ---------

Other income:
     Investment advisory fees                                   1,800                      1,800
     Service charges on deposit accounts                        1,185                      1,185
     Credit card fees                                             778                        778
     Trust fees                                                   382                        382
     Non-deposit investment fees                                  290                        290
     Gain (loss) on securities sold or written down, net         (945)                      (945)
     Derivative fair value adjustment                             364                        364
     Gain on sale of trust department                             395                        395
     Valuation allowance - real estate held for sale             (319)                      (319)
     Rental income                                                370                        370
     Write-down of premises and equipment                        (349)                      (349)
     Miscellaneous                                                294                        294
                                                            ---------                  ---------
               Total other income                               4,245                      4,245
                                                            ---------                  ---------

Operating expenses:
     Salaries and employee benefits                             8,999                      8,999
     Occupancy and equipment                                    2,629                      2,629
     Professional fees                                          1,469        180           1,649
     Data processing                                            1,114                      1,114
     Credit card interchange                                      510                        510
     Advertising and marketing                                    396                        396
     Telephone                                                    402                        402
     Prepayment penalties on borrowings                           209                        209
     Other general and administrative                           1,369                      1,369
                                                            ---------                  ---------
               Total operating expenses                        17,097                     17,277
                                                            ---------                  ---------

Loss before income taxes                                       (1,849)                    (2,029)

Benefit for income taxes                                         (693)                      (693)
                                                            ---------                  ---------

Net loss                                                    $  (1,156)                 $  (1,336)
                                                            =========                  =========

Loss per share:
     Basic                                                  $   (0.52)                 $   (0.61)
                                                            =========                  =========
     Diluted                                                $   (0.52)                 $   (0.61)
                                                            =========                  =========

The proposed transaction would not have an effect on net interest income on the historical statement of operations of First Ipswich Bancorp as all transaction costs would be financed with existing non-interest bearing cash.

See accompanying notes to pro forma consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
              Notes to Consolidated Pro Forma Financial Statements

(1) The unaudited pro forma consolidated balance sheet as of September 30, 2007 and consolidated statements of operations of the year ended December 31, 2006 and for the nine months ended September 30, 2007 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

                       WHERE YOU CAN FIND MORE INFORMATION


      We file periodic reports and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC's website at www.sec.gov.


      We have filed a Schedule 13E-3 under the Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

                                   APPENDIX A
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF ORGANIZATION
                                       OF
                              FIRST IPSWICH BANCORP

                        The Commonwealth of Massachusetts
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512


FORM MUST BE TYPED            Articles of Amendment           FORM MUST BE TYPED
           (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)


(1)   Exact name of corporation: First Ipswich Bancorp
                                 -----------------------------------------------


(2)   Registered office address: 31 Market Street, Ipswich, Massachusetts  01938
                                 -----------------------------------------------
                                 (number, street, city or town, state, zip code)


(3)   These articles of amendment affect article(s): Articles III, IV and VI
                                                     ---------------------------
                      (specify the number(s) of article(s) being amended (I-VI))


(4)   Date adopted:
                    ------------------------------------------------------------
                                       (month, day, year)

(5)   Approved by:

      (check appropriate box)

      |_|   the incorporators.
      |_|   the board of directors without shareholder approval and shareholder approval was not required.
      |X|   the board of directors and the shareholders in the manner required by law and the articles of organization.


(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

      Article III - 20,000 shares of the Corporation's authorized preferred stock, par value $1.00 per share, are hereby designated as Series A Preferred Stock, par value $1.00 per share, with the rights and limitations set forth in Article IV, Section 3.

      Article IV - See Continuation Sheets 4D and 4E.

      Article VI - See Continuation Sheet 6I.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

--------------------------------------------------------------------------------
       WITHOUT PAR VALUE                            WITH PAR VALUE
--------------------------------------------------------------------------------
TYPE      NUMBER OF SHARES         TYPE            NUMBER OF SHARES    PAR VALUE
--------------------------------------------------------------------------------
                                   Common          4,000,000           $1.00
--------------------------------------------------------------------------------
                                   Preferred       1,000,000           $1.00
--------------------------------------------------------------------------------

Total authorized after amendment:

--------------------------------------------------------------------------------
       WITHOUT PAR VALUE                            WITH PAR VALUE
--------------------------------------------------------------------------------
TYPE      NUMBER OF SHARES         TYPE            NUMBER OF SHARES    PAR VALUE
--------------------------------------------------------------------------------
                                   Common          4,000,000           $1.00
--------------------------------------------------------------------------------
                                   Preferred       980,000             $1.00
--------------------------------------------------------------------------------
                                   Series A Pref   20,000              $1.00
--------------------------------------------------------------------------------

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: _________________________








*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by: ____________________________________________________________________,
                        (signature of authorized individual)
      |_|     Chairman of the board of directors,
      |_|     President,
      |_|     Other officer,
      |_|     Court-appointed fiduciary,


on this ___________ day of ______________________________, ____________________.

                          COMMONWEALTH OF MASSACHUSETTS

                             William Francis Galvin
                          Secretary of the Commonwealth
                          One Ashburton Place, Boston,
                            Massachusetts 02108-1512

                              Articles of Amendment
           (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this _______ day of _____________, 20_____ , at _______a.m./p.m.
                             time


Effective date: _________________________________________________
                  (must be within 90 days of date submitted)


                             WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth


Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.


                         TO BE FILLED IN BY CORPORATION
                              Contact Information:


David F. Hannon, Esquire
----------------------------------------------------------
Craig and Macauley Professional Corporation
----------------------------------------------------------
600 Atlantic Avenue, Boston, Massachusetts 02210
----------------------------------------------------------

Telephone: 617-367-9500
           -----------------------------------------------
Email: hannon@craigmacauley.com
       ---------------------------------------------------

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.


____________________
Examiner

____________________
Name approval

____________________
C

____________________
M

      The following Article IV, Section 3 is hereby added to the Articles of
Organization:

            "3.  Series A Preferred Stock


      (a) Designation and Initial Number. The initial number of authorized shares of the Series A Preferred Stock shall be 20,000 shares, par value $1.00 per share.

      (b) Rank. The Series A Preferred Stock, with respect to rights of liquidation, dissolution or winding up of the Corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the Corporation, other than any classes or series of equity securities of the Corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock will rank pari passu with the Common Stock with respect to dividend rights. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the Corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

      (c) Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in subsection (k)). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance with the Bylaws of the Corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

      (d) Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distributions of any dividends and shall receive dividends in an amount equal to that declared to be paid to the holders of shares of Common Stock prior to the payment of any dividends to the holders of shares of Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

      (e) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) an amount equal to the greater of book value per share at the time of payment, the amount per share to be paid to holders of the Corporation's common stock, or $9.05. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares, with the holders of the Series A Preferred Stock and any parity stock sharing ratably in such subsequent distribution. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the Corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this subsection.

      (f) Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Corporation's Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this subsection, the shares that are converted shall be cancelled and shall not be issuable by the Corporation thereafter.

      (g) Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or

                                      -4D-
changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

      (h) Registration Rights. None.

      (i) No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Massachusetts Business Corporation Act (MGL c.156D) or successor statutes, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Organization of the Corporation.

      (j) General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Articles of Organization with respect to preferred stock generally.

      (k) Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

            a. The term "Change of Control" shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the Corporation with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets

            b. The term "parity stock" means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the Corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            c. The term "junior stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

      (l) Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

                                      -4E-

      The following Article VI, Section 17 is hereby added to the Articles of
Organization:

            "17. Reclassification of Common Stock

            Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of 199 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who is the record holder of more than 199 shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.

                                      -6I-

                                   APPENDIX B
                              FIRST IPSWICH BANCORP
                            SERIES A PREFERRED STOCK
                 Relative Rights and Preferences and Other Terms
                     As Designated By the Board of Directors

                        Terms of Series A Preferred Stock

      (a) Designation and Initial Number. The initial number of authorized shares of the Series A Preferred Stock shall be 20,000 shares, par value $1.00 per share.

      (b) Rank. The Series A Preferred Stock, with respect to rights of liquidation, dissolution or winding up of the Corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the Corporation, other than any classes or series of equity securities of the Corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock will rank pari passu with the Common Stock with respect to dividend rights. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the Corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

      (c) Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in subsection (k)). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance with the Bylaws of the Corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

      (d) Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distributions of any dividends and shall receive dividends in an amount equal to that declared to be paid to the holders of shares of Common Stock prior to the payment of any dividends to the holders of shares of Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

      (e) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) an amount equal to the greater of book value per share at the time of payment, the amount per share to be paid to holders of the Corporation's common stock, or $9.05. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares, with the holders of the Series A Preferred Stock and any parity stock sharing ratably in such subsequent distribution. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the Corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this subsection.

      (f) Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Corporation's Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this subsection, the shares that are converted shall be cancelled and shall not be issuable by the Corporation thereafter.

      (g) Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

      (h) Registration Rights. None.

      (i) No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Massachusetts Business Corporation Act (MGL c.156D) or successor statutes, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Organization of the Corporation.

      (j) General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Articles of Organization with respect to preferred stock generally.

      (k) Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

            a. The term "Change of Control" shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the Corporation with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets

            b. The term "parity stock" means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the Corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            c. The term "junior stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

      (l) Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

                                   APPENDIX C

                                APPRAISAL RIGHTS

                                 PART 13 OF MBCA

The General Laws of Massachusetts

                    PART I. ADMINISTRATION OF THE GOVERNMENT

                            TITLE XXII. CORPORATIONS

CHAPTER 156D. BUSINESS CORPORATIONS

                                    PART 13

                                 SUBDIVISION A.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Chapter 156D: Section 13.01. Definitions

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

"Affiliate", any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

"Beneficial shareholder", the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

"Corporation", the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

"Fair value", with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

"Interest", interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

"Marketable securities", securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

"Officer", the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

"Person", any individual, corporation, partnership, unincorporated association or other entity.

"Record shareholder", the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

"Shareholder", the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder's shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder's right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action;
or

(iii) the shareholder's demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders' meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13. Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation's estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause
(ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause
(1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section
13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection
(a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation's obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section
13.24;

(2) of the corporation's estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation's offer.

(c) Within 10 days after receiving the shareholder's acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation's payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder' s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

                                   APPENDIX D

             FAIRNESS OPINION OF NORTHEAST CAPITAL & ADVISORY, INC.
                            DATED AS OF JUNE 21, 2007

               [LETTERHEAD OF NORTHEAST CAPITAL & ADVISORY, INC.]


                                                               June 21, 2007


The Board of Directors
First Ipswich Bancorp
31 Market Street
Ipswich, MA  01938


Members of the Board:


      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the consideration received by certain shareholders of First Ipswich Bancorp ("First Ipswich" or the "Company") in connection with a going-private transaction ("Transaction"). The Transaction is being completed through a reclassification of shares of the Company's common stock held by shareholders of record of 199 or fewer shares into the Company's Series A Preferred Stock. Under the terms of the Transaction, which is more fully described in the report by the Special Committee of Independent Directors, each shareholder of record of 199 or fewer shares of the Company's common stock, par value $1.00 per share, will receive one share of Series A Preferred Stock, no par value, for each share of common stock held as of the effective date of the reclassification.

      Northeast Capital and Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to First Ipswich in connection with the Transaction and we expect to receive compensation for our services in connection with the Transaction, which is contingent upon rendering this opinion. First Ipswich also has agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement, including liabilities under federal securities laws. We may provide financial advisory services to First Ipswich in the future.

      In connection with this opinion, we have reviewed, analyzed and relied upon material relative to the financial and operating condition of First Ipswich, including among other things, the following: (i) the reports provided by the Special Committee of Independent Directors; (ii) First Ipswich's annual financial statements as filed on Form 10-K as amended for each of the

                                                           First Ipswich Bancorp
                                                         Fairness Opinion Letter
                                                                   June 21, 2007
                                                                        Page - 2


three years ended December 31, 2004, 2005 and 2006; (iii) First Ipswich's quarterly reports and financial statements as filed on Form 10-Q for the three, six, and nine month periods ending March 31, June 30, and September 30, 2006, respectively, and for the three months ending March 31, 2007; (iv) recent trading activity of First Ipswich's common stock; and (v) other financial information concerning the businesses and operations of First Ipswich furnished to us by First Ipswich for purposes of our analysis. We have also held discussions with senior management of First Ipswich regarding the past and current business operations, regulatory regulations, financial condition and the future prospects of First Ipswich and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for First Ipswich with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of recent reclassifications and other going private transactions in the banking industry and performed such other studies and analyses as we considered appropriate.

      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Ipswich as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be substantially realized in the amounts and in the time periods currently estimated by management. With your consent, we relied upon advice of counsel and independent accountants to First Ipswich as to legal and financial matters, respectively, concerning First Ipswich and the Transaction, and have assumed that the Transaction will be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Ipswich, nor have we examined any individual credit files.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Ipswich, (ii) all shareholders will continue to hold an equity interest in First Ipswich and no shareholder will be forced to involuntarily liquidate his or her equity interest in First Ipswich; (iii) the advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock in comparison to the relative rights of the Company's common stock; (iv) the reclassification will have a positive effect on pro

                                                           First Ipswich Bancorp
                                                         Fairness Opinion Letter
                                                                   June 21, 2007
                                                                        Page - 3


forma earnings per share while pro forma book value per share will initially decrease approximately 0.10% to $8.45; (v) the reclassification should not be a taxable event for any shareholders; (vi) the nature and terms of certain other similar transactions involving banks and bank holding companies; (vii) the trading activity of First Ipswich's stock; and (viii) the projected future prospects of First Ipswich. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

      It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided however, that First Ipswich may include the opinion in its entirety as an exhibit or appendix to any report, statement or schedule filed by First Ipswich with the Securities and Exchange Commission under the Securities Act of 1934 in connection with the Transaction.

      This opinion does not address the relative merits of the Transaction, nor the privatization impact for either First Ipswich or an opinion with respect to the price at which First Ipswich will trade subsequent to the Transaction and de-registration from the SEC.

      Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the reclassification of shares of the Company's common stock held by shareholders of record of 199 or fewer shares into the Company's Series A Preferred Stock is fair, from a financial point of view, to the unaffiliated shareholders who will receive Series A Preferred Stock in the reclassification and to the unaffiliated shareholders who will retain their shares.

                                          Respectfully,

                                          /s/ Northeast Capital & Advisory, Inc.

                                          NORTHEAST CAPITAL & ADVISORY, INC.

                                   APPENDIX E

             FAIRNESS OPINION OF NORTHEAST CAPITAL & ADVISORY, INC.
                          DATED AS OF NOVEMBER 2, 2007

               [LETTERHEAD OF NORTHEAST CAPITAL & ADVISORY, INC.]


                                               November 2, 2007



The Board of Directors
First Ipswich Bancorp
31 Market Street
Ipswich, MA 01938


Members of the Board:


      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the consideration received by certain shareholders of First Ipswich Bancorp ("First Ipswich" or the "Company") in connection with a going-private transaction ("Transaction"). The Transaction is being completed through a reclassification of shares of the Company's common stock held by shareholders of record of less than 200 shares into the Company's Series A Preferred Stock. Under the terms of the Transaction, which is more fully described in Schedule 13E-3/A and the Amended Proxy Statement, each shareholder of record of less than 200 shares of the Company's common stock, par value $1.00 per share, will receive one share of Series A Preferred Stock, no par value, for each share of common stock heid as of the effective date of the reclassification.

      Northeast Capital and Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to First Ipswich in connection with the Transaction and we expect to receive compensation for our services in connection with the Transaction, which is contingent upon rendering this opinion. First Ipswich also has agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement, including liabilities under federal securities laws. We may provide financial advisory services to First Ipswich in the future.

      In connection with this opinion, we have reviewed, analyzed and relied upon material relative to the financial and operating condition of First Ipswich, including among other things, the following: (i) the Amended Proxy Statement describing the Transaction; (ii) the reports provided by the Special Committee of Independent Directors; (iii) First Ipswich's annual

                                                           First Ipswich Bancorp
                                                         Fairness Opinion Letter
                                                                November 2, 2007
                                                                        Page - 2


financial statements as filed on Form 10-K as amended for each of the three years ended December 31, 2004, 2005 and 2006; (iv) First Ipswich's quarterly reports and financial statements as filed on Form 10-Q for the three, six and nine month periods ending March 31, June 30, and September 30, 2007, respectively; (v) recent trading activity of First Ipswich's common stock; and
(vi) other financial information concerning the businesses and operations of First Ipswich furnished to us by First Ipswich for purposes of our analysis. We have also held discussions with senior management of First Ipswich regarding the past and current business operations, regulatory regulations, financial condition and the future prospects of First Ipswich and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for First Ipswich with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of recent reclassifications and other going private transactions in the banking industry and performed such other studies and analyses as we considered appropriate.

      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Ipswich as to the reasonableness and achievability of the financial and operating forecasts, cost savings, and projections provided to us, and we have assumed that such forecasts, cost savings, and projections reflect the best currently available estimates and judgments of management and that such forecasts, cost savings, and projections will be substantially realized in the amounts and in the time periods currently estimated by management. With your consent, we relied upon advice of counsel and independent accountants to First Ipswich as to legal and financial matters, respectively, concerning First Ipswich and the Transaction, and have assumed that the Transaction will be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Ipswich, nor have we examined any individual credit files.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Ipswich, (ii) all shareholders will continue to hold an equity interest in First Ipswich and no shareholder will be forced to involuntarily liquidate his or her equity interest in First Ipswich; (iii) the advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock in comparison to the relative

                                                           First Ipswich Bancorp
                                                         Fairness Opinion Letter
                                                                November 2, 2007
                                                                        Page - 3


rights of the Company's common stock; (iv) the reclassification will have a positive effect on pro forma earnings per share in 2008 and beyond while pro forma book value per share will initially decrease approximately 1.0% to $8.20 from $8.28; (v) the reclassification should not be a taxable event for any shareholders; (vi) the nature and terms of certain other similar transactions involving banks and bank holding companies; (vii) the trading activity of First Ipswich's stock; and (viii) the projected future prospects of First Ipswich. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

      It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided however, that First Ipswich may include the opinion in its entirety as an exhibit or appendix to any report, statement or schedule filed by First Ipswich with the Securities and Exchange Commission under the Securities Act of 1934 in connection with the Transaction.

      This opinion does not address the relative merits of the Transaction, nor the privatization impact for either First Ipswich or an opinion with respect to the price at which First Ipswich will trade subsequent to the Transaction and de-registration from the SEC.

      Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the reclassification of shares of the Company's common stock held by shareholders of record of less than 200 shares into the Company's Series A Preferred Stock is fair, from a financial point of view, to the unaffiliated shareholders who will receive Series A Preferred Stock in the reclassification and to the unaffiliated shareholders who will retain their common stock shares.


                                    Respectfully,

                                    /s/ Northeast Capital & Advisory, Inc.

                                    NORTHEAST CAPITAL & ADVISORY, INC.

                                   APPENDIX F

                FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION
            AND ANALYSIS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

PART I--FINANCIAL INFORMATION

ITEM 1. Financial Statements

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (unaudited)
                        (In thousands, except share data)

                                                                             September 30,   December 31,
                                                                                 2007            2006
                                                                             ------------    ------------
ASSETS
Cash and due from banks                                                      $      9,398    $     11,335
Federal funds sold and interest bearing accounts                                   15,637           2,164
                                                                             ------------    ------------
      Total cash and cash equivalents                                              25,035          13,499
                                                                             ------------    ------------

Certificates of deposit                                                             3,440           3,378
Securities available-for-sale, at fair value                                       39,783          53,962
Federal Home Loan Bank stock, at cost                                               1,447           3,927
Federal Reserve Bank stock, at cost                                                   774             774
Loans, net of allowance for loan losses of $1,537 and $1,827                      198,252         234,890
Real estate held for sale, net                                                      6,281           5,727
Premises and equipment, net                                                         3,675           4,099
Goodwill                                                                            3,641           3,641
Other intangible assets                                                             1,184           1,761
Foreclosed real estate                                                              1,484              --
Other assets                                                                        6,472           7,117
                                                                             ------------    ------------

Total assets                                                                 $    291,468    $    332,775
                                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                     $    225,211    $    268,868
Short-term borrowings                                                              10,802          13,720
Long-term borrowings                                                               20,831          16,047
Subordinated debentures                                                            13,000          13,000
Other liabilities                                                                   2,295           3,269
                                                                             ------------    ------------

Total liabilities                                                                 272,139         314,904
                                                                             ------------    ------------

Stockholders' equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized, none issued             --              --
Common stock, $1.00 par value; 4,000,000 shares authorized, 2,365,120 and
   2,240,120 shares issued at September 30, 2007 and December 31, 2006              2,365           2,240
Additional paid-in capital                                                         10,806           9,936
Retained earnings                                                                   6,976           6,843
Accumulated other comprehensive loss                                                 (707)         (1,037)
Treasury stock, at cost  (20,490 shares)                                             (111)           (111)
                                                                             ------------    ------------

Total stockholders' equity                                                         19,329          17,871
                                                                             ------------    ------------

Total liabilities and stockholders' equity                                   $    291,468    $    332,775
                                                                             ============    ============

          See accompanying notes to consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                      (In thousands, except per share data)

                                                         Quarter Ended         Nine Months Ended
                                                         September 30,           September 30,
                                                      --------------------    -------------------
                                                        2007        2006        2007       2006
                                                      --------    --------    --------   --------
Interest and dividend income:
   Interest and fees on loans                         $  3,701    $  4,692    $ 11,516   $ 13,054
   Interest on debt securities:
      Taxable                                              406       1,010       1,302      3,156
      Tax-exempt                                            23         131          68        386
   Dividends on equity securities                           35         159         167        267
   Other interest                                          227          94         661        211
                                                      --------    --------    --------   --------
         Total interest and dividend income              4,392       6,086      13,714     17,074
                                                      --------    --------    --------   --------
Interest expense:
   Interest on deposits                                  1,456       1,829       4,713      4,727
   Interest on borrowed funds                              401       1,083       1,100      3,365
   Interest on subordinated debentures                     235         243         706        701
                                                      --------    --------    --------   --------
         Total interest expense                          2,092       3,155       6,519      8,793
                                                      --------    --------    --------   --------
Net interest income                                      2,300       2,931       7,195      8,281
Provision for loan losses                                  274          66          14        131
                                                      --------    --------    --------   --------
Net interest income after provision for loan losses      2,026       2,865       7,181      8,150
Other income:
   Investment advisory fees                                482         453       1,422      1,337
   Service charges on deposit accounts                     297         296         884        879
   Credit card fees                                         99         219         408        579
   Trust fees                                               --         106          --        316
   Non-deposit investment fees                              78          83         212        239
   Derivative fair value adjustment                        (20)         85         147        187
   Loss on securities sold or written down, net             --        (526)         --       (575)
   Gain on sale of loans, net                               --          --         311         --
   Rental income                                            65          99         216        288
   Write-down of fixed assets                               --        (340)         --       (340)
   Valuation reserve for real estate held for sale          --         (33)         --       (319)
   Miscellaneous                                            84          77         211        227
                                                      --------    --------    --------   --------
         Total other income                              1,085         519       3,811      2,818
                                                      --------    --------    --------   --------
Operating expenses:
   Salaries and employee benefits                        1,964       2,392       5,635      7,001
   Occupancy and equipment                                 477         702       1,560      2,057
   Professional fees                                       336         332         970      1,211
   Credit card interchange                                  22         140         168        382
   Advertising and marketing                                97          51         183        384
   Data processing                                         150         199         488        551
   ATM processing                                           99         114         303        328
   Telephone                                                60          93         202        284
   FDIC insurance                                          139           8         425         25
   Other general and administrative                        227         319         639      1,008
                                                      --------    --------    --------   --------
         Total operating expenses                        3,571       4,350      10,573     13,231
                                                      --------    --------    --------   --------
Income (loss) before income taxes                         (460)       (966)        419     (2,263)
Provision (benefit) for income taxes                       (74)       (340)        286       (805)
                                                      --------    --------    --------   --------
Net income (loss)                                     $   (386)   $   (626)   $    133   $ (1,458)
                                                      ========    ========    ========   ========
Weighted average common shares outstanding:
   Basic                                                 2,345       2,220       2,333      2,220
                                                      --------    --------    --------   --------
   Diluted                                               2,348       2,220       2,336      2,220
                                                      --------    --------    --------   --------
Earnings (loss) per share:
   Basic                                              $  (0.16)   $  (0.28)   $   0.06   $  (0.66)
                                                      ========    ========    ========   ========
   Diluted                                            $  (0.16)   $  (0.28)   $   0.06   $  (0.66)
                                                      ========    ========    ========   ========

          See accompanying notes to consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)
                  NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
                      (In thousands, except per share data)

                                                                             Accumulated
                                                    Additional                  Other
                                         Common      Paid-in     Retained   Comprehensive   Treasury
                                         Stock       Capital     Earnings        Loss         Stock       Total
                                         -----       -------     --------        ----         -----       -----
Balance at December 31, 2005            $  2,240    $  9,936    $  8,054     $ (1,159)      $   (111)    $ 18,960
Comprehensive loss:
    Net loss                                  --          --      (1,458)          --             --       (1,458)
    Unrealized loss on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect               --          --          --         (228)            --         (228)
                                                                                                         --------
        Total comprehensive loss              --          --          --           --             --       (1,686)
                                                                                                         --------
Cash dividends declared
   ($.025 per share)                          --          --         (55)          --             --          (55)
                                        --------    --------    --------     --------       --------     --------
Balance at September 30, 2006           $  2,240    $  9,936    $  6,541     $ (1,387)      $   (111)    $ 17,219
                                        ========    ========    ========     ========       ========     ========
Balance at December 31, 2006            $  2,240    $  9,936    $  6,843     $ (1,037)      $   (111)    $ 17,871
Comprehensive income:
    Net income                                --          --         133           --             --          133
    Unrealized gain on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect               --          --          --          330             --          330
                                                                                                         --------
        Total comprehensive income            --          --          --           --             --          463
                                                                                                         --------
Stock option expense                          --          48          --           --             --           48
Private placement of common stock
   (125,000 shares)                          125         822          --           --             --          947
                                        --------    --------    --------     --------       --------     --------
Balance at September 30, 2007           $  2,365    $ 10,806    $  6,976     $   (707)      $   (111)    $ 19,329
                                        ========    ========    ========     ========       ========     ========

          See accompanying notes to consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                                 (In thousands)

                                                                          Nine Months Ended September 30,
                                                                          -------------------------------
                                                                                2007           2006
                                                                             ----------     ----------
Cash flows from operating activities:
   Net income (loss)                                                         $      133     $   (1,458)
   Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Provision for loan losses                                                       14            131
     Depreciation and amortization                                                  357            554
     Losses on sales and calls of securities, sold or written down, net              --            575
     Net amortization of securities, including certificates of deposit               53             92
     Valuation reserve for real estate held for sale                                 --            319
     Derivative fair value adjustment                                              (147)          (188)
     Amortization of core deposit intangible                                        126            121
     Write-down of fixed assets                                                     340
     Gain on sale of loans, net                                                    (311)            --
     Stock option expense                                                            48             --
     Net change in other assets and other liabilities                              (661)         1,300
                                                                             ----------     ----------
         Net cash provided (used)  by operating activities                         (388)         1,786
                                                                             ----------     ----------
Cash flows from investing activities:
   Activity in available-for-sale securities:
     Purchases                                                                       --         (2,887)
     Sales                                                                        2,760            101
     Maturities, calls and paydowns                                              11,706         17,656
   Activity in held-to-maturity securities:
     Maturities, calls and paydowns                                                  --          2,094
   Redemption of Federal Home Loan Bank stock                                     2,480          2,507
   Additions to premises and equipment, net                                        (602)          (675)
   Deferred payment to the de Burlo Group, Inc.                                  (1,188)            --
   Proceeds from the sale of loans                                               15,330             --
   Loan originations, net of repayments                                           9,753        (15,685)
                                                                             ----------     ----------
         Net cash provided by investing activities                               40,239          3,111
                                                                             ----------     ----------
Cash flows from financing activities:
   Net increase (decrease) in deposits                                          (28,388)        17,660
   Net increase (decrease) in short-term borrowings                              (1,615)           359
   Proceeds from long-term borrowings                                             5,000         10,000
   Repayment of long-term borrowings                                               (216)       (18,695)
   Proceeds from private placement                                                  947             --
   Net cash paid on sale of Cambridge branch                                     (4,043)            --
   Cash dividends paid                                                               --            (55)
                                                                             ----------     ----------
         Net cash provided (used) by financing activities                       (28,315)         9,269
                                                                             ----------     ----------
Net increase in cash and cash equivalents                                        11,536         14,166
Cash and cash equivalents at beginning of period                                 13,499         11,261
                                                                             ----------     ----------

Cash and cash equivalents at end of period                                   $   25,035     $   25,427
                                                                             ==========     ==========

Supplemental disclosures:
   Interest paid                                                             $    6,523     $    8,609
   Income taxes paid, net                                                           138             58
   Reclassification of goodwill to fixed assets related to final purchase
       accounting of Boston branch                                                   --            750
   Transfer to securities available-for-sale from held-to-maturity                   --         26,566
   Transfer from loans to foreclosed real estate                                  1,484             --

           See accompanying notes to consolidated financial statements

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES
             Notes to Consolidated Financial Statements (unaudited)

(1)   Basis of Presentation and Consolidation

      The accompanying unaudited consolidated financial statements include the accounts of First Ipswich Bancorp (the "Company"), its wholly owned-subsidiary, The First National Bank of Ipswich (the "Bank"), and the Bank's subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      These unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and the instructions for Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for the entire year. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted. A summary of significant accounting policies followed by the Company is set forth in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

      In July 2006 the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has implemented FIN 48 with no resulting impact on the financial statements.

      In September 2006 FASB issued Statement of Financial Account Standards No. 157, "Fair Value Measurements" (SFAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company's financial statements.

      In February 2007 the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115", which provides companies with an option to report selected financial assets and liabilities at fair value. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for the Company on January 1, 2008. The Company has not determined the impact of implementing and adopting SFAS No. 159 on its consolidated financial statements.

      The FASB has ratified EITF 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements," and EITF 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements," which address accounting for arrangements whereby the employer purchases a policy to insure the life of an employee, and enters into an agreement to split the policy benefits between the employer and the employee. These pronouncements, effective for fiscal years beginning after December 15, 2007, indicate that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits and that a liability should be recognized in accordance with applicable authoritative guidance. Management does not expect that such pronouncements will have a significant impact on the Company's consolidated financial statements.

(2)   Stockholders' Equity and Earnings per Share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per share represents income available to common stockholders divided by the sum of the weighted-average number of common shares outstanding and the weighted-average number of common stock equivalents for warrants associated the Company's private placement offering and options associated with its stock option grant. The Company employs the treasury stock method to account for the warrants and options in the diluted earnings per share calculations.

(3)   Commitments

      At September 30, 2007, the Company had outstanding commitments to originate loans of $1.5 million. Unused lines of credit and open commitments available to customers at September 30, 2007 amounted to $32.9 million, of which $5.5 million related to construction loans, $10.5 million related to home equity lines of credit, $4.0 million related to credit card loans and $12.9 million related to other open commitments.

(4)   Segment Reporting

      Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the nine month periods ended September 30, 2007 and September 30, 2006 is below.

                                                     Investment     Consolidated
                                        Banking       Advisory         Totals
                                        -------       --------         ------
                                                (Dollars in thousands)
September 30, 2007:
-------------------
Net interest income                   $    7,195             --    $    7,195
Other revenue: external customers          2,389     $    1,422         3,811
Other expenses: external customers         9,742            831        10,573
Net income                                  (222)           355           133
Total assets                          $  287,149     $    4,319    $  291,468

September 30, 2006:
-------------------
Net interest income                   $    8,281             --    $    8,281
Other revenue: external customers          1,481     $    1,337         2,818
Other expenses: external customers        12,387            844        13,231
Net income (loss)                         (1,785)           327        (1,458)
Total assets                          $  400,079     $    2,868    $  402,947

(5)   Divestitures

Cambridge, Massachusetts Branch

      On March 30, 2007 the Company sold its branch located in Cambridge, Massachusetts. Upon consummation of the sale, $16.7 million of deposits and repurchase agreements and $11.9 million of loans were transferred. A loss of $52,000 was recognized on the sale of the branch, which is included in miscellaneous income on the statement of operations.

Londonderry, New Hampshire Branch

      On February 5, 2007 the Company announced that it was closing its branch located in Londonderry, New Hampshire. In conjunction with that closing, in the first quarter of 2007 the Bank sold $15.0 million of commercial real estate loans and commercial loans. A net gain of $311,000 was recognized on the sale of the loans. The branch was closed on May 11, 2007.

(6)   Private Placement of Common Stock

      On January 26, 2007 the Company raised $1.0 million of new capital through a private placement of 125,000 shares of common stock. The net proceeds of the private placement totaled $947,000 after costs of $53,000. Net proceeds were invested as additional capital in the Company's primary subsidiary, The First National Bank of Ipswich.

      Each investor in private placement also received a warrant to purchase a number of shares of common stock equal to 20% of the shares subscribed for in such investor's subscription agreement. The warrants vested immediately, have a strike price of $8.00, and expire on January 26, 2010.

(7)   Stock Option Grants

      During 2004, the Board of Directors and stockholders approved two stock option plans, the 2004 Incentive Stock Option Plan for Key Employees and the 2004 Directors Plan. These plans provide for the granting of up to 220,000 options to employees and directors to purchase shares of the Company's common stock.

      On May 16, 2007 the Board of Directors of First Ipswich Bancorp approved the granting of options to non-employee directors and senior managers. The options have an exercise price equal to fair market value of the Company's stock of $9.50 on the grant date, except for Neil St. John Raymond, Chairman, whose options were granted at an exercise price of $10.45 per share.

      The non-employee directors include: Messrs. Borden III, Collins, Deery, Raymond Jr., Tinti and Ms. Gaskins. Each of the listed directors received 2,000 options, of which 1,000 vested immediately and the remaining options vest over a four year period. Directors have not received cash fees for their services to the Company since June 30, 2006 when they temporarily waived their right to such fees.

      The following senior managers received options: Neil St. John Raymond, 7,500, Russell Cole, 10,000, Timothy Felter, 8,000, Jay DiIorio 7,500, Maryjon Brett, 5,500 and Janice Costa 5,500. The options vest over four years, beginning on the first anniversary of the grant date.

      On July 18, 2007 the Board of Directors of First Ipswich Bancorp approved the granting of options to certain senior managers. The following individuals received options: Maryjon Brett 2,500, Janice Costa 2,500 and John DiIorio 500. The options have an exercise price equal to fair market value of the Company's stock of $9.25 on the grant date. These options vest over four years, beginning on the first anniversary of the grant date.

      SFAS 123(R) requires the Company to estimate the fair value of stock-based awards on the date of grant. The Company employed the Binomial options pricing model to value the options. Accordingly, the Company recognized $34,000 and $14,000 of employee benefit expense during the second and third quarters of 2007, respectively.

(8)   Income Taxes

      Deferred tax assets are evaluated to determine whether it is "more likely than not" that a tax return benefit would be realized when the deferred items reverse. Evaluation considerations include the availability of historical and projected taxable income to offset the deferred items in the periods they are expected to reverse. Management has determined that operational changes which have been made and are being made will generate sufficient income to allow for the recognition of the deferred tax assets. No valuation reserve was recorded as of September 30, 2007 or December 31, 2006.

(9)   Executive Departure

      On August 3, 2007, Ipswich Capital Investment Corp. ("ICIC"), a wholly-owned subsidiary of the Bank, notified Peter M. Whitman, Jr., that his employment with ICIC, would terminate on September 3, 2007. Mr. Whitman's Employment Agreement with ICIC, dated as of January 1, 2005, also terminated on September 3, 2007. Mr. Whitman was the President of ICIC. Mr. Whitman's departure is not for "cause" as defined in his Employment Agreement.

      Under the terms of Mr. Whitman's Employment Agreement, Mr. Whitman will receive as severance (i) continued payment of his current annual base salary and current benefits until September 2, 2008, and (ii) an Additional Compensation Amount (as defined in his Employment Agreement), calculated by reference to the value of ICIC (to be determined by an independent valuation, for which the estimated amount has been accrued at September 30, 2007.

      The foregoing description of Mr. Whitman's Employment Agreement is qualified in its entirety by reference to the actual terms of the agreement, which was filed as Exhibit 10.12 to the Company's Annual Report on Form 10-KSB for the year ending December 31, 2004 and is incorporated herein by reference.


ITEM 2. Management's Discussion and Analysis

Forward-looking statements

      This quarterly report on Form 10-QSB contains and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements. Words such as "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may also indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of the Company's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, and the Bank's continued ability to comply with existing and future regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Executive Summary

      First Ipswich Bancorp is a nationally-chartered commercial financial institution that historically has focused on Ipswich, MA and the surrounding communities. Over the past several years, however, the Company expanded beyond the eastern Essex County section of Massachusetts. In 2005 a branch in Boston, MA was purchased, and in 2006 a de novo branch was opened in Portsmouth, NH. In addition, the Company also expanded its product offerings over the past several years. In 2004, The de Burlo Group, a Boston-based investment management business was purchased. The Company's rapid expansion failed to generate revenue streams sufficient to cover increasing levels of overhead costs. Accordingly, the Company reported four consecutive quarterly losses through September 30, 2006.

      The Bank signed a Formal Agreement with the Office of the Comptroller of the Currency (the "OCC") on June 28, 2006. The Agreement required the Bank to achieve higher capital levels, retain competent management, develop a new strategic plan, adopt a new interest rate risk management plan, and improve liquidity and profitability. Specifically, the Bank was required by December 31,

2006, to raise its Tier 1 capital to average assets ratio to a minimum of 8%, the Tier 1 capital to risk-weighted assets ratio to a minimum of 10%, and the total capital to risk-weighted assets ratio to a minimum of 11%. The Bank has exceeded the minimum ratios, required by the Formal Agreement, since February 28, 2007.

      As required by the Formal Agreement, the Company developed and implemented a strategic plan during the second half of 2006 and first nine months of 2007. A primary goal of the plan was to evaluate operations and identify locations and business lines which were not enhancing the profitability of the Company. So far in 2007, the Company has sold its Cambridge branch, raised $1 million in capital through a private placement offering, sold $15.0 million of loans, and closed its Londonderry branch.

      The Company recognized a net loss of $386,000 for the quarter ended September 30, 2007 as compared to a net loss of $626,000 for the same period of 2006. Net income for the nine months ended September 30, 2007 was $133,000 as compared to a net loss of $1,458,000 for the same period of 2006. The net loss for the third quarter of 2007 was primarily driven by a provision for loan losses of $274,000 and compensation expense primarily related to the estimated additional compensation amount due to Peter Whitman. The Bank's ability to generate consistent profitability will be a key factor in the OCC's evaluation of the appropriateness of relieving the Bank of the Formal Agreement.

      A primary objective for the Company going forward is to become a highly profitable community bank. One of the means by which this objective will be accomplished is a focused effort to grow the small business client base which will generate new loans and deposits. In addition, the Company continues to evaluate expenses for additional reductions that can be achieved without unduly impacting the high level of customer service the Company provides through its branches in Beverly, Boston, Essex, Gloucester, Ipswich, Newburyport, and Rowley, Massachusetts and Portsmouth, New Hampshire.

      The deposit insurance assessment from the FDIC significantly impacted both the third quarter and year-to-date earnings for 2007. The insurance expense related to the FDIC assessment was $139,000 and $425,000 for the third quarter of 2007 and the nine months ended September 30, 2007, respectively. The Company expects that its quarterly FDIC insurance assessment will be reduced to approximately $60,000 starting in the fourth quarter of 2007. Management anticipates that earnings will be weak in the fourth quarter of 2007 even after the reduction of the FDIC insurance assessment.

      The Company expects to sell the downtown Boston office building that houses the Boston branch which is located at 31-33 State Street, before the end of the fourth quarter. The Bank has retained CB Richard Ellis to sell the building through a "call for offers" process, and plans to retain a long-term lease for the branch as part of the deal.

      The Company is committed to a focused and disciplined approach to return the Company to consistent profitability. While significant progress has been made to reduce expenses, additional effort is needed to restore net income to an acceptable level. The focus has shifted from right-sizing the Bank (to meet the capital requirements of the Formal Agreement) to implementing a plan to enhance profitability.

      The Company contemplates calling a special meeting of shareholders later in the fourth quarter to vote on a proposed amendment to the Articles of Organization, which will provide for the reclassification of shares of the Company's common stock held by shareholders who are the record holders of fewer than 200 shares of common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders (the "Reclassification"). The Reclassification is designed to allow us to suspend our reporting obligations with the SEC and realize estimated cost savings of approximately $285,000 per year.

       The Company first filed a Schedule 13E-3 and preliminary proxy statement with the SEC outlining the Reclassification on September 11, 2007. The first amendment to the Schedule 13E-3 and preliminary proxy statement is being filed today. The Company will file another amendment to the Schedule 13E-3 and the definitive proxy statement upon completion of SEC review. All shareholders are advised to read the amended Schedule 13E-3 and definitive proxy statement carefully when these documents are available, as they will contain important information about the Reclassification. Shareholders may obtain free copies of the proxy statement and Schedule 13E-3 when they are available at the SEC's website at http://www.sec.gov. The Company will mail a copy of the definitive proxy statement to all shareholders in advance of the special meeting.

Critical Accounting Policies

      Critical accounting policies are defined as those that reflect significant judgments and uncertainties, and the application of which could potentially result in materially different results under different assumptions and conditions. Accounting policies considered critical to the Company's financial statements include the allowance for loan losses, impairment of investment securities and intangible assets, including goodwill, and valuation of deferred tax assets. The methodology for assessing the appropriateness of the allowance for loan losses is considered a critical accounting policy by management due to the degree of judgment involved, the subjectivity of the assumptions utilized, and the potential for changes in the economic environment that could result in changes to the level of the allowance for loan losses considered necessary. Management considers impairment of investment securities to be critical due to the potential materiality of individual investment security holdings. Management considers impairment of intangible assets to be critical accounting policies because of the intangible assets' materiality to the financial statements and inherent judgment in determining valuation. This valuation involves identification of reporting units and estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. The valuation of deferred tax assets is considered critical because of the degree of judgment required to determine whether it is more likely than not that tax return benefits will be realized when deferred tax items reverse.

Comparison of Financial Condition at September 30, 2007 versus December 31, 2006

      Total assets were $291.5 million at September 30, 2007 as compared to $332.8 million at December 31, 2006. The decrease of $41.3 million or 12% in total assets was primarily driven by the sale of $15.0 million of loans associated with our Londonderry branch, $11.9 million of loans associated with the sale of our Cambridge branch, and $14.5 million of investment maturities and redemptions. A key element of the Company's strategic plan required shrinking the balance sheet in order to improve capital ratios.

Loans

      Total net loan balances were $198.3 million at September 30, 2007, a decrease of $36.6 million or 16%, from $234.9 million at December 31, 2006. The decrease in total net loans was primarily driven by the aforementioned sales. Commercial real estate loans decreased $21.1 million or 20% to $85.8 million at September 30, 2007 from $107.0 million at December 31, 2006. Commercial loans decreased $14.2 million or 32% to $30.2 million at September 30, 2007 from $44.4 million at December 31, 2006. The decrease of the loan portfolio occurred primarily in the first quarter of the year; net loans were $198.0 million at March 31, 2007 and $198.3 million at September 30, 2007. The Bank's lending activities are focused in northeastern Massachusetts and southern New Hampshire and are diversified by loan types and industries. The Bank continues to focus on originating high quality loans.

       The following table presents the composition of the Bank's loan portfolio by type of loan at the dates indicated.

                                          September 30, 2007   December 31, 2006
                                          ------------------   -----------------
                                                    (Dollars in thousands)
      Real estate mortgage loans:
        Commercial                           $     85,823         $    106,965
        Residential                                54,428               54,898
        Construction                               17,413               19,414
        Home equity                                 9,979                9,520
      Commercial loans                             30,214               44,442
      Consumer loans                                2,071                1,599
                                             ------------         ------------
          Total loans                             198,928              236,838
      Net deferred origination fees                  (139)                (121)
      Allowance for loan losses                    (1,537)              (1,827)
                                             ------------         ------------
          Loans, net                         $    198,252         $    234,890
                                             ============         ============

Asset Quality and Allowance for Loan Losses

      The table below summarizes certain key ratios regarding the quality of the Bank's loan portfolio:

                                                 September 30, 2007   December 31, 2006
                                                 ------------------   -----------------
                                                          (Dollars in thousands)

      Non-accrual loans                               $    --              $    --
      Troubled debt restructurings                         --                   --
      Loans past due 90 days or more and
         still accruing                                    35                    3
      Foreclosed real estate                            1,484                   --
      Non-accrual loans to total loans                   0.00%                0.00%
      Non-performing assets to total assets              0.51%                0.00%
      Allowance for loan losses as a percentage
         of total loans                                  0.77%                0.77%

      During the second quarter of 2007, the Company placed two related loans totaling $1,748,000 on non-accrual status. During the third quarter of 2007, the Company transferred these non-accrual loans to the in-substance foreclosures category. Upon transfer to the in-substance foreclosures category the Company wrote the property down by $264,000. The property is a residential subdivision.

      For the nine months ended September 30, 2007, the Company recorded a provision for loan losses of $14,000, charge-offs of $308,000, and recoveries of $4,000. The allowance for loan losses balance stood at $1,537,000 at September 30, 2007, which represents a decrease of $290,000 since December 31, 2006. Management considers the loan loss allowance to be adequate to provide for potential loan losses. The Company assesses the adequacy of the allowance for loan losses each calendar quarter. Although the Company believes that it employs an appropriate approach to downgrading credits that are experiencing slower than projected sales and/or increases in loan to value ratios, subsequent evaluations of the loan portfolio by the Company and its regulators, in light of the factors then prevailing, may require increases in the allowance for loan losses through charges to the provision for loan losses.

      Over the past several years, the Company has experienced very low levels of loan charge-offs and non-accrual loans. Economic or other external factors, deterioration in credit quality, or appropriate changes in the reserve estimation process as a result of changes in assumptions, as well as other possible factors, may cause the loan loss reserve balance to be increased in the future, perhaps substantially, through charges to current earnings by increasing the loan loss provision. While the real estate market has been under pressure for the last several quarters, to date, the Company has experienced only a small increase in problem loans.

Investment Securities

      Total investments, which includes certificates of deposit, available-for-sale securities and Federal Home Loan Bank and Federal Reserve Bank stock totaled $45.4 million as of September 30, 2007, a decrease of $16.6 million, or 27%, from $62.0 million at December 31, 2006. The Bank has classified all securities as available-for-sale since September 2006.

      Investment securities may be sold for a variety of reasons, including, but not limited to, swapping into other investment sectors with greater perceived relative value, neutralizing interest rate risk created by loan, deposit, or borrowed funds activity, and managing the level of qualifying collateral for borrowing purposes.

      The following table presents the composition of the Company's available-for-sale securities portfolio at the dates indicated

                                                  September 30, 2007           December 31, 2006
                                               ------------------------    ------------------------
                                                Amortized       Fair        Amortized       Fair
                                                  Cost          Value         Cost          Value
                                               ----------    ----------    ----------    ----------
                                                               (Dollars in thousands)

Mortgage and asset-backed securities           $   29,433    $   28,558    $   39,391    $   38,307
Government-sponsored enterprise obligations         6,039         5,955        10,550         10,293
Corporate bonds                                     1,867         1,754         1,845         1,745
Municipal bonds                                     3,622         3,516         3,756         3,617
                                               ----------    ----------    ----------    ----------
     Total securities available-for-sale       $   40,961    $   39,783    $   55,542    $   53,962
                                               ==========    ==========    ==========    ==========

Real Estate Held for Sale

       Real estate held for sale consists of the land and building acquired in the Boston branch acquisition. The property is being carried at the lower of depreciated cost or the estimated fair value less selling costs. A valuation allowance has been established as appropriate. The Company anticipates that the sale of the Boston building will be consummated before the end of 2007. It is possible that changes to the reserve may occur prior to, and related to, the sale of the real estate. The Company plans to maintain a retail banking branch and loan production office on the Boston property after the sale.

Deposits

       Deposit balances totaled $225.2 million as of September 30, 2007, a decrease of $43.7 million, or 16%, from $268.9 million as of December 31, 2006. The majority of the decrease was driven by a $34.6 million decline in certificates of deposit. The decline in certificates of deposit was the result of promotional certificate of deposit balances running off and the sale of our branch in Cambridge, Massachusetts. The sale of our Cambridge branch resulted in a reduction in total deposits (including certificates of deposit) of $15.4 million.

      As part of its strategic plan, the Company is pursuing small business owners in its geographic footprint that do not utilize its services. The Company is hopeful that these efforts will result in new relationships that will result in additional core deposits.

      The following table summarizes the composition of the Bank's deposit balances at the dates indicated.

                                                   September 30,    December 31,
                                                        2007            2006
                                                   ------------     ------------
                                                       (Dollars in thousands)

Demand                                             $     39,148     $     42,682
NOW                                                      32,805           34,537
Regular savings                                          27,287           29,837
Money market deposits                                    47,613           48,868
Certificates of deposit                                  78,358          112,944
                                                   ------------     ------------
                                                   $    225,211     $    268,868
                                                   ============     ============

Borrowings

      Short-term borrowings were $10.8 million as of September 30, 2007, a decrease of $2.9 million, or 21% from $13.7 million as of December 31, 2006. The contraction related to repurchase agreements which declined $2.9 million or 21% from $13.7 million as of December 31, 2006. The decline in repurchase agreements was driven by lower balances in customer sweep accounts. Long-term borrowings were $20.8 million as of September 30, 2007, an increase of $4.8 million, or 30% from $16.0 million as of December 31, 2006. The increase was driven by a new $5.0 million callable fixed rate advance from the Federal Home Loan Bank of Boston.

Stockholder's Equity

      Total stockholder's equity increased to $19.3 million as of September 30, 2007 from $17.9 million as of December 31, 2006. The increase was primarily driven by: $947,000 of net proceeds from the Company's private placement, year-to-date net income of $133,000 and improvement in the accumulated other comprehensive loss account of $330,000 associated with an unrealized loss, net of tax, on available-for-sale securities.


Comparison of Operating Results for the Quarters Ended September 30, 2007
and 2006

General

      Operating results are largely determined by the net interest spread on the Company's primary assets (loans and investment securities) and its primary liabilities (deposit balances and borrowings). Operating income is also dependent upon revenue from non-interest related sources (such as investment advisory fees and service charges on deposit accounts), the provision for loan losses, and the increase or decrease in operating expenses. Operating results are also significantly impacted by general economic conditions; in particular the general level of interest rates and the resultant impact on asset yields and the cost of funds, as well as the ability and willingness of borrowers to fulfill their debt obligations during various economic cycles.

      The net loss for the three months ended September 30, 2007 was $386,000 versus a net loss of $626,000 for the three months ended September 30, 2006, an improvement of $240,000. The improvement in earnings is primarily attributable to a $779,000 decrease in non-interest expenses, and a $566,000 improvement in non-interest income. The provision for loan losses was $274,000 for the three months ended September 30, 2007 versus $66,000 for the same period in 2006. Net interest income was $2.3 million for the three months ended September 30, 2007 versus $2.9 million for the same period in 2006. The benefit for taxes was $74,000 for the three months ended September 30, 2007 versus a tax benefit of $340,000 for the same period in 2006.

Interest and Dividend Income

      Total interest and dividend income for the quarter ended September 30, 2007 was $4.4 million, a decrease of $1.7 million from the quarter ended September 30, 2006. The decrease was primarily driven by lower levels of earning assets. For the quarter ended September 30, 2007 average earning assets were $265.0 million versus $364.9 million for the quarter ended September 30, 2006. The lower level of earning assets is a direct result of the implementation of the Company's strategic plan. Average investment securities declined by $65.1 million while average loans declined by $48.6 million The average yield on average earning assets during the third quarter of 2007 was 6.58% as compared to 6.62% for the third quarter of 2006.

Interest Expense

      Interest expense was $2.1 million for the quarter ended September 30, 2007; this represents a $1.1 million decrease from the same quarter of 2006. The majority of the decline was attributable to lower levels of average interest bearing liabilities which decreased by $98.6 million versus the same quarter of 2006. The average rate paid for interest-bearing liabilities was 3.58% for the quarter ended September 30, 2007 versus 3.79% for the quarter ended September 30, 2006.

      Interest expense on interest-bearing deposits for the quarter ended September 30, 2007 decreased by $373,000 to $1.5 million as compared to the same quarter of 2006. This decrease was primarily due to lower levels of interest-bearing deposits. Average interest-bearing deposit balances for the quarter ended September 30, 2007 totaled $187.0 million, a $51.4 million decrease as compared to the same quarter of 2006. Offsetting the decrease in interest bearing deposit balances was an increase in the average rate paid on the deposits. The average rate paid on deposits increased to 3.09% from 3.04% in the third quarter of 2007 as compared to the same quarter of 2006.

      Interest expense on borrowed funds, including subordinated debentures, for the quarter-ended September 30, 2007, decreased by $690,000 to $636,000 as compared to the quarter-ended September 30, 2006. The decrease was primarily due to significantly lower average levels of FHLB advances.

Net Interest Income

      Net interest income for the quarter ended September 30, 2007 decreased by $631,000 to $2.3 million as compared to $2.9 million for the quarter ended September 30, 2006. The decline in net interest income was driven by an overall shrinkage of the Company's balance sheet. Average total assets for the quarter ended September 30, 2007 were $293.6 million versus $396.4 million for the same quarter in 2006. While net interest income declined, net interest margin improved. Net interest margin was 3.44% for the quarter ended September 30, 2007 versus 3.19% for the same quarter of 2006, an improvement of 25 basis points. The reduction in investment securities and wholesale funding was a primary factor in the improvement in net interest margin.

Average Balances and Yields

       The following table presents a summary of the Company's interest-earning assets and their average yields, and interest-bearing liabilities and their average rates for the three months ended September 30, 2007 and September 30, 2006. The average balances are derived from average daily balances.

                                                                   Three Months Ended September 30,
                                        -----------------------------------------------------------------------------------------
                                                         2007                                           2006
                                        -----------------------------------------    --------------------------------------------
                                          Interest                                       Interest
                                          Income/       Average      Average Rate        Income/       Average      Average Rate
                                          Expense       Balance      Earned/Paid         Expense       Balance      Earned/Paid
                                        -----------------------------------------   ---------------------------------------------
                                                                        (Dollars in thousands)

Assets:
Interest-earning assets:
   Other short-term investments              $ 227      $  21,098          4.27%        $      94    $     7,232          5.13%
  Investment securities:
   Taxable                                     441         41,027          4.28%            1,169         95,636          4.85%
   Tax-exempt                                   23          3,634          2.47%              131         14,156          3.68%
  Loans                                      3,701        199,260          7.37%            4,692        247,872          7.51%
                                          -----------------------                       ------------------------
    Total interest-earning assets            4,392        265,019          6.58%            6,086        364,896          6.62%
                                          --------                                      ---------
Non-interest-earning assets                                28,578                                         31,530
                                                      -----------                                    -----------
Total assets                                          $   293,597                                    $   396,426
                                                      ===========                                    ===========

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Savings                                       33         26,437          0.49%               39         31,309          0.49%
  NOW                                           24         30,850          0.31%               11         35,533          0.12%
  MMDA                                         408         46,576          3.48%              486         57,179          3.37%
  CD's                                         991         83,173          4.72%            1,293        114,400          4.49%
                                          -----------------------                       ------------------------
    Total interest-bearing deposits          1,456        187,036          3.09%            1,829        238,421          3.04%
  Federal Home Loan Bank advances              269         19,823          5.38%              890         63,874          5.53%
  Subordinated debentures                      235         13,000          7.18%              243         13,000          7.43%
  Other borrowed funds                         132         11,867          4.41%              193         14,990          5.08%
                                          -----------------------                       ------------------------
    Total interest-bearing liabilities       2,092        231,726          3.58%            3,155        330,285          3.79%
                                          --------                                      ---------
Non-interest-bearing deposits                              40,011                                         46,567
Other non-interest-bearing liabilities                      2,245                                          1,701
                                                      -----------                                    -----------
Total liabilities                                         273,982                                        378,553
Total stockholders' equity                                 19,615                                         17,873
                                                      -----------                                    -----------
Total liabilities and stockholders'
    equity                                              $ 293,597                                    $   396,426
                                                      ===========                                    ===========

Net interest income                        $ 2,300                                      $   2,931
                                          ========                                      =========
Interest rate spread                                                       2.99%                                          2.83%
                                                                     ===========                                    ===========
Net interest margin                                                        3.44%                                          3.19%
                                                                     ===========                                    ===========

Non-interest Income

      Total non-interest income increased $566,000 to $1.1 million for the quarter ended September 30, 2007 as compared to the same quarter of 2006. The improvement in non-interest income was driven by the absence in 2007 of both $526,000 of losses on securities sold or written down and $340,000 of fixed asset write-downs taken during the third quarter of 2006. Partially offsetting the losses were $106,000 of trust fees in the third quarter of 2006 versus none in the third quarter of 2007 because the Company sold the trust department in October of 2006. In addition, the third quarter of 2006 includes $133,000 of merchant credit card processing fees versus $8,000 in the third quarter of 2007 because the Company has outsourced this service.

Non-interest Expense

      Total operating expenses decreased by $779,000 to $3.6 million for the quarter ended September 30, 2007 as compared to the same quarter of 2006. This reduction in expense is a direct result of the implementation of the Company's strategic plan. Salaries and employee benefits decreased by $428,000 to $2.0 million primarily due to a reduction in the number of employees, offset by an increase in severance expense in the third quarter of 2007. Occupancy and equipment expenses decreased by $225,000 to $477,000 for the quarter ended September 30, 2007. The decrease was primarily attributable to lower levels of: utilities expense, maintenance and repair costs, rent expense, and other miscellaneous occupancy expenses. As part of the strategic plan the Company has closed several facilities. In addition, other general and administrative expenses decreased $92,000 to $227,000 for the quarter ended September 30, 2007. Partially offsetting these declines was an increase in FDIC insurance expense in the third quarter of 2007. FDIC insurance expense was $139,000 during the third quarter of 2007 versus $8,000 during the third quarter of 2006. The increase was driven by a revised FDIC insurance assessment process. As a result of tangible improvements stemming from the implementation of the strategic plan, it is anticipated that this expense will decrease by approximately $104,000 per quarter after October 2007.

Income Taxes

      For the quarter ended September 30, 2007 the Company recorded a benefit for income taxes of $74,000 versus a benefit for income taxes of $340,000 for the same quarter of 2006.

      Deferred tax assets are evaluated to determine whether it is "more likely than not" that a tax return benefit would be realized when the deferred items reverse. Evaluation considerations include the availability of historical and projected taxable income to offset the deferred items in the periods they are expected to reverse. Management has determined that operational changes which have been made and are being made will generate sufficient income to allow for the recognition of the deferred tax assets. No valuation reserve was recorded as of September 30, 2007 or December 31, 2006.

      The effective tax benefit rate of 16% for the quarter reflects the fact that the costs of implementing the process to reclassify common stockholders are not deductible for income tax purposes. These non-deductible reclassification expenses represent a significant portion of pretax income.


Comparison of Operating Results for the Nine Months Ended September 30, 2007 and 2006

General

      Net income for the nine months ended September 30, 2007 was $133,000 compared with a net loss of $1,458,000 for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, net interest income decreased by $1.1 million, non-interest income increased $993,000, and operating expenses decreased $2.7 million, as compared to the nine months ended September 30, 2006. The provision for loan losses was $14,000 for the nine months ended September 30, 2007 versus $131,000 for the same period in 2006. The provision for taxes was $286,000 for the nine months ended September 30, 2007 versus a benefit for taxes of $805,000 for the same period in 2006.

Interest and Dividend Income

      Total interest and dividend income for the nine months ended September 30, 2007 was $13.7 million, which was $3.4 million lower than the nine months ended September 30, 2006. The decline was primarily resulted from by lower levels of average interest-earning assets. While average balances declined the yield on earning assets increased to 6.63% for the nine months ended September 30, 2007 as compared to 6.25% for the nine months ended September 30, 2006. The improvement in yield was primarily driven by higher yielding loans replacing lower yielding investments. Average interest earning assets of $276.4 million for the period ended September 30, 2007 were $88.7 million lower than average interest-bearing assets of $365.1 million for the period ended September 30, 2006.

      The increase in average yield was due primarily to a changing mix of assets. While average net loans for the nine months ended September 30, 2007 were $34.5 million lower than the same period of 2006, average investments were $68.8 million lower than the same period of 2006. The changing mix of earning assets reflects the Bank's efforts to increase its core lending efforts and decrease its reliance on the investment portfolio for income.

Interest Expense

      Interest expense on interest-bearing liabilities for the nine months ended September 30, 2007 was $6.5 million, a $2.3 million decrease from the nine months ended September 30, 2006. The decrease was driven by lower levels of interest-bearing liabilities. Average interest-bearing liabilities of $242.9 million for the period ended September 30, 2007 were $88.5 million lower than average interest-bearing liabilities of $331.4 million for the period ended September 30, 2006.

      The average rate paid for interest bearing liabilities was 3.59% for the nine months ended September 30, 2007 as compared to 3.55% for the same period of 2006. The increase in average rates occurred because of the increase in market short-term rates over the course of the past year.

      Interest expense on deposits was flat on a comparative basis. The average rate paid for deposit during the first nine months of 2007 was 3.13%, up from 2.76% in the same period of 2006. Average interest-bearing deposit balances during the nine months ended September 30, 2007 were $27.1 million lower than the same period of 2006.

      Interest expense on borrowed funds, including subordinated debentures, for the nine months ended September 30, 2007 decreased by $2.3 million to $1.8 million as compared to the nine months ended September 30, 2006. The impact of lower average balances of borrowed funds during the nine month period ended September 30, 2007 as compared to the same period of 2006 offset increasing interest rates paid on borrowed funds for the same comparable periods. The average rate paid on borrowed funds increased to 5.84% in the first nine months of 2007 as compared to 5.29% during the first nine months of 2006.

      The Company relies on dividends from the Bank in order to pay its interest obligations on the subordinated debentures. At present, the Bank is required to obtain OCC approval before it pays dividends because of its level of earnings. The Company can give no assurance that the OCC will grant the Bank approval to pay dividends in the future. At September 30, 2007 the Company had enough cash on hand to pay interest on the subordinated debentures, at current prevailing rates, through October 2007. Interest expense on subordinated debentures and the average balance outstanding in the first nine months of 2007 were relatively level compared to the first nine months of 2006.

Net Interest Income

Net interest income for the nine months ended September 30, 2007 decreased by $1.1 million, to $7.2 million as compared to the nine months ended September 30, 2006. The decrease in net interest income in the 2007 period was due primarily to the lower levels of average earning assets. Offsetting the lower levels of earning assets was a changing mix of earning assets. The increase of higher yielding loans and corresponding decrease of lower yielding investments as a percentage of average earning assets helped mute the impact of lower levels of earning assets. Average loan balances were 75% of average earning assets for the nine months ended September 30, 2007 versus 66% for nine months ended September 30, 2006. Conversely, investment balances were 18% of average earning assets for the nine months ended September 30, 2007 versus 32% for nine months ended September 30, 2006.

Average Balances and Yields

       The following table presents a summary of the Company's interest-earning assets and their average yields, and interest-bearing liabilities and their average rates for the nine months ended September 30, 2007 and 2006. The average balances are derived from average daily balances.

                                                                   Nine Months Ended September 30,
                                        -----------------------------------------------------------------------------------------
                                                         2007                                           2006
                                        -----------------------------------------    --------------------------------------------
                                          Interest                                       Interest
                                          Income/       Average      Average Rate        Income/       Average      Average Rate
                                          Expense       Balance      Earned/Paid         Expense       Balance      Earned/Paid
                                        -----------------------------------------   ---------------------------------------------
                                                                        (Dollars in thousands)

Assets
Interest earning assets:
    Other short-term investments           $     661  $     20,034         4.41%         $      211   $    5,491          5.12%
  Investment securities:
    Taxable                                    1,469        45,777         4.30%              3,423      103,819          4.41%
    Tax-exempt                                    68         3,704         2.44%                386       14,477          3.56%
  Loans                                       11,516       206,838         7.44%             13,054      241,296          7.23%
                                            -----------------------                     -------------------------
     Total interest-earning assets            13,714       276,353         6.63%             17,074      365,083          6.25%
                                            --------                                    ------------
Non-interest-earning assets                                 28,899                                        31,272
                                                      -------------                                  ------------
Total assets                                               305,252                                       396,355
                                                      =============                                  ============
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
  Savings                                         99        27,484         0.48%                120       32,331          0.49%
  NOW                                             82        32,453         0.34%                 30       36,138          0.11%
  MMDA                                         1,294        49,999         3.46%              1,364       56,929          3.20%
  CD's                                         3,238        91,594         4.73%              3,213      103,182          4.16%
                                            -----------------------                     -------------------------
     Total interest-bearing deposits           4,713       201,530         3.13%              4,727      228,580          2.76%
  Federal Home Loan Bank advances                722        17,267         5.59%              2,854       75,984          5.02%
  Subordinated debentures                        706        13,000         7.26%                701       13,000          7.21%
  Other borrowed funds                           378        11,099         4.55%                511       13,850          4.93%
                                            -----------------------                     -------------------------
     Total interest-bearing liabilities        6,519       242,896         3.59%              8,793      331,414          3.55%
                                            --------                                    ------------
Non-interest-bearing deposits                               40,670                                        45,279
Other non-interest-bearing liabilities                       2,323                                         1,378
                                                      -------------                                  ------------
Total liabilities                                          285,889                                       378,071
Total stockholders' equity                                  19,363                                        18,284
                                                      -------------                                  ------------
Total liabilities and stockholders'
     Equity                                           $    305,252                                    $  396,355
                                                      =============                                  ============

Net interest income                        $   7,195                                      $   8,281
                                           =========                                    ============
Interest rate spread                                                       3.05%                                          2.70%
                                                                    =============                                   ============
Net interest margin                                                        3.48%                                          3.03%
                                                                    =============                                   ============

Non-interest Income

      Total non-interest income for the nine months ended September 30, 2007 increased $993,000 as compared to the nine months ended September 30, 2006. The increase was primarily driven by the absence of $575,000 of security write-downs, the absence of $340,000 of fixed asset write-downs, and the absence of a $319,000 valuation reserve for real estate held for sale, because the estimated fair value at that time, less selling costs, of real estate held for sale was less than the book value of the assets. In addition, the Company recognized a $311,000 net gain on the sale of Londonderry loans in 2007. For the nine months ended 2006 the Company recognized $316,000 of trust fees versus $0 for the nine months ended 2007.

Non-interest Expense

      Total operating expenses for the nine months ended September 30, 2007 decreased $2.7 million or 20%, to $10.6 million. The 20% decrease in non-interest expenses was driven by the implementation of the Company's strategic plan. Salaries and employee benefits decreased $1.4 million to $5.6 million. The decrease was driven by a reduction in the number of employees. Occupancy and equipment expenses decreased $497,000 to $1.6 million, advertising and marketing expenses decreased $201,000 to $183,000. Other general and administrative expenses decreased $369,000 to $639,000. Conversely, FDIC insurance expense increased $400,000 to $425,000, due to a revision of the FDIC insurance assessment process.

Income Taxes

      For the nine months ended September 30, 2007 the Company recorded a provision for income taxes of $286,000 versus a benefit for income taxes of $805,000 for the nine months ended 2006. The shift to provision for income taxes from benefit for income taxes was driven by a $2,682,000 improvement in pre-tax income.

      Deferred tax assets are evaluated to determine whether it is "more likely than not" that a tax return benefit would be realized when the deferred items reverse. Evaluation considerations include the availability of historical and projected taxable income to offset the deferred items in the periods they are expected to reverse. While the recent trend of operating losses increases the likelihood that such taxable income may not occur in the future, management has determined that operational changes which have been made and are being made will generate sufficient income to allow for the recognition of the deferred tax assets. No valuation reserve was recorded as of September 30, 2007 or December 31, 2006.

      The effective tax rate of 68% for the nine month period reflects the fact that the costs of implementing the process to reclassify common stockholders are not deductible for income tax purposes. These non-deductible reclassification expenses represent a significant portion of pretax income.

Asset/Liability Management

       A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets generally have longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upward. A continual trade-off, which is managed and monitored on an ongoing basis, exists between exposure to interest rate risk and current income. In general, during periods with a normalized yield curve, a wider mismatch between the re-pricing periods of interest rate sensitive assets and liabilities can produce higher current net interest income. The management of interest rate risk considers several factors, including, but not limited to, the nature and extent of actual and anticipated embedded options and other attributes of the balance sheet, the perceived direction of market interest rates, and the risk appetite of management and the Asset/Liability Management Committee ("ALCO"). Members of the ALCO consist of the chief executive officer, the chief financial officer, the senior loan officer, the SVP of Operations and IT and the SVP of Retail Banking, one board member and others. The Committee discusses the asset/liability mix on the balance sheet and reviews exposures to changes in interest rates.

      Certain retail strategies were implemented in 2006 to generate deposit growth, particularly in new markets. As a result of significant new deposit funds, the Bank was able to pay down Federal Home Loan Bank (FHLB) advances and improve the Bank's liquidity position.

      The principal strategies management utilizes to manage interest rate risk with respect to the loan portfolio is associated with pricing and structure. Although loans originated at relative low points in the interest rate cycle produce lower short-term yields than those originated at higher points in the rate cycle, prepayments into low rates occur more rapidly on higher rate loans as the incentive to refinance is apparent. The Company has not positioned itself as a market leader with respect to pricing long-term fixed-rate residential mortgages in the current environment. However, the Company has and will continue to originate fixed-rate loans for its portfolio in order to serve its customers, preferring ten or fifteen year final maturities. Additional strategies employed to mitigate loan interest rate risk in this environment include targeting shorter amortization periods, increasing the frequency of interest rate resets or shortening the period of time until the first interest rate reset date, and encouraging the origination of floating rate loans.

      On an ongoing basis, management analyzes the pros and cons of positioning with a narrower or wider interest rate mismatch and whether an asset sensitive or liability sensitive balance sheet is targeted and to what degree. This analysis considers, but is not limited to, originating adjustable- and fixed-rate mortgage loans, managing the cost and structure of deposits, analyzing actual and projected asset cash flow, considering the trade-offs of short versus long-term borrowings, and reviewing the pros and cons of certain investment security sectors. The Company primarily relies upon the investment securities portfolio to balance the interest rate risks produced by retail loan and deposit activity. The interest rate risk of the balance sheet in varying interest rate scenarios has been reduced over the past several quarters as management has positioned the net interest income stream for reduced volatility regardless of the direction of interest rates.

      On a quarterly basis, an outside advisor performs financial modeling of the balance sheet using certain industry data assumptions. The output from the models, which project the Company's financial performance over certain periods under certain interest rate environments, are reviewed and analyzed as a basis for targeting certain product structures in the future, as well as commenting on pricing decisions in order to encourage or discourage customer choices. While Management is currently pleased with the interest rate sensitivity position of the Bank, there is no guarantee that the Bank will be able to continue to generate low cost deposits and gather high yielding assets.

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, borrowings, repayment and prepayment of loans and investment securities, sales of securities, maturities and early calls of securities, and funds provided from operations. While scheduled repayments of loans and investment securities are predictable sources of funds, prepayments on loans and investment securities as well as other behavioral variables on certain other balance sheet components are not predictable with certainty. For example, the general level of interest rates, economic conditions, and competition largely influence prepayments on loans and investment securities and the renewal rate on term deposits. The Bank primarily uses its liquidity resources to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, and to maintain liquidity. .

      The Bank liquidity contingency plan calls for the Bank to manage loan originations and the level of the investment portfolio as well as Federal Home Loan Bank of Boston (the "FHLBB") advance availability so that deposit flows can be accommodated.

      The Bank utilizes advances from the "FHLBB" primarily in connection with its management of the interest rate sensitivity of its assets and liabilities, to complement or supplement the volume of retail funding, as well as to selectively capitalize on leverage opportunities. Total advances outstanding at September 30, 2007 amounted to $20.8 million. The Bank's ability to borrow from the FHLBB is dependent upon the amount and type of collateral the Bank has to secure the borrowings. Such collateral consists of, but is not limited to, one-to-four family owner-occupied residential mortgage loans and occupied residential mortgage loans and government-sponsored enterprise obligations. As of September 30, 2007, the Bank's total borrowing capacity through the FHLBB was $33.0 million. The Bank has additional capacity to borrow through such instruments as repurchase agreements utilizing federal agency obligations and mortgage-backed securities as collateral, as well as brokered deposits. The Formal Agreement does require that the Bank get permission of the OCC and FDIC prior to accepting brokered deposits.


      A major portion of the Bank's liquidity consists of cash and cash equivalents, short-term investments, government-sponsored enterprise and federal agency obligations, mortgage-backed securities, and other debt securities. The level of these assets is dependent upon the Bank's operating, lending, and financing activities during any given period. On a monthly basis, the Bank currently generates an average of approximately $1.4 million in cash flow from the loan and investment securities portfolios. These funds are primarily used to either re-invest in new loans and investment securities or utilized in conjunction with the management of the level of deposit balances or borrowed funds.

      The Bank signed a Formal Agreement with the Office of the Comptroller of the Currency on June 28, 2006. The Agreement required the Bank to take various actions including raising capital ratios to levels prescribed in the Agreement. Specifically the Bank was required, by December 31, 2006, to raise its Tier 1 capital to average assets ratio to a minimum of 8%, its Tier 1 capital to risk-weighted assets ratio to a minimum of 10%, and its total capital to risk-weighted assets to a minimum of 11%. As of December 31, 2006, the Bank did not attain these ratios. Subsequently, the OCC extended the deadline to achieve the capital ratios until March 31, 2007. The Bank exceeded at February 28, 2007 and continues to exceed the minimum ratios, as listed in the Formal Agreement.

      At September 30, 2007, Bancorp had $123,000 of cash on hand. Projected interest payments due in October, 2007 on Bancorp's subordinated debentures will deplete its level of cash on hand at September 30, 2007. The Bank intends to get a loan from a third party; the proceeds of the loan will be used to pay the interest on the subordinated debentures. The Bank needs to borrow at least $750,000 to cover interest payments on the subordinated debentures through September 30, 2008. Neither the third party nor the terms of the loan have been finalized.

      At September 30, 2007, the Bank and the Company exceed all regulatory capital requirements applicable to them. The table below presents the capital ratios at September 30, 2007, for the Bank and Bancorp, as well as the minimum regulatory requirements.

                                                                                                     Minimum Capital
                                                                          Statutory Minimum           Requirements
                                                        Actual           Capital Requirements            Per OCC
                                                 -------------------     ---------------------    --------------------
                                                   Amount     Ratio        Amount       Ratio       Amount      Ratio
                                                 ---------  --------     ----------    -------    ---------   --------
                                                                         (Dollars in thousands)
Bank:
  Total capital to risk-weighted assets          $ 28,603     13.4%       $ 17,059       8.0%      $ 23,456     11.0%
  Tier 1 capital to risk-weighted assets           27,066     12.7           8,530       4.0         21,324     10.0
  Tier 1 capital to average assets                 27,066      9.4          11,581       4.0         23,162      8.0

Consolidated:
  Total capital to risk-weighted assets          $ 29,748     13.9%       $ 17,113       8.0%           N/A      N/A
  Tier 1 capital to risk-weighted assets           21,891     10.2           8,557       4.0            N/A      N/A
  Tier 1 capital to average assets                 21,891      7.5          11,608       4.0            N/A      N/A

Off-Balance Sheet Arrangements

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business primarily associated with meeting the financing needs of our customers. We may also enter into off-balance sheet strategies to manage the interest rate risk profile of the Company. Loan commitments and all other off-balance sheet instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk.

      Lending commitments include commitments to originate loans and to fund unused lines of credit. The Bank evaluates each customer's creditworthiness on a case-by-case basis. At September 30, 2007, the Bank had $1.5 million of outstanding commitments to originate loans and $32.9 million of unused lines of credit. The Bank anticipates that it will have sufficient funds available to meet these commitments, though some commitments may expire and many unused lines are not drawn upon.

Business Risks

The Bank is subject to a Formal Agreement with the OCC.

      The Bank is subject to a Formal Agreement dated June 28, 2006 with the OCC. The direct costs of compliance include legal and consulting fees, higher FDIC insurance rates, and staffing costs, which all decrease earnings and reduce the capital base. Other costs include significant dedication of resources that shift the focus of the organization away from growing the customer base to ensuring that heightened regulatory demands are satisfied. The agreement requires the Bank to obtain approval from the OCC prior to paying dividends and restricts the ability of the Bank to pursue certain growth opportunities. In addition, it requires the Bank to maintain higher levels of capital than other financial institutions without similar regulatory issues.

      The Bank has achieved the initial requirements of the agreement, including achieving higher capital ratios (which were achieved on February 28, 2007). The principal initial requirements were that the Board would achieve higher capital ratios as part of a new three-year capital program, retain competent management, develop a new three-year strategic plan, adopt a new interest rate management plan, improve liquidity, and establish a Compliance Committee.

      The Board is required to ensure adherence on an ongoing basis to the three-year strategic and capital plans and to perform its other obligations under the agreement. The failure of the Board to ensure such adherence or perform such obligations could result in further regulatory actions by the OCC, which would have a materially adverse financial effect on the Bank and the Company.

The value of goodwill and other intangible assets may need to be written down.

      The Company recorded goodwill and other intangible assets at the time of purchase of The de Burlo Group and the Boston branch. A substantial portion of the purchase price of the investment management company was allocated to goodwill and other intangible assets. If we determine that goodwill or other intangible assets are impaired at a future date, we will have to record a write-down of value through the Company's income statement.

Our expansion into the investment management business poses several risks.

      We may not be able to retain existing investment management clients, nor attract new ones. Lack of new clients or the loss of existing clients could reduce the fee income generated from this business. In addition, the business acquired generates more than 50% of its revenue from five Massachusetts municipal pension funds. The loss of these clients would materially reduce fee income.

      We may not be able to indefinitely retain existing investment management personnel. Loss of key personnel could negatively impact customer retention or growth due to the high orientation of retention with customer knowledge and customer service in this industry.

Our current loan quality and historical loan growth may not continue, particularly in new markets or with the loans acquired with the Boston branch.

      While the Bank has shown a very low level of loan charge-offs and non-accrual loans in recent years, there can be no assurance that these favorable results will continue in the future. Credit quality standards may change, substantial growth may weaken underwriting or other controls, or new customers or relationships may not perform as expected. Despite our due diligence on the Boston branch portfolio, there is a risk that loan quality may deteriorate as we did not perform the original underwriting.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

      In an attempt to mitigate any loan losses we may incur, we maintain an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends among loan types. However, we cannot predict loan losses with certainty and we cannot assure you that charge offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan losses could reduce our earnings.

      Economic or other external factors, deterioration in credit quality, or appropriate changes in the reserve estimation process as a result of changes in assumptions, as well as other possible factors, may cause the loan loss allowance to be increased through charges to current earnings by increasing the loan loss provision. Despite our due diligence on the Boston branch portfolio, there is a risk that loan quality may deteriorate as these loans are to customers we do not know, nor did we perform the original underwriting.

As Bancorp operates in its new geographic loan footprint, including Boston, Massachusetts and Portsmouth, New Hampshire, and hires new commercial lenders, the maintenance of high credit quality and continued growth in loan balances is not assured.

      We have acquired an investment management business, purchased a new branch in a non-contiguous market, and opened a branch in a non-contiguous market. Revenue growth may not meet our expectations in one or more of these areas, while expenses have already been incurred and expense commitments for the future have been made. Entering into new markets and new lines of businesses with limited or no experience or pre-existing business presence poses an inherent risk.

      Due to competitive conditions, market conditions, and other factors, growth in deposit balances, loan balances, or investment management revenues may not be in accordance with expectations and thus revenue may not support future growth or an increase in shareholder value. Operating results are also significantly impacted by factors beyond management's control such as interest rate conditions and general economic conditions; in particular the general level of interest rates and the resultant impact on asset yields and the cost of funds, as well as the ability and willingness of borrowers to fulfill their debt obligations during various economic cycles.

If we are unable to significantly increase revenue and decrease expenses, our earnings may not improve to the extent necessary to permit access to capital or to avoid increased regulatory scrutiny.

      The Company initiated a strategic plan in the third quarter of 2006 to address the concerns for poor profitability. Initiatives to improve revenues and/or reduce expenses may not be successful in improving the Company's profitability. Poor profitability may impact the Company's ability to retain or attract customers and key management personnel. Loss of key management personnel may result in the delay or cancellation of plans or strategies under consideration, increased expenses, operational inefficiencies, or lost revenue.

      We may not be successful in leasing the suburban office space vacated by the Bank as part of the implementation of the strategic plan, on the terms or lease-up ratio we anticipate. Lower than anticipated rental income from these locations may reduce our net income.

We may not be able to attract new deposit customers in new markets or retain existing deposit customers.

      We have opened new branches in non-contiguous markets that are presently served by other financial institutions. We may not be successful in generating revenue by raising deposits and originating loans to offset the initial and ongoing expense of operating these new locations due to lack of recognition of our name, loyalty to existing banks, or other competitive or market factors.

      Bancorp anticipates, although cannot assure, that a significant portion of new customers obtained from its premium-rate term deposit specials will remain customers for the indefinite future and avail themselves of additional bank products and services. Our business may be negatively impacted if we are unable to retain new customers with market-priced deposit products or cross-sell loan and investment products.

      Management anticipates, but cannot assure, that continued focus on growth in core deposit categories will generate sufficient growth in targeted deposit categories and continued growth in deposit fee income.

      Bancorp is hopeful that solid growth will occur in all core deposit categories, particularly in new markets. Growth cannot be assured, however, particularly during a period whereby consumers may perceive more value in other investment options. The inability to grow deposits ultimately limits asset growth.

Our capital and expense budgets may limit our ability to compete with larger financial institutions.

      Our current and future earnings, in addition to our capital, may not allow us to compete with other institutions with regards to pricing deposits, pricing loans, investing in new technologies, or investing in new initiatives. Our growth and future earnings may be limited if we are unable to keep pace with rapid technological innovation or if we are unable to compete with marketing and promotional expense budgets of our larger competitors.

Banking is a highly regulated industry and restrictions, limitations, or new laws could impact our business

      Several non-banking competitors are not subject to strict lending and deposit disclosure laws that impact national banks. Our commitment to compliance with laws and regulations and the cost to do so could impact the decision of customers to seek our banking services or our ability to devote sufficient attention to business development as opposed to consumer compliance.

      Bancorp is subject to review and oversight of several governmental regulatory agencies. Such agencies impose certain guidelines and restrictions, such as capital requirement and lending limits that may impact our ability to compete with other financial service providers who may not be subject to these restrictions.

      New laws or changes in existing laws may limit the ability to expand or enter into new businesses that otherwise may be available to other financial service providers.

      The Bank has entered into an agreement with its primary regulator, the Office of the Comptroller of the Currency. The Bank has achieved all of the major requirements of the Agreement, including capital ratio requirements which were exceeded in February 2007. The agreement calls for on-going compliance with the Agreement terms. While management will diligently attempt to maintain compliance with the terms of the Agreement, it is possible that circumstances might arise which would make the Bank no longer in compliance with the Agreement. Further regulatory action could result in further limitations being imposed upon the Bank.

Implementation of Sarbanes-Oxley Section 404

      The regulations implementing Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404) will require us to provide our assessment of the effectiveness of our internal control over financial reporting beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2007. Our independent auditors will be required to confirm in writing whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects, and separately report on whether they believe we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008.

      We believe that we currently have adequate controls over financial reporting and that any weakness identified in our internal controls will not be material. We cannot assure you that we will not discover material weaknesses in our internal controls. We also cannot assure you that we will complete the process of our evaluation and the auditors' attestation on time. If a material weakness is discovered, corrective action may be time consuming, costly and further divert the attention of management and its resources. The disclosure of a material weakness, even if quickly remedied, could reduce the market's confidence in our financial statements and lower the stock price, especially if a restatement of financial statements for past periods were to be necessary.

      The Company has not started to implement SOX 404. The Company anticipates that stockholders will approve a reclassification plan which will allow the Company to suspend its reporting requirements with the Securities and Exchange Commission (the "SEC"). If the reclassification plan is not effective before December 31, 2007, the Company will not be prepared to comply with the requirements of SOX 404.

The Bancorp is dependent upon the Bank for cash to pay interest on subordinated debentures.

      The Bancorp raised capital by issuing trust preferred stock which is supported by subordinated debentures. The Bancorp's primary source of cash to pay the interest on the subordinated debentures is dividends from the Bank. The Agreement with the OCC requires that the OCC grant approval prior to the Bank declaring dividends to its parent, Bancorp. The OCC currently withholds permission from the Bank to pay a dividend. If the OCC does not permit the Bank to make a dividend payment aggregating approximately $250,000, Bancorp may be forced to elect to defer interest payments on the subordinated debentures during December 2007 and January 2008 unless an alternative source of cash is identified. Currently, management is evaluating several options to help address the projected short-fall of cash at the Bancorp. No assurance can be given that the OCC will approve future dividends to the Bancorp.

      The Bancorp had $123,000 of cash on hand at September 30, 2007. This amount is sufficient to make interest payments on subordinated debentures, at current prevailing rates, through October 31, 2007. The Bank intends to get a loan from a third party; the proceeds of the loan will be used to pay the interest on the subordinated debentures. The Bank will need to borrow at least $750,000 to cover interest payments on the subordinated debentures through September 30, 2008. Neither the third party nor the terms of the loan have been finalized.

The interest rate environment may reduce our earnings or liquidity or Bancorp may not respond sufficiently to changes in interest rates or other factors impacting the business

      Changes in the interest rate environment may have a significant impact on the future earnings and liquidity of Bancorp. If interest rates rise or the yield curve remains flat, net interest income may narrow further. Liquidity could be reduced in the future if customers choose other investment options in an improving economy. Liquidity could also be negatively impacted if current strategies to increase deposit balances in several new locations do not occur as planned due to competitive or other factors. Although we may be successful raising deposits in certain markets, we may have to pay higher than planned rates on these deposits to do so.

      An increase in market interest rates, continued competition from several local and national financial institutions, and increased reliance on higher cost funding sources could also cause higher rates paid on deposits without an equal or greater increase on yield on new loans.

      Bancorp assesses its interest rate risk and liquidity needs frequently, however, there is no assurance that its assessments result in appropriate actions on a timely basis or that interest rates do not change rapidly without corrective actions.

      Bancorp maintains its entire portfolio of long-term fixed rate loans on its books and is thus susceptible to interest rate risk in the event of a higher rate environment to the extent the prepayment activity on these loans falls, while the cost of funds increases. To the extent longer-term fixed rate loans are being held on the books at historic lows in a protracted low interest rate environment, it is important that growth in longer-term checking and savings balances occurs in several markets.

      Bancorp has had some success in increasing the level of adjustable rate loans and loans with shorter amortization periods or maturity dates, but has had little success in extending the terms of it deposits. These trends may reduce net interest income in the future.

      Given the strong emphasis on generating new loans, the risk exists that loan demand could place a strain on liquidity. Bancorp may have to slow its pace of new loan approvals and thus may generate less interest income.

The Company's information systems may experience an interruption or breach in security.

      We rely heavily on technology and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our systems, there can be no assurance that any such failures, interruptions or security breaches will not occur. The occurrence of any failures, interruptions or security breaches could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

The Bancorp may require additional capital in the future, but that capital may not be available when it is needed.

      Bancorp and the Bank are required by Federal regulatory authorities to maintain adequate levels of capital to support their operations. The Company may at some point want or need to raise additional capital to comply with regulatory requirements, including requirements under the Bank's agreement with the OCC, or to support growth. Bancorp's ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside Bancorp's control, and on its financial performance. Accordingly, Bancorp cannot assure an investor of its ability to raise additional capital if needed or on terms acceptable to Bancorp.

The Bancorp's inability to file audited financial statements for the Boston branch of Atlantic Bank may impair the Company's ability to raise capital.

      Typical of the banking industry, Bancorp is unable to obtain audited financial statements of a retail branch. Under SEC rules, Bancorp may be unable, until early 2008, to raise capital through a public offering or a private offering to unaccredited investors without having filed audited financial statements for the Boston branch. The Company may raise capital through a private offering of its securities to accredited investors.

Stockholders' ability to sell your shares of common stock at the times and in the amounts they desire may be limited.

      Although our common stock is listed for trading on the Over-the-Counter Bulletin Board, the trading volume in our common stock is thin and average daily volumes are much lower than those of other larger financial services companies. We are not listed on the NASDAQ or any other securities exchange. While there are investment securities brokers/dealers who make a market in our common stock, there is no active trading market for our common stock and thus stockholders may not be able to sell the shares of common stock that they own at the times and in the amounts they would otherwise like to.

Our directors and executive officers beneficially own a significant portion of our common stock.

      At September 30, 2007 our directors and executive officers beneficially owned 48.1% of our common stock. As a result, such stockholders would most likely control the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of our assets. We can provide no assurance that the investment objectives of such stockholders will be the same as our other stockholders.

                                   APPENDIX G

                FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION
                AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2006
                      FIRST IPSWICH BANCORP AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2006

Management's Discussion and Analysis

Forward-looking statements

      This annual report on Form 10-KSB contains and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements. Words such as "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may also indicate forward-looking statements. There are a number of important factors that could cause Bancorp's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, Bancorp's ability to control costs, new accounting pronouncements, and changing regulatory requirements. Bancorp undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Executive Summary

      First Ipswich Bancorp is a nationally-chartered commercial financial institution with core operations in and around Ipswich, MA. Over the past few years, however, the Company expanded beyond core banking services in the eastern Essex County section of Massachusetts. A Branch was purchased in Boston, MA and a de novo branch was opened in Portsmouth, NH and The de Burlo Group, a Boston-based investment management business was purchased. However, the rapid expansion did not generate revenue streams sufficient to cover the Company's increasing overhead costs. Accordingly, the Company reported four consecutive quarterly losses through September 30, 2006 until a $302,000 profit was reported for the quarter ended December 31, 2006. The improved earnings resulted from the implementation of a strategic plan, the foundation of which is a focused and disciplined approach to managing the Company.

      The Company developed and implemented a strategic plan during the second half of 2006 and first quarter of 2007. A primary goal of the plan was to evaluate operations and identify locations and business lines which were not enhancing the profitability of the Company. In addition to the previously planned divestiture of the Bank's trust department, the Bank implemented a strategic plan which resulted in the sale of $39.1 million of investments in 2006, the sale of the Cambridge branch and the pending closing of the Londonderry branch in 2007, the sale of $9.3 million of loans in 2006 and another $15.0 million of loans in 2007, the closing of five off-site ATMs in 2000, the consolidation of the Rowley branches in 2006, and a reduction of 30 full-time equivalent employees in 2006. In addition, the Company continues to evaluate expenses for additional reductions that can be achieved without unduly impacting the high level of customer service the Company provides through its remaining branches in Beverly, Boston, Essex, Gloucester, Ipswich, Newburyport, and Rowley, Massachusetts and Portsmouth, New Hampshire.

      The Bank signed a Formal Agreement with the Office of the Comptroller of the Currency on June 28, 2006. The Agreement required the Bank to take various actions including raising capital ratios to levels prescribed in the Agreement. Specifically the Bank was required, by December 31, 2006, to raise its Tier 1 capital to average assets ratio to a minimum of 8%, the Tier 1 capital to risk-weighted assets ratio to a minimum of 10%, and the total capital to risk-weighted assets to a minimum of 11%. As of December 31, 2006, the Bank did not attain these ratios. Subsequently, the OCC extended the deadline to achieve the capital ratios until March 31, 2007. The Bank exceeded the minimum ratios, as listed in the Formal Agreement, at February 28, 2007. A consistent level of profitability will be a key factor in the OCC's evaluation of the Bank's performance and the appropriateness of relieving the Bank from the Formal Agreement.

      The sale of the Cambridge branch at the end of March, 2007 was the last major initiative from the strategic plan to be implemented. One of the primary objectives for the Company is to become a highly profitable community bank by following a focused and disciplined approach. One of the ways by which this will be accomplished is a focused effort to grow the small business client base which will generate new loans and deposits. Expense reductions will also play a significant part in the return to consistent profitability.

Critical Accounting Policies

      Critical accounting policies are defined as those that reflect significant judgments and uncertainties, and the application of which could potentially result in materially different results under different assumptions and conditions. Accounting policies considered critical to Bancorp's financial statements include the allowance for loan losses, impairment of investment securities and intangible assets, including goodwill, and valuation of deferred tax assets. The methodology for assessing the appropriateness of the allowance for loan losses is considered a critical accounting policy by management due to the degree of judgment involved, the subjectivity of the assumptions utilized, and the potential for changes in the economic environment that could result in changes to the level of the allowance for loan losses considered necessary. Management considers impairment of investment securities to be critical due to the potential materiality of individual investment security holdings. Management considers impairment of intangible assets to be critical accounting policies because of the intangible assets' materiality to the financial statements and inherent judgment in determining valuation. This valuation involves identification of reporting units and estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. The valuation of deferred tax assets is considered critical because of the degree of judgment required to determine whether it is more likely than not that tax return benefits will be realized when deferred tax items reverse.

General

      Bancorp's net income is dependent primarily on its net interest income, which is the difference between the interest income earned on its interest-earning assets and interest paid on its interest-bearing liabilities. Net interest income is generated from the interest rate spread between interest-earning assets and interest-bearing liabilities and the quantity and mix of such assets and liabilities. Net income is also dependent upon the level of non-interest income, primarily fees, commissions and service charges, and the level of operating expenses such as salaries and occupancy costs.

      The operating results of Bancorp are significantly affected by prevailing economic conditions, competitive factors, and the monetary and regulatory policies of government agencies. Lending activities are primarily influenced by the economics affecting commercial businesses, demand for and supply of housing, competition among lenders, and the level of interest rates.

Management of Market Risk and Interest Rate Risk

      Bancorp's most significant form of market risk is interest rate risk, as the significant majority of its assets and liabilities are sensitive to changes in interest rates. Bancorp's interest rate risk management program focuses primarily on evaluating and managing the composition of assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. A more thorough explanation of the Company's efforts to manage this risk can be found below in the section "Asset/Liability Management."

Comparison of Financial Condition at December 31, 2006 versus December 31, 2005

      Total assets were $332.8 million at December 31, 2006, a decrease of $61.6 million, or 16%, from $394.4 million as of December 31, 2005. The decrease of assets resulted from the implementation of the Company's strategic plan to dispose of unprofitable assets as well as reduce assets to improve capital ratios. Investment securities decreased by $65.9 million during 2006 to $58.7 million, down from $124.6 million at December 31, 2005. Proceeds from the maturity and sale of investment securities were used to pay-down borrowings and fund loan growth that occurred through the first three quarters of the year.

      Strong loan originations early in the year offset loan sales late in the year such that net loans were up slightly to $234.9 million at December 31, 2006 as compared to $234.6 million at December 31, 2005. Loan sales totaling $9.3 million occurred in December 2006 Bancorp's lending activities are focused in northeastern Massachusetts and southern New Hampshire and are diversified by loan types and industries. Bancorp continues to focus on originating high quality loans without compromising credit quality.

      Total loans increased primarily due to an increase in commercial loans to $45.4 million as of December 31, 2006, an increase of $2.0 million, or 5.0%, from $43.4 million as of December 31, 2005. Bancorp's commercial and commercial real estate lending strategy stresses quality loan originations to local businesses, professionals, experienced developers, and investors.

      Commercial real estate loans decreased during 2006 because of loan sales in the fourth quarter of 2006. Commercial real estate loans totaled $106.0 million at the end of 2006 as compared to $108.4 million at the end of 2005. The decrease of $2.4 million occurred only because of the sale of approximately $9.3 million of commercial real estate loans as part of the Company's strategic plan.

      Construction loan activity was steady throughout 2006. Housing activity and residential construction trends have slowed throughout 2005 and 2006, though overall trends continue to be favorable. The primary focus of construction lending continues to relate to the conservative financing of small residential construction projects for highly rated commercial customers. Construction loans totaled $19.4 million as of December 31, 2006, up 3% or $0.5 million from $18.9 million at December 31, 2005.

      Residential real estate loan balances of $54.9 million as of December 31, 2006 reflected an increase of $1.2 million, or 2%, from $53.7 million as of December 31, 2005. Residential mortgage loans are originated for the Bank's own portfolio. Accordingly, the Bank does not aggressively seek long-term fixed rate mortgage loans. Although mortgage rates stabilized in 2006, historic low rates in recent past years decreased the number of customers seeking to refinance home loans.

      The high credit quality of the loan portfolio has resulted in the Bank maintaining a lower allowance for loan losses as a percentage of total loans in recent years. Non-performing loans and charge-offs have been at minimal levels for the past two years. Non-performing loans greater than 90 days past due were $0 at both December 31, 2006 and December 31, 2005.

The Bank's allowance for loan losses as a percent of loans was 0.77% as of December 31, 2006 and compared to 0.74% as of December 31, 2005. Management considers the allowance sufficient based upon the high level of credit quality of the loan portfolio and the historical trends in credit quality over the past several years.

      Total investment balances were $58.7 million as of December 31, 2006, a decrease of $65.9 million, or 53%, from $124.6 million as of December 31, 2005. The decrease in investment balances in 2006 resulted from the use of investment cash flows to fund loan growth in the first three quarters of 2006 and the sale of $39.1 million of investments in the fourth quarter of 2006. All investments were reclassified as available-for-sale, as of September 30, 2006, as part of the Company's strategic plan. Subsequently, $39.1 million of investments were sold and the proceeds were used to pay-down FHLB advances. The objectives of the investment portfolio are to assist with the achievement of liquidity needs, complement or supplement the interest rate sensitivity of loan and deposit balances, utilize excess capital and/or liquidity, and generate interest income.

      Management assesses other-than-temporary impairment on a quarterly basis. The impairment of one such security, a collateralized bond obligation which was purchased in 2004, was identified during the fourth quarter of 2006. A loss of $0.6 million was recorded as of December 31, 2006 and the security was subsequently sold in January 2007. The accumulated comprehensive loss related to the investment portfolio decreased slightly even though interest rates generally trended up during the first half of 2006 and even though the entire portfolio was reclassified to available-for-sale. The accumulated comprehensive loss was $1.0 million as of December 31, 2006 as compared to $1.2 million as of December 31, 2005.

      Premises and equipment balances were impacted by two actions undertaken by the Company in 2006. First, the Company spent over $0.6 million for facade and other work on the Boston branch building acquired in 2005 as part of the branch purchase from ABNY. Second, the Company took out of service and wrote-off $0.4 million of fixed assets during the year; this action was taken as part of the implementation of the strategic plan. Real estate held for sale, which consists of two properties, is being carried at its estimated fair value, less selling costs. A valuation reserve of $319,000 was recorded during the year ended December 31, 2006 because the estimated fair value, less selling costs, was less than the book value of the assets.

      The Company has recorded goodwill and other intangible assets as a result of purchases in prior years of the Cambridge branch, the Boston branch, and The de Burlo Group. Goodwill increased by $0.7 million in 2006 to $3.7 million. The increase primarily resulted from a $1.2 million payment due to the previous stockholders of The de Burlo Group as a result of the achievement of profitability goals identified in the 2004 purchase and acquisition agreement. In addition, finalization of the accounting for the Boston branch purchase resulted in the reclassification of $0.75 million of goodwill to premises and equipment and $0.25 million from core deposit intangibles to goodwill. Other intangible assets decrease by $0.5 million during 2006 because of amortization as well as the $0.25 million reclassification resulting from the Boston branch purchase.

      The Company believes that it offers deposit products and services that are competitively priced. However, the competition in the marketplace for core deposit accounts such as savings accounts, checking accounts, and certain money market accounts is very aggressive. Accordingly the Company attempts to distinguish itself by the level of customer service the Company offers in the geographic areas it serves.

      Total deposit balances were $268.9 million as of December 31, 2006, an increase of $10.0 million, or 4%, from $258.9 million as of December 31, 2005. Total deposit balances increased primarily due to a term deposit special promotion which increased certificates of deposit by $50.5 million in April 2006. For the year 2006, term deposits increased by $30.4 million to $112.9 million from $82.5 million at December 31, 2005. All other categories of deposits decreased in 2006 even though the Company offered competitive products and services. The Company's financial difficulties may have had an impact on the Bank's ability to maintain deposits. The Company will continue to develop products and services which today's consumers desire. In addition, the Company is committed to improving training opportunities and incentive programs for employees.

      Total borrowed funds were $42.8 million as of December 31, 2006, a decrease of $72.5 million, or 63%, from $115.3 million as of December 31, 2005. Borrowings consist of short- and long-term advances from the Federal Home Loan Bank that are collateralized by certain mortgage loans and investment securities and are utilized as either an interest rate risk management tool, a complement to the volume or mix of retail funding products, or as a source of funding for leverage opportunities. Long-term Federal Home Loan Bank (FHLB) advances totaled $16.0 million as of December 31, 2006; this represents a $15.1 million decrease from $31.1 million as of December 31, 2005. Short-term Federal Home Loan Bank
(FHLB) advances were $0 as of December 31, 2006; this represents a $57.2 million decrease from December 31, 2005. Other short-term borrowings, primarily consisting of retail repurchase agreements, decreased slightly to $13.7 million at December 31, 2006 from $13.9 million at December 31, 2005.

        Total stockholder's equity decreased from $19.0 million at December 31, 2005 to $17.9 million as of December 31, 2006 due primarily to a net loss of $1.2 million in 2006. The decrease of retained earnings due to the operating loss of $1.2 million was offset by the decrease in accumulated other comprehensive loss of $0.1 million associated with a net unrealized loss, net of tax, on available-for-sale securities.

      Subsequent to December 31, 2006, the Company raised $1.0 million of capital through a private placement of common stock and warrants to 18 accredited investors. Specifically, the Company sold an aggregate of 125,000 shares of common stock at a purchase price of $8.00 per share and warrants to purchase an aggregate of 25,000 shares of common stock at an exercise price of $8.00 per share. Directors and executive officers of the Company and/or the Bank purchased an aggregate of $0.5 million of common stock and warrants in the offering. The Company engaged an independent firm to analyze the terms of the private placement, including the price at which the shares of common stock were to be sold, and to issue a fairness opinion related thereto. Net proceeds of $0.95 million, after expenses of $50,000 were used to increase the capital level of the Bank. As a result of the private placement and operating income in the first quarter of 2007, the Bank exceeded, at February 28, 2007, the capital ratios required by the Bank's Formal Agreement with the OCC.

Comparison of Operating Results for the Years Ended December 31, 2006 and December 31, 2005

General

      Operating results are largely determined by the net interest spread on the Bancorp's primary assets (loans and investment securities) and its primary liabilities (consumer deposit balances and Federal Home Loan Bank borrowings). Operating income is also dependent upon revenue from non-interest related sources (such as service charges on deposit accounts), the provision for loan losses, and the increase or decrease in operating expenses.

      The net loss for the year-ended December 31, 2006 was $1.2 million compared with a $45,000 net loss for the year-ended December 31, 2005, an increase of $1.1 million. The loss for the year resulted from a number of actions taken by management including the development and implementation of the strategic plan to return the Company to profitability and improve capital levels. The impact of these actions includes expenses and charges of $1.0 million for the development and implementation of the strategic plan, $0.6 million for the write-down of the other-than-temporarily impaired security, $0.3 million for the establishment of a reserve for the valuation of the Boston building held for sale, $0.2 million for employment agency fees, a gain of $0.4 million from the sale of the Trust department, and a $0.1 million negative provision for loan losses resulting from the decrease of the loan portfolio due to loan sales. The sum of these items approximates the pre-tax loss of $1.8 million reported in 2006.

      For the year-ended December 31, 2006, net interest income decreased by $0.1 million or 1%. This small decrease was accomplished at a time when increasing market interest rates were negatively impacting other financial institutions' net interest margins. The achievement was attained by using cash flows from low-yielding investments to fund new higher yielding loans. Net interest rate spread was 2.73% in the year ended December 31, 2006 as compared to 2.86% in the year ended December 31, 2005. The decrease was primarily attributable to the fact that the average rate paid for deposits and borrowings rose faster than the average yield on earning assets.

      A flat and sometimes inverted yield curve, starting in the middle of 2005, has caused significant pressure on the net interest margin. Short-term market rates, the primary driver of the Bank's funding costs, have increased while intermediate and long-term rates, the typical benchmark for loan rates, have lagged the front end of the curve. The changing mix of assets resulted in a small decrease of net interest income despite the narrower net interest margin. The anticipation of a continued trend in 2007 of a flat yield curve is likely to further pressure the net interest margin.

Interest and Dividend Income

      Total interest and dividend income for the year-ended December 31, 2006 was $22.8 million, which was $3.3 million, or 17%, higher than the $19.5 million reported for year-ended December 31, 2005. This significant increase was attained even though average earning assets did not increase substantially during the year. Average earning assets totaled $360.8 million in 2006 as compared to $357.8 million in 2005. The increase in interest and dividend income was primarily attributable to the changing mix of earning assets. Investment cash flows from principal repayments and investment sales were reinvested in new loan originations. This change in the mix of earning assets started in June 2005 with the purchase of the Boston branch and the associated commercial loans. Average net loans for the year 2006 totaled $244.9 million as compared to $200.1 million in 2005. Conversely, average investment securities for the year 2006 totaled $108.6 million as compared to $154.2 million in 2005.

      The average yields on earning assets increased in 2006 as compared to 2005. The increases occurred primarily because of increasing market rates, including the prime rate. The average yield on loans was 7.24% in 2006 as compared to 6.65% in 2005. The average yield on investments was 4.39 % in 2006 as compared to 3.90% in 2005.

Interest Expense

      Interest expense was $11.8 million in the year ended December 31, 2006 as compared to $8.4 million in the same period of 2005. The increase is primarily attributable to increasing market interest rates. Although market rates stabilized in mid-2006, increasing market rates throughout 2005 and early 2006 caused most of the Bank's interest bearing liabilities to reprice into higher rates. The average rate paid on interest-bearing liabilities was 3.59% for the year ended December 31, 2006 as compared to 2.59% for the same period ended December 31, 2005.

      Interest expense on interest-bearing deposits for the year-ended December 31, 2006 increased to $6.6 million as compared $3.3 million for the year ended December 31, 2005. This increase was due primarily to an increase in the average rates paid on certificates of deposit and money market accounts. The average rate paid on certificates of deposit increased to 4.33% in 2006 from 2.81% in 2005 while the average rate paid on money market accounts increased to 3.21% in the year ended December 31, 2006 as compared to 2.19% in the year ended December 31, 2005.

      Interest expense on borrowed funds for the year ended December 31, 2006 increased to $5.2 million as compared to $5.1 million for the year ended December 31, 2005. The increase in 2006 was due primarily to higher market interest rates such that the average cost of Federal Home Loan Bank (FHLB) advances increased to 5.01% in the year ended December 31, 2006 as compared to 3.73% in the year ended December 31, 2005. The negative impact on interest expense caused by higher rates was partially offset by lower average outstanding FHLB advance balances. Average outstanding FHLB advances totaled $71.8 million for the year ended December 31, 2006 as compared to $105.7 million in the year ended December 31, 2005.

Provision for loan losses

      For the year-ended December 31, 2006, Bancorp recorded a provision for loan losses of $36,000. Bancorp recorded charge-offs of $32,000 and recoveries of $84,000 for the year-ended December 31, 2006. The high level of recoveries as well as the sale of loans in the fourth quarter negated the need for further provisions for loan losses. The allowance for loan losses was $1.8 million at December 31, 2006 and $1.7 million at December 31, 2005. Management considers the current year loan loss provision to be sufficient to ensure that the allowance for loan losses is adequate.

Non-interest Income

      Total non-interest income decreased $0.9 million to $4.2 million for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The decrease was primarily due to net losses on the sale of securities of $0.9 million recorded in the year ended December 31, 2006 as compared to net gains of $0.1 million in the year ended December 31, 2005. However, there were a number of other transactions which impacted non-interest income. The Company recorded a $0.3 million valuation reserve for real estate held for sale as well as $0.3 million of fixed asset write-downs associated with the implementation of the strategic plan in the year ended 2006. The impact of the real estate valuation reserve was offset by the sale in 2006 of the Bank's trust department; a net gain of $0.4 million was recorded in 2006 for the sale of the trust department. Investment advisory fees, revenue generated by The de Burlo Group, increased by 11% to $1.8 million in the year ended December 31, 2006 as compared to $1.6 million in the same period of 2005. Deposit account fees decreased by $0.1 million in the year 2006 as compared to 2005; the decrease is primarily attributable to the impact from providing relationship-priced products to retail customers in a very competitive consumer banking marketplace.

Non-interest Expense

      Total operating expenses increased $0.7 million, or 4%, to $17.1 million for the year ended December 31, 2006 from $16.3 million in the same period of 2005. Salaries and employee benefits increased $0.4 million due primarily to $0.3 million of severance for staff reductions resulting from the implementation of the strategic plan. An increase in full-time equivalent employees in the first half of the year also caused salary expense to be higher. An additional factor was the slightly higher staff level in the first half of the year. Full-time equivalent employees totaled 129 at December 31, 2005, 132 at June 30, 2006, and 108 at December 31, 2006. Employee benefits costs, particularly health insurance premiums, increased in 2006. The Company's cost to provide health insurance to employees increased 13% from $0.6 million to $0.7 million.

      Professional fees increased $0.5 million, or 50%, to $1.5 million for the year ended December 31, 2006. The area which grew most significantly was legal and consulting work related to the Bank's interaction with the OCC. Such costs were approximately $0.3 million. OCC assessments increased due to the Bank's current financial position, placement agency fees paid to retain new loan officers and the CFO totaled approximately $0.2 million in 2006.

      Total occupancy and equipment expenses decreased $0.4 million, or 12%, to $2.6 million for the year ended December 31, 2006 due primarily to high levels of amortization in 2005 for leasehold improvements in three Wal-Mart branches which were identified for closure. Accelerated leasehold depreciation in 2005 totaled $0.5 million. Occupancy expenses related to the Boston branch building, such as utilities and real estate taxes were $0.4 million in 2006 as compared to $0.2 million in 2005; the building was only owned for six months in 2005.

      Total data processing expenses were level at $1.1 million for the years ended December 31, 2006 and 2005.

      The Bank prepaid $16.3 million of Federal Home Loan Bank advances in the fourth quarter of 2006. The Bank incurred $0.2 million of prepayment penalties. No such prepayment penalties were paid in 2005.

      Total other general and administrative expenses increased $0.1 million, or 7%, to $1.4 million for the year ended December 31, 2006. This increase was primarily due to an increase of sales training expenses for branch employees in 2006.

Income Taxes

      The income taxes benefit for the year ended December 31, 2006 was $0.7 million as compared to $0.3 million in 2005. The larger benefit is primarily attributable to the larger loss experienced in 2006. The effect tax benefit rate for the year ended December 31, 2006 was 37.5% as compared to 86.8% for the year ended December 31, 2005. The decrease was due primarily to the decline in tax-exempt income and dividend income that is eligible for tax deductions, and the relative amounts of these items in relation to pre-tax income.

Asset/Liability Management

      A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets generally have longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio increases. A continual trade-off, which is managed and monitored on an ongoing basis, exists between exposure to interest rate risk and current income. In general, during periods with a normalized yield curve, a wider mismatch between the re-pricing periods of interest rate sensitive assets and liabilities can produce higher current net interest income. In the current interest rate environment, whereby the yield curve is inverted, net interest margin is typically narrower. The management of interest rate risk considers several factors, including, but not limited to, the nature and extent of actual and anticipated embedded options and other attributes of the balance sheet, the perceived direction of market interest rates, and the risk appetite of management and the Asset/Liability Management Committee ("ALCO"). Members of the ALCO consist of the senior management and one board member. The Committee discusses the asset/liability mix on the balance sheet and reviews the impact of projected behavioral changes in the components of the balance sheet as a result of changes in interest rates.

      Certain retail strategies were implemented in 2006 to generate deposit growth, particularly in new markets. As a result of significant new deposit funds, the Bank was able to pay down Federal Home Loan Bank (FHLB) advances and improve the Bank's liquidity position.

      The principal strategies management utilizes to manage interest rate risk with respect to the loan portfolio is associated with pricing and structure. Although loans originated at relative low points in the interest rate cycle produce lower short-term yields than those originated at higher points in the rate cycle, prepayments into low rates occur more rapidly on higher rate loans as the incentive to refinance is apparent. Bancorp has not positioned itself as a market leader with respect to pricing long-term fixed-rate residential mortgages in the current environment. However, Bancorp has and will continue to originate fixed-rate loans for its portfolio in order to serve its customers, preferring ten or fifteen year final maturities. Additional strategies employed to mitigate loan interest rate risk in this environment includes targeting shorter amortization periods, increasing the frequency of interest rate resets or shortening the period of time until the first interest rate reset date, and encouraging the origination of floating rate loans.

      On an ongoing basis, management analyzes the pros and cons of positioning with a narrower or wider interest rate mismatch and whether an asset sensitive or liability sensitive balance sheet is targeted and to what degree. This analysis considers, but is not limited to, originating adjustable- and fixed-rate mortgage loans, managing the cost and structure of deposits, analyzing actual and projected asset cash flow, considering the trade-offs of short versus long-term borrowings, and reviewing the pros and cons of certain investment security sectors. Bancorp primarily relies upon the investment securities portfolio to balance the interest rate risks produced by retail loan and deposit activity. As of December 31, 2006, the interest rate risk of the balance sheet in varying interest rate scenarios is the least it has been in several quarters as management has positioned the net interest income stream for reduced volatility regardless of the direction of interest rates.

      On a quarterly basis, an outside advisor performs financial modeling of the balance sheet using certain industry data assumptions. The output from the models, which project the Bank's financial performance over certain periods under certain interest rate environments, are reviewed and analyzed as a basis for targeting certain product structures in the future, as well as commenting on pricing decisions in order to encourage or discourage customer choices.

Liquidity and Capital Resources

      The Bank's primary sources of funds consist of deposits, borrowings, repayment and prepayment of loans and investment securities, sales of securities, maturities and early calls of securities, and funds provided from operations. While scheduled repayments of loans and investment securities are predictable sources of funds, prepayments on loans and investment securities as well as other behavioral variables on certain other balance sheet component are not predictable with certainty. For example, the general level of interest rates, economic conditions, and competition largely influence prepayments on loans and investment securities and the renewal rate on term deposits. The Bank primarily uses its liquidity resources to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity, and to pay operating expenses.

      The Formal Agreement required the Bank to formulate a liquidity contingency plan. The plan calls for the Bank to manage loan originations and the level of the investment portfolio as well as FHLBB advance availability so that deposit flows can be accommodated.

      The Bank utilizes advances from the Federal Home Loan Bank of Boston (the "FHLBB") primarily in connection with its management of the interest rate sensitivity of its assets and liabilities, to complement or supplement the volume of retail funding, as well as to selectively capitalize on leverage opportunities. Total advances outstanding at December 31, 2006 amounted to $16.0 million. The Bank's ability to borrow from the FHLBB is dependent upon the amount and type of collateral the Bank has to secure the borrowings. Such collateral consists of, but is not limited to, one-to-four family owner-occupied residential mortgage loans and government-sponsored enterprise obligations. As of December 31, 2006, the Bank's total borrowing capacity through the FHLBB was $45.9 million. The Bank has additional capacity to borrow federal funds from other banks and through such instruments as repurchase agreements utilizing federal agency obligations and mortgage-backed securities as collateral, as well as brokered deposits. The Formal Agreement does require that the Bank get permission of the OCC and FDIC prior to accepting brokered deposits.

      A major portion of the Bank's liquidity consists of cash and cash equivalents, short-term investments, government-sponsored enterprise and federal agency obligations, mortgage-backed securities, and other debt securities. The level of these assets is dependent upon the Bank's operating, lending, and financing activities during any given period. On a monthly basis, the Bank currently generates an average of approximately $1.4 million in cash flow from the loan and investment securities portfolios. These funds are primarily used to either re-invest in new loans and investment securities or utilized in conjunction with the management of the level of deposit balances or borrowed funds.

      Although the Bank did not attain the Formal Agreement-mandated minimum capital requirements by December 31, 2006, the OCC did grant an extension of the date to achieve the capital ratios until March 31, 2007. The ratios were exceeded as of February 28, 2007. Bancorp continues to exceed all applicable regulatory capital requirements. The table at the top of the next page presents the capital ratios at December 31, 2006 and 2005, for Bancorp and the Bank, as well as the minimum regulatory requirements.

                                                                                                Minimum Capital
                                                                           Minimum                Requirements
                                                                           Capital                   Per OCC
                                                   Actual                Requirements           Formal Agreement
                                         ------------------------  ------------------------  -----------------------
                                            Amount        Ratio       Amount         Ratio      Amount       Ratio
                                         -----------    ---------  ------------    --------  ------------  ---------
                                                                    (Dollars in thousands)
December 31, 2006:

Total capital to risk weighted assets:
    Bank                                   $ 25,026        10.7%     $ 20,097         8.0%    $ 27,634        11.0%
    Consolidated                             28,334        11.2        20,169         8.0          N/A         N/A

Tier 1 capital to risk weighted assets:
    Bank                                     26,853        10.0        10,049         4.0       25,122        10.0
    Consolidated                             19,810         7.9        10,085         4.0          N/A         N/A

Tier 1 capital to average assets:
    Bank                                     26,853         6.6        15,208         4.0       30,415         8.0
    Consolidated                             19,810         5.2        15,255         4.0          N/A         N/A

December 31, 2005:

Total capital to risk weighted assets:
    Bank                                   $ 28,512        10.5%     $ 21,723         8.0%    $ 27,154        10.0%
    Consolidated                             29,671        10.9        21,786         8.0          N/A         N/A

Tier 1 capital to risk weighted assets:
    Bank                                     26,773         9.9        10,861         4.0       16,292         6.0
    Consolidated                             21,638         8.0        10,893         4.0          N/A         N/A

Tier 1 capital to average assets:
    Bank                                     26,773         6.8        15,807         4.0       19,759         5.0
    Consolidated                             21,638         5.5        15,839         4.0          N/A         N/A

Off-Balance Sheet Arrangements

      Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business primarily associated with meeting the financing needs of our customers. We may also enter into off-balance sheet strategies to manage the interest rate risk profile of Bancorp. Loan commitments and all other off-balance sheet instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk.

      Lending commitments include commitments to originate loans and to fund unused lines of credit. Bancorp evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2006, the Bank had $5.0 million of outstanding commitments to originate loans and $41.1 million of unadvanced loans and unused lines of credit. The Bank anticipates that it will have sufficient funds available to meet these commitments, though some commitments may expire and many unused lines are not drawn upon.

Business Risks

The Bank is subject to a Formal Agreement with the OCC.

      The Bank is subject to a formal agreement with the OCC. The direct costs of compliance include legal and consulting fees, higher FDIC insurance rates, and staffing costs, which all decrease earnings and reduce the capital base. Other costs include significant dedication of resources that shift the focus of the organization away from growing the customer base to ensuring that heightened regulatory demands are satisfied. The agreement restricts the ability of the Bank to pay dividends without prior OCC approval and to pursue certain growth opportunities. In addition, it requires the Bank to maintain higher levels of capital than other financial institutions without similar regulatory issues. As of the date hereof, the Bank has achieved all of the major requirements of the agreement, including capital ratio requirements which were exceeded on February 28, 2007.

      The agreement calls for on-going compliance with its terms. Noncompliance with the agreement may adversely affect Bancorp and the Bank.

The value of goodwill and other intangible assets may need to be written down.

      The Company recorded goodwill and other intangible assets at the time of purchase of The de Burlo Group and the Boston branch. A substantial portion of the purchase price of the investment management company was allocated to goodwill and other intangible assets. If we determine that goodwill or other intangible assets are impaired at a future date, we will have to record a write-down of value through the Company's income statement.

Our expansion into the investment management business poses several risks.

      We may not be able to retain existing investment management clients, nor attract new ones. Lack of new clients or the loss of existing clients could reduce the fee income generated from this business. In addition, the business acquired generates more than 50% of its revenue from five Massachusetts municipal pension funds. The loss of these clients would materially reduce fee income.

      We may not be able to indefinitely retain existing investment management personnel. Loss of key personnel could negatively impact customer retention or growth due to the high orientation of retention with customer knowledge and customer service in this industry.

Our current loan quality and historical loan growth may not continue, particularly in new markets or with the loans acquired with the Boston branch.

      While the Bank has shown a very low level of loan charge-offs and non-accrual loans in recent years, and expects to continue to do so, there can be no assurance that these favorable results will continue in the future. Credit quality standards may change, substantial growth may weaken underwriting or other controls, or new customers or relationships may not perform as expected. Despite our due diligence on the Boston branch portfolio, there is a risk that loan quality may deteriorate as these loans are to customers we do not know, nor did we perform the original underwriting.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

      In an attempt to mitigate any loan losses we may incur, we maintain an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends among loan types. However, we cannot predict loan losses with certainty and we cannot assure you that charge offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan losses could reduce our earnings.

      Economic or other external factors, deterioration in credit quality, or appropriate changes in the reserve estimation process as a result of changes in assumptions, as well as other possible factors, may cause the loan loss allowance to be increased through charges to current earnings by increasing the loan loss provision. Despite our due diligence on the Boston branch portfolio, there is a risk that loan quality may deteriorate as these loans are to customers we do not know, nor did we perform the original underwriting.

As Bancorp operates in its new geographic loan footprint, including Boston, Massachusetts and Portsmouth, New Hampshire, and hires new commercial lenders, the maintenance of high credit quality and continued growth in loan balances is not assured.

      We have experienced significant growth in assets, acquired an investment management business, purchased two new branches in two non-contiguous markets, and opened a branch in a non-contiguous market. Revenue growth may not meet our expectations in one or more of these areas, while expenses have already been incurred and expense commitments for the future have been made. Entering into new markets and new lines of businesses with limited or no experience or pre-existing business presence poses an inherent risk.

      Due to competitive conditions, market conditions, and other factors, growth in deposit balances, loan balances, or investment management revenues may not be in accordance with expectations and thus revenue may not support future growth or an increase in shareholder value. Operating results are also significantly impacted by factors beyond management's control such as interest rate conditions and general economic conditions; in particular the general level of interest rates and the resultant impact on asset yields and the cost of funds, as well as the ability and willingness of borrowers to fulfill their debt obligations during various economic cycles.

If we are unable to increase revenue to offset our committed increase in expenses, our earnings may not improve. If our earnings do not improve, our access to capital may be impacted or regulatory scrutiny may increase.

      The Company implemented a strategic plan in the third quarter of 2006 to address the concerns for poor profitability. Initiatives to improve revenues and/or reduce expenses may not be successful in improving the Company's profitability. Poor profitability may impact the Company's ability to retain or attract customers and key management personnel. Loss of key management personnel may result in the delay or cancellation of plans or strategies under consideration, increased expenses, operational inefficiencies, or lost revenue.

      We may not be successful in leasing the commercial space acquired in Boston, or suburban office space vacated by the Bank as part of the implementation of the strategic plan, on the terms or lease-up ratio we anticipate. Lower than anticipated rental income from these locations may reduce our net income.

We may not be able to attract new deposit customers in new markets or retain existing deposit customers.

      We have opened new branches in non-contiguous markets that are presently served by other financial institutions. We may not be successful in generating revenue by raising deposits and originating loans to offset the initial and ongoing expense of operating these new locations due to lack of recognition of our name, loyalty to existing banks, or other competitive or market factors.

      Bancorp anticipates, although cannot assure, that a significant portion of new customers obtained from its premium-rate term deposit specials will remain customers for the indefinite future and avail themselves of additional bank products and services. Our business may be negatively impacted if we are unable to retain new customers with market-priced deposit products or cross-sell loan and investment products.

      Management anticipates, but cannot assure, that continued focus on growth in core deposit categories will generate sufficient growth in targeted deposit categories and continued growth in deposit fee income.

      Bancorp is hopeful that solid growth will occur in all core deposit categories, particularly in new markets. Growth cannot be assured, however, particularly during a period whereby consumers may perceive more value in other investment options. The inability to grow deposits ultimately limits asset growth.

Our capital and expense budgets may limit our ability to compete with larger financial institutions.

      Our current and future earnings, in addition to our capital, may not allow us to compete with other institutions with regards to pricing deposits, pricing loans, investing in new technologies, or investing in new initiatives. Our growth and future earnings may be limited if we are unable to keep pace with rapid technological innovation or if we are unable to compete with marketing and promotional expense budgets of our larger competitors.

Banking is a highly regulated industry and restrictions, limitations, or new laws could impact our business

      Several non-banking competitors are not subject to strict lending and deposit disclosure laws that impact national banks. Our commitment to compliance with laws and regulations and the cost to do so could impact the decision of customers to seek our banking services or our ability to devote sufficient attention to business development as opposed to consumer compliance.

      Bancorp is subject to review and oversight of several governmental regulatory agencies. Such agencies impose certain guidelines and restrictions, such as capital requirement and lending limits that may impact our ability to compete with other financial service providers who may not be subject to these restrictions.

      New laws or changes in existing laws may limit the ability to expand or enter into new businesses that otherwise may be available to other financial service providers.

      The Bank has entered into an agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC). The Bank has achieved all of the major requirements of the Agreement, including capital ratio requirements which were exceeded in February 2007. The agreement calls for on-going compliance with the Agreement terms. While management will diligently attempt to maintain compliance with the terms of the Agreement, it is possible that circumstances might arise which would make the Bank no longer in compliance with the Agreement. Further regulatory action could result in further limitations being imposed upon the Bank.

The Bancorp is dependent upon the Bank for cash to pay interest on subordinated debentures.

      The Bancorp raised capital by issuing trust preferred stock which is supported by subordinated debentures. The Bancorp's primary source of cash to pay the interest on the subordinated debentures is the Bank. The Agreement with the OCC requires that the OCC grant approval prior to the Bank declaring dividends to its parent, Bancorp. The OCC's withholding of permission to pay a dividend could cause the Bancorp to make an election to defer interest payments on the subordinated debentures unless an alternative source of cash is identified. No guarantee can be made that the OCC will approve future dividends to the Bancorp.

The interest rate environment may reduce our earnings or liquidity or Bancorp may not respond sufficiently to changes in interest rates or other factors impacting the business

      Changes in the interest rate environment may have a significant impact on the future earnings and liquidity of Bancorp. If interest rates continue to rise or the yield curve continues to flatten, net interest income may narrow further. Liquidity could be reduced in the future if customers choose other investment options in an improving economy. Liquidity could also be negatively impacted if current strategies to increase deposit balances in several new locations do not occur as planned due to competitive or other factors. Although we may be successful raising deposits in certain markets, we may have to pay higher than planned rates on these deposits to do so.

      An increase in market interest rates, continued competition from several local and national financial institutions, and increased reliance on higher cost funding sources could also cause higher rates paid on deposits without an equal or greater increase on yield on new loans.

      Bancorp assesses its interest rate risk and liquidity needs frequently, however, there is no assurance that its assessments result in appropriate actions on a timely basis or that interest rates do not change rapidly without corrective actions.

      Bancorp maintains its entire portfolio of long-term fixed rate loans on its books and is thus susceptible to interest rate risk in the event of a higher rate environment to the extent the prepayment activity on these loans falls, while the cost of funds increases. To the extent longer-term fixed rate loans are being held on the books at historic lows in a protracted low interest rate environment, it is important that growth in longer-term checking and savings balances occurs in several markets.

      Bancorp has had some success in increasing the level of adjustable rate loans and loans with shorter amortization periods or maturity dates, but has had little success in extending the terms of it deposits. These trends may reduce net interest income in the future.

      Given the strong emphasis on generating new loans, the risk exists that loan demand could place a strain on liquidity. Bancorp may have to slow its pace of new loan approvals and thus may generate less interest income.

The Company's information systems may experience an interruption or breach in security.

      We rely heavily on technology and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our systems, there can be no assurance that any such failures, interruptions or security breaches will not occur. The occurrence of any failures, interruptions or security breaches could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our internal controls may be ineffective.

      We regularly review and update our internal controls, disclosure controls and procedures and corporate governance policies and procedures. As a result, we may incur increased costs to maintain and improve our controls and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls or procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations or financial condition.

The Bancorp may require additional capital in the future, but that capital may not be available when it is needed.

      Bancorp and the Bank are required by Federal regulatory authorities to maintain adequate levels of capital to support their operations. The Company may at some point want or need to raise additional capital to comply with regulatory requirements, including requirements under the Bank's agreement with the OCC, or to support growth. Bancorp's ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside Bancorp's control, and on its financial performance. Accordingly, Bancorp cannot assure you of its ability to raise additional capital if needed or on terms acceptable to Bancorp.

The Bancorp's inability to file audited financial statements for the Boston branch of Atlantic Bank may impair the Company's ability to raise capital.

      Typical of the banking industry, Bancorp is unable to obtain audited financial statements of a retail branch. Under SEC rules, Bancorp may be unable, until early 2008, to raise capital through a public offering or a private offering to unaccredited investors without having filed audited financial statements for the Boston branch. The Company may raise capital through a private offering of its securities to accredited investors.

Your ability to sell your shares of common stock at the times and in the amounts you desire may be limited.

      Although our common stock is listed for trading on the Over-the-Counter Bulletin Board, the trading volume in our common stock is thin and average daily volumes are much lower than those of other larger financial services companies. We are not listed on the NASDAQ or any other securities exchange. While there are investment securities brokers/dealers who make a market in our common stock, there is no active trading market for our common stock and thus you may not be able to sell the shares of common stock that you own at the times and in the amounts you would otherwise like to.

Our directors and executive officers beneficially own a significant portion of our common stock.

      Our directors and executive officers beneficially own 53.0% of our common stock. As a result, such stockholders would most likely control the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of our assets. We can provide no assurance that the investment objectives of such stockholders will be the same as our other stockholders.

Item 7. Financial Statements.

                                Table of Contents

                                                                            Page
                                                                            ----


        Report of Independent Registered Public Accounting Firm             G-17

        Consolidated Balance Sheets                                         G-18

        Consolidated Statements of Operations                               G-19

        Consolidated Statements of Changes in Stockholders' Equity          G-20

        Consolidated Statements of Cash Flows                               G-21

        Notes to Consolidated Financial Statements                          G-22

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of First Ipswich Bancorp:


We have audited the accompanying consolidated balance sheets of First Ipswich Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Ipswich Bancorp and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
March 31, 2007

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2006 and 2005

                                     ASSETS
                                                                  2006         2005
                                                               ---------    ---------
                                                          (In thousands, except share data)
Cash and due from banks                                        $  11,335    $  11,179
Federal funds sold                                                 2,164           82
                                                               ---------    ---------
          Total cash and cash equivalents                         13,499       11,261

Certificates of deposit                                            3,378        3,295
Securities available for sale, at fair value                      53,962       88,375
Securities held to maturity, at amortized cost                        --       28,769
Federal Home Loan Bank stock, at cost                              3,927        6,647
Federal Reserve Bank stock, at cost                                  774          774
Loans, net of allowance for loan losses of $1,827 and $1,739     234,890      234,613
Real estate held for sale                                          5,727        4,486
Premises and equipment, net                                        4,099        4,758
Goodwill                                                           3,641        2,952
Other intangible assets                                            1,761        2,234
Other assets                                                       7,117        6,240
                                                               ---------    ---------

          Total assets                                         $ 332,775    $ 394,404
                                                               =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                       $ 268,868    $ 258,860
Short-term borrowings                                             13,720       71,262
Long-term borrowings                                              16,047       31,087
Subordinated debentures                                           13,000       13,000
Other liabilities                                                  3,269        1,235
                                                               ---------    ---------
          Total liabilities                                      314,904      375,444
                                                               ---------    ---------

Commitments and contingencies (Notes 5, 12 and 13)

Stockholders' equity:
    Preferred stock, $1.00 par value; 1,000,000 shares
        authorized, none issued                                       --           --
    Common stock, $1.00 par value; 4,000,000 shares
        authorized, 2,240,120 shares issued                        2,240        2,240
    Additional paid-in capital                                     9,936        9,936
    Retained earnings                                              6,843        8,054
    Accumulated other comprehensive loss                          (1,037)      (1,159)
    Treasury stock, at cost (20,490 shares)                         (111)        (111)
                                                               ---------    ---------
          Total stockholders' equity                              17,871       18,960
                                                               ---------    ---------

          Total liabilities and stockholders' equity           $ 332,775    $ 394,404
                                                               =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years Ended December 31, 2006 and 2005

                                                             2006           2005
                                                           --------       --------
                                                     (In thousands, except per share data)
Interest and dividend income:
  Interest and fees on loans                               $ 17,737       $ 13,301
  Interest on debt securities:
    Taxable                                                   3,968          4,741
    Tax-exempt                                                  468            702
  Dividends on equity securities                                336            571
  Other interest                                                313            179
                                                           --------       --------
        Total interest and dividend income                   22,822         19,494
                                                           --------       --------

Interest expense:
  Interest on deposits                                        6,561          3,317
  Interest on borrowed funds                                  4,279          4,335
  Interest on subordinated debentures                           943            733
                                                           --------       --------
        Total interest expense                               11,783          8,385
                                                           --------       --------

Net interest income                                          11,039         11,109
Provision for loan losses                                        36            240
                                                           --------       --------
Net interest income after provision for loan losses          11,003         10,869
                                                           --------       --------

Non-interest income:
  Service charges on deposit accounts                         1,185          1,321
  Investment advisory fees                                    1,800          1,620
  Credit card fees                                              778            741
  Trust fees                                                    382            472
  Non-deposit investment fees                                   290            310
  Gain (loss) on securities sold or written down, net          (945)            69
  Rental income                                                 370            193
  Derivative fair value adjustment                              364            139
  Gain on sale of trust department                              395             --
  Valuation allowance - real estate held for sale              (319)            --
  Write-down of premises and equipment                         (349)            --
  Miscellaneous                                                 294            250
                                                           --------       --------
        Total non-interest income                             4,245          5,115
                                                           --------       --------

Non-interest expenses:
  Salaries and employee benefits                              8,999          8,576
  Occupancy and equipment                                     2,629          2,920
  Data processing                                             1,114          1,120
  Professional fees                                           1,469            978
  Credit card interchange                                       510            500
  Advertising and marketing                                     396            535
  Telephone                                                     402            379
  Prepayment penalties on borrowings                            209             --
  Other general and administrative                            1,369          1,317
                                                           --------       --------
        Total non-interest expenses                          17,097         16,325
                                                           --------       --------

Loss before income taxes                                     (1,849)          (341)

Benefit for income taxes                                       (693)          (296)
                                                           --------       --------

        Net loss                                           $ (1,156)      $    (45)
                                                           ========       ========

Weighted average common shares outstanding:
    Basic                                                     2,220          2,220
                                                           ========       ========
    Diluted                                                   2,220          2,220
                                                           ========       ========

Loss per share:
    Basic                                                  $  (0.52)      $  (0.02)
                                                           ========       ========
    Diluted                                                $  (0.52)      $  (0.02)
                                                           ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 2006 and 2005

                                                                                         Accumulated
                                                            Additional                      Other
                                                Common        Paid-in      Retained     Comprehensive      Treasury
                                                Stock         Capital      Earnings          Loss           Stock       Total
                                             ------------  -------------  ----------   ----------------   ----------  -----------
                                                                      (In thousands, except share data)

Balance at December 31, 2004                    $ 2,240        $ 9,936     $ 8,210          $ (457)         $ (111)     $19,818
                                                                                                                       ---------

Comprehensive loss:
  Net loss                                            -              -         (45)              -               -          (45)
  Unrealized loss on securities
     available for sale, net of
     reclassification adjustment
     and tax effect                                   -              -           -            (702)              -         (702)
                                                                                                                       ---------
        Total comprehensive loss                                                                                           (747)
                                                                                                                       ---------

Cash dividends declared ($.05 per share)              -              -        (111)              -               -         (111)
                                               ---------  -------------  ----------     -----------        --------    ---------

Balance at December 31, 2005                      2,240          9,936       8,054          (1,159)           (111)      18,960
                                                                                                                       ---------

Comprehensive loss:
  Net loss                                            -              -      (1,156)              -               -       (1,156)
  Unrealized gain on securities
     available for sale, net of
     reclassification adjustment
     and tax effect                                   -              -           -             122               -          122
                                                                                                                       ---------
        Total comprehensive loss                                                                                         (1,034)
                                                                                                                       ---------

Cash dividends declared ($.025 per share)             -              -         (55)              -               -          (55)
                                               ---------  -------------  ----------     -----------        --------    ---------

Balance at December 31, 2006                    $ 2,240        $ 9,936     $ 6,843        $ (1,037)         $ (111)     $17,871
                                               =========  =============  ==========     ===========        ========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 2006 and 2005

                                                                                             2006         2005
                                                                                           --------     --------
                                                                                              (In thousands)
Cash flows from operating activities:
  Net loss                                                                                 $ (1,156)    $    (45)
  Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Provision for loan losses                                                              36          240
          Gain (loss) on securities sold or written down, net                                   945          (69)
          Depreciation and amortization of premises and equipment                               660        1,267
          Valuation reserve for real estate held for sale                                       319           --
          Net amortization of securities, including
              certificates of deposit                                                           115          220
          Deferred tax (benefit) provision                                                     (656)          27
          Derivative fair value adjustments                                                    (364)        (139)
          Amortization of intangible assets                                                     222          184
          Write-down of premises and equipment                                                  349           --
          Net change in other assets and other liabilities                                      913       (1,139)
                                                                                           --------     --------
            Net cash provided by operating activities                                         1,383          546
                                                                                           --------     --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
       Purchases                                                                             (2,887)     (48,115)
       Sales                                                                                 47,287       68,483
       Maturities, calls and paydowns                                                        15,734       44,002
  Activity in held-to-maturity securities:
       Maturities, calls and paydowns                                                         2,094        3,075
  Redemption (purchase) of Federal Home Loan Bank stock                                       2,720       (1,057)
  Purchase of Federal Reserve Bank stock                                                         --         (225)
  Loan originations, net of repayments                                                      (11,572)     (22,638)
  Proceeds from sales of portfolio loans                                                     11,259           --
  Additions to premises and equipment, net                                                   (1,151)        (177)
  Net cash paid in acquisition of Boston branch                                                  --      (29,233)
                                                                                           --------     --------
            Net cash provided by investing activities                                        63,484       14,115
                                                                                           --------     --------

Cash flows from financing activities:
    Net increase (decrease) in deposits                                                      10,008      (16,863)
    Net change in short-term borrowings                                                     (57,542)       4,794
    Proceeds from long-term FHLB advances                                                    10,000           --
    Repayment of long-term debt                                                             (25,040)      (6,296)
    Proceeds from issuance of subordinated debentures                                            --        7,000
    Repayment of subordinated debentures                                                         --       (1,000)
    Cash dividends paid                                                                         (55)        (111)
                                                                                           --------     --------
            Net cash used in financing activities                                           (62,629)     (12,476)
                                                                                           --------     --------

Net change in cash and cash equivalents                                                       2,238        2,185

Cash and cash equivalents at beginning of year                                               11,261        9,076
                                                                                           --------     --------

Cash and cash equivalents at end of year                                                   $ 13,499     $ 11,261
                                                                                           ========     ========

Supplemental disclosures:
  Interest paid                                                                            $ 11,662     $  8,255
  Income taxes paid, net                                                                       (344)         107
Reclassification of securities from held-to-maturity to available-for-sale                   26,566           --
Deferred payment for acquisition of de Burlo included in goodwill and other liabilities       1,188           --

The accompanying notes are an integral part of these consolidated financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2006 and 2005


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Business and Operating Segments

      First Ipswich Bancorp (the "Company") is a Massachusetts corporation organized in 1985 primarily to become the holding company of The First National Bank of Ipswich (the "Bank"). The Bank is a federally chartered bank incorporated in 1892 and is headquartered in Ipswich, Massachusetts. The Bank operates its business from offices located in the northeastern and greater Boston areas of Massachusetts and southern New Hampshire. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in small business, consumer and credit card loans.

      Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, financial information is to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management historically evaluated the Company's performance and allocated resources based on a single segment concept. On December 31, 2004, the Bank completed its acquisition of The de Burlo Group, Inc. ("de Burlo"). The activities of The de Burlo Group are reflected as a separate operating segment in both 2006 and 2005. (See Note 19.) The Company does not derive revenues from, or have assets located in foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company's total revenues.

      Basis of Presentation and Consolidation

      The consolidated financial statements include the accounts of the Company, the Bank and the Bank's subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company's wholly-owned Trust subsidiaries (see Note 9) are accounted for using the equity method.

      Reclassifications

      Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation.

      Use of Estimates

      In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and the recognition of impairment related to securities and intangible assets.

      Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold with original maturities of less than ninety days.

      The Bank is required to maintain average cash balances on hand or on deposit with the Federal Reserve Bank. At December 31, 2006 and 2005, these reserve balances amounted to $3,925,000 and $4,629,000, respectively.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Certificates of Deposit

      Certificates of deposit, excluding embedded derivatives, are carried at amortized cost. Embedded derivatives are reflected at fair value.

      Securities

      Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. All other securities are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). During the third quarter of 2006, the Company redesignated approximately $26.6 million of its held-to-maturity portfolio as available-for-sale. This redesignation will limit the ability of the Bank to classify future security purchases as "held to maturity." Accordingly, the Company is restricted from classifying securities as held-to-maturity for the foreseeable future.

      Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

      Loans

      The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Ipswich and surrounding communities. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance adjusted by the allowance for loan losses and net deferred loan origination fees or costs. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual lives of the loans using the interest method.

      Interest on loans is recognized on the accrual method based on the principal amount outstanding. Accrual of interest is discontinued on a loan, and any balance of accrued interest is reversed against current earnings, when management believes that the collection of interest is doubtful. This generally occurs when the loan becomes ninety days past due, based on the contractual terms of the loan, unless the loan is well-secured and in the process of collection.

      The Bank considers all commercial loans that are in non-accrual status and all troubled debt restructurings as impaired loans. Additionally, the Bank reviews all other classified and delinquent assets for potential impairment. Cash receipts of interest income on impaired loans are credited to principal to the extent the collectibility of the net carrying amount of the loan is considered doubtful. When recognition of interest income on an impaired loan on the cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Allowance for Loan Losses

      The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. The adequacy of the allowance is evaluated regularly by management. As adjustments become necessary, they are reported through a provision or credit for loan losses reflected in the results of operations for the period in which they become known. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms and the estimated fair values of any collateral held by the Bank. Losses are charged against the allowance when management believes that uncollectibility is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      Key elements of the estimates, including those used in independent appraisals, are dependent upon the economic conditions prevailing at the time of the estimates. The inherent uncertainties in the assumptions relative to real estate project sales, prices or rental rates and the ability of various borrowers to continue to perform under their current contractual lending arrangements may result in the ultimate realization of amounts on certain loans that are significantly different from the amounts reflected in these consolidated financial statements.

      Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded balance of the loan, the impairment is recorded through a valuation allowance.

      The allowance consists of specific, general and unallocated loss components. The specific loss component relates to loans that are classified as impaired, for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Qualitative factors include (1) economic trends and industry conditions, (2) the levels of and trends in delinquent loans, impaired loans and charge-offs, (3) trends in the volume and terms of loans, (4) effects of changes in underwriting standards, policy exceptions and lending policy, (5) the experience of lending management staff and (6) effects of changes in credit concentrations. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specified and general losses in the portfolio. Management continues to monitor the acquired Boston portfolio separately going forward and will make adjustments to these reserves as warranted.

      Real Estate Held for Sale

      Real estate held for sale consists of the land and building acquired in the Boston branch and a parcel of land behind the Company's main office. The properties are being carried at the lower of depreciated cost or the estimated fair value less selling costs. A valuation allowance has been established as appropriate.

      Premises and Equipment

      Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed principally on the straight-line method over the estimated useful lives of the related assets or the terms of the leases, if shorter. Expected terms include lease options to the extent that the exercise of such options is reasonably assured.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Goodwill and Other Intangible Assets

      Goodwill is associated with the acquisitions of The de Burlo Group and the Boston branch and is evaluated for impairment on an annual basis. Intangible assets refer to customer relationships acquired in association with The de Burlo Group and core deposit intangibles related to the Cambridge and Boston branch acquisitions which are being amortized on a straight-line basis over their estimated lives. These identified intangible assets will be evaluated for impairment whenever events or changes in circumstances warrant such evaluation.

      Derivative Financial Instruments

      All derivative financial instruments, such as interest rate agreements and embedded derivatives, are recognized as assets or liabilities in the consolidated balance sheet and measured at fair value. At times, the Company enters into interest rate agreements to protect against future fluctuations in the interest rates of specifically identified assets or liabilities. The Company records the changes in value of its interest rate agreements and embedded derivatives in miscellaneous income in the accompanying consolidated statements of operations.

      Advertising Costs

      Advertising costs are expensed as incurred.

      Income Taxes

      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. Deferred tax assets are evaluated to determine whether it is "more likely than not" that a tax return benefit would be realized when the deferred items reverse. Evaluation considerations include the availability of historical and projected taxable income to offset the deferred items in the periods they are expected to reverse. To the extent it is determined that it is more likely than not that tax return benefits would not be realized upon the reversal of the deferred items, a valuation reserve is recorded. No valuation reserve was recorded at December 31, 2006 and 2005.

      Stock Option Plans

      During 2004, the Board of Directors approved two stock option plans, the 2004 Incentive Stock Option Plan for Key Employees and the 2004 Directors Plan. These plans provide for the granting of up to 220,000 options to employees and directors to purchase shares of the Company's common stock. Options are granted at the market price at the time of grant based on the most recent arms-length trade price. Options expire after ten years and vesting is determined upon grant at the Board of Directors' discretion. No options have been granted from either of the plans.

      Earnings Per Common Share and Warrants

      Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Earnings Per Common Share and Warrants (concluded)

      There were no dilutive stock options or awards during 2006 or 2005.

      Trust Assets

      The Trust department was sold during the fourth quarter of 2006. Trust assets held in a fiduciary or agent capacity are not included in the accompanying December 31, 2005 consolidated balance sheet because they were not assets of the Company.

      Comprehensive Income/Loss

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income (loss).

      The components of other comprehensive income (loss) and related tax effects are as follows:

                                                       Years Ended December 31,
                                                       ------------------------
                                                           2006          2005
                                                         -------       -------
                                                             (In thousands)

      Unrealized holding losses on
         available-for-sale securities                   $  (756)      $(1,005)
      Reclassification adjustment for losses (gains)
         realized in income                                  945           (69)
                                                         -------       -------
      Net unrealized losses (gains)                          189        (1,074)

      Tax effect                                             (67)          372
                                                         -------       -------

      Net-of-tax amount                                  $   122       $  (702)
                                                         =======       =======

      Recent Accounting Pronouncements

      In July 2006 the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48) which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is not expected to have a significant impact on the Company's financial statements.

      In September 2006 FASB issued Statement of Financial Account Standards
      No. 157, "Fair Value Measurements" (SFAS 157) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company's financial statements.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      In September 2006 the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. SAB 108 is applicable to all financial statements issued by the Company for the year ended December 31, 2006.

      In February 2007 the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115", which provides companies with an option to report selected financial assets and liabilities at fair value. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for the Company on January 1, 2008. The Company has not determined the impact of implementing adopting SFAS No. 159 on its consolidated financial statements.

      The FASB has ratified EITF 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements," and EITF 06-10, "Accounting for Collatoral Assignment Split-Dollar Life Insurance Arrangements," which address accounting for arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. These pronouncements, effective for fiscal years beginning after Decemeber 15, 2007, indicate that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits and that a liability should be recognized in accordance with applicable authoritative guidance. Management does not expect that such pronouncements will have a significant impact on the Company's consolidated financial statements.

2.    SUBSEQUENT EVENTS

      Cambridge, Massachusetts Branch

      On January 10, 2007 the Company entered into an agreement to sell its branch located in Cambridge, Massachusetts. The sale closed on March 30, 2007. Approximately $18 million of deposits and repurchase agreements and $12 million of loans were transferred upon the consummation of the branch sale. No material gain or loss was expected to be recognized on the branch sale.

      Private Placement of Common Stock

      On January 26, 2007 the Company raised $1 million of new capital through a private placement of 125,000 shares of common stock. The net proceeds of the private placement totaled $947,000 after costs of $53,000. Net proceeds were invested as additional capital in the Company's primary subsidiary, The First National Bank of Ipswich.

      Londonderry, New Hampshire Branch

      On February 5, 2007 the Company announced that it is closing its branch located in Londonderry, New Hampshire. In conjunction with that closing, the Bank sold $15.0 million of commercial real estate loans and commercial loans. A net gain of $300,000 was recognized on the sale of the loans. It is expected that the branch will close in May, 2007.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

3.    SECURITIES

      The amortized cost and estimated fair value of securities, with gross unrealized gains and losses, follows:

                                                December 31, 2006
                                 -----------------------------------------------
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost       Gains        Losses       Value
                                 -----------------------------------------------
                                                  (In thousands)
Securities Available-for-Sale
-----------------------------
    Government-sponsored
        enterprise obligations    $ 10,550    $     --     $   (257)   $ 10,293
    Mortgage- and asset-backed
        securities                  39,391          50       (1,134)     38,307
    Corporate bonds                  1,845          --         (100)      1,745
    Municipal bonds                  3,756          12         (151)      3,617
                                  --------    --------     --------    --------

                                  $ 55,542    $     62     $ (1,642)   $ 53,962
                                  ========    ========     ========    ========

                                                December 31, 2005
                                 -----------------------------------------------
                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost       Gains        Losses       Value
                                 -----------------------------------------------
                                                  (In thousands)
Securities Available-for-Sale
-----------------------------
   Government-sponsored
       enterprise obligations     $ 23,287    $     --     $   (347)   $ 22,940
   Mortgage- and asset-backed
       securities                   64,571          28       (1,342)     63,257
   Corporate bonds                   1,816          --         (103)      1,713
   Municipal bonds                     369          --          (22)        347
                                  --------    --------     --------    --------
           Total debt securities    90,043          28       (1,814)     88,257

   Marketable equity securities        101          17           --         118
                                  --------    --------     --------    --------

                                  $ 90,144    $     45     $ (1,814)   $ 88,375
                                  ========    ========     ========    ========

Securities Held-to-Maturity
---------------------------
   Government-sponsored
       enterprise obligations     $  3,000    $     --     $   (147)   $  2,853
   Municipal bonds                  15,128         150         (374)     14,904
   Mortgage-backed securities       10,641          53         (437)     10,257
                                  --------    --------     --------    --------

                                  $ 28,769    $    203     $   (958)   $ 28,014
                                  ========    ========     ========    ========

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SECURITIES (continued)

      Contractual maturities of debt securities at December 31, 2006 are summarized as follows. Expected maturities will differ from contractual maturities because certain obligors have the right to call debt securities without prepayment penalties.

                                                       -----------------------
                                                        Amortized       Fair
                                                           Cost        Value
                                                       ----------    ---------
                                                            (In thousands)
      Due within 1 year                                  $ 3,091      $ 3,069
      Due after 1 year through 5 years                     9,384        9,049
      Due after 5 years through 10 years                     360          340
      Due after 10 years                                   3,316        3,197
                                                         -------      -------
                                                          16,151       15,655
      Mortgage and asset-backed securities,
           amortizing monthly                             39,391       38,307
                                                         -------      -------

                                                         $55,542      $53,962
                                                         =======      =======

      For the years ended December 31, 2006 and 2005, proceeds from sales of securities available-for-sale amounted to $47,287,000 and $68,483,000, respectively. Gross realized gains amounted to $176,000 and $233,000, respectively, and gross realized losses amounted to $454,000 and $127,000, respectively. For the year ended December 31, 2006, the Company realized $60,000 in net losses from calls of securities. For the year ended December 31, 2005, the Company realized $37,000 in net losses from calls of securities. The Company recognized impairment of value of $609,000 for one security in 2006. The tax provision (benefit) applicable to these net securities gains (losses) amounted to approximately $(321,000) and $28,000, in the years ended December 31, 2006 and December 31, 2005, respectively.

      At December 31, 2006 and 2005, debt securities with an amortized cost of $20,426,000 and $13,165,000, respectively, were pledged to secure treasury tax and loan accounts and repurchase agreements. (See Note 8). In addition, as of December 31, 2006, the Bank has debt securities with an amortized cost of $6.4 million pledged as collateral at the Federal Reserve Bank.

      Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. During the fourth quarter of 2006 a collateralized bond obligation was identified for sale and a loss of $0.6 million was realized as of December 31, 2006 because the value of the security was not expected to recover prior to the sale of the security. The security was sold in January 2007.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SECURITIES (concluded)

      Information pertaining to securities with gross unrealized losses, at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                              Less than Twelve Months    Over Twelve Months
                                              -----------------------  ---------------------
                                                 Gross                   Gross
                                              Unrealized     Fair      Unrealized    Fair
                                                Losses       Value       Losses      Value
                                              ---------------------    ---------------------
December 31, 2006:                                            (In thousands)
------------------
Securities available-for-sale
   Government-sponsored
      enterprise obligations                   $      1    $    500    $    256    $  9,793
   Mortgage-backed securities                       102       2,345       1,032      28,073
   Corporate bonds                                   65       1,138          35         607
   Municipal bonds                                  151       2,846          --          --
                                               --------    --------    --------    --------
      Total temporarily impaired securities    $    319    $  6,829    $  1,323    $ 38,473
                                               ========    ========    ========    ========

                                              Less than Twelve Months    Over Twelve Months
                                              -----------------------  ---------------------
                                                 Gross                   Gross
                                              Unrealized     Fair      Unrealized    Fair
                                                Losses       Value       Losses      Value
                                              ---------------------    ---------------------
December 31, 2005:                                            (In thousands)
------------------
Securities available-for-sale
   Government-sponsored
      enterprise obligations                   $     35    $  5,083    $    312    $ 17,358
   Mortgage-backed securities                       147      15,492       1,195      44,950
   Corporate bonds                                   --          --         103       1,746
   Municipal bonds                                   --          --          22         347
                                               --------    --------    --------    --------
                                                    182      20,575       1,632      64,401
                                               --------    --------    --------    --------

Securities held-to-maturity
Government-sponsored
      enterprise obligations                         --          --         147       2,853
Muncipal bonds                                       39       1,789         335       5,952
Mortgage-backed securities                           10       1,273         427       6,871
                                               --------    --------    --------    --------
                                                     49       3,062         909      15,676
                                               --------    --------    --------    --------

      Total temporarily impaired securities    $    231    $ 23,637    $  2,541    $ 80,077
                                               ========    ========    ========    ========

      At December 31, 2006, multiple debt securities have unrealized losses with aggregate depreciation of approximately 3.5% from the Company's amortized cost basis. All holdings are investment grade. Management believes that the current unrealized loss position on all of these securities is the result of the current interest rate environment. As management has the intent and ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, these declines are deemed to be temporary.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

4.    LOANS AND ALLOWANCE FOR LOAN LOSSES

      A summary of the balances of loans follows:

                                                           December 31,
                                                    ---------------------------
                                                       2006              2005
                                                    ---------         ---------
                                                           (In thousands)
      Real estate mortgage loans:
          Commercial                                $ 106,965         $ 108,404
          Residential                                  54,898            53,690
          Construction                                 19,414            18,918
          Home equity                                   9,520            10,243
      Commercial loans                                 44,442            43,376
      Consumer loans                                    1,599             1,770
                                                    ---------         ---------
                           Total loans                236,838           236,401

      Net deferred origination fees                      (121)              (49)
      Allowance for loan losses                        (1,827)           (1,739)
                                                    ---------         ---------

                           Loans, net               $ 234,890         $ 234,613
                                                    =========         =========

      Changes in the allowance for loan losses are as follows:

                                                      Years Ended December 31,
                                                      ------------------------
                                                        2006            2005
                                                       -------        -------
                                                           (In thousands)
      Balance at beginning of year                     $ 1,739        $ 1,340
      Provision for loan losses                             36            240
      Allowance from Boston branch acquisition              --            198
      Charge-offs                                          (32)           (45)
      Recoveries                                            84              6
                                                       -------        -------

      Balance at end of year                           $ 1,827        $ 1,739
                                                       =======        =======

      There were no impaired or non-accrual loans at or during the years ended December 31, 2006 and 2005. Loans past due 90 days or more and still accruing interest totaled $3,000 and $0 at December 31, 2006 and 2005, respectively.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

5.    PREMISES AND EQUIPMENT AND REAL ESTATE HELD FOR SALE

      Premises and Equipment:

      A summary of the cost and accumulated depreciation and amortization of premises, leasehold improvements and equipment follows:

                                                               December 31,
                                                          ---------------------       Estimated
                                                            2006         2005       Useful Lives
                                                          --------     --------    -------------
                                                               (In thousands)

Land                                                      $    373     $    484
Buildings and leasehold improvements                         4,707        5,123      10-30 years
Equipment                                                    3,037        3,563      3-10 years
                                                          --------     --------
                                                             8,117        9,170
Less accumulated depreciation and amortization              (4,018)      (4,412)
                                                          --------     --------

                                                          $  4,099     $  4,758
                                                          ========     ========

      Depreciation and amortization expense for the years ended December 31, 2006 and 2005 amounted to $660,000 and $1,267,000, respectively.

      Real Estate Held For Sale:

      At December 31, 2006, the Company holds two parcels of real estate for sale with a carrying value of $5,727,000. One is the property located in Boston and the other is a parcel abutting the Company's main office. The Boston property was undergoing renovations as of December 31, 2006. Renovation expenditures, subsequent to December 31, 2006, are expected to exceed $800,000.

      Rental income related to the Boston property for the years ended December 31, 2006 and 2005 amounted to $370,000 and $193,000, respectively.

6.    GOODWILL AND OTHER INTANGIBLE ASSETS

      The Company recognized goodwill and other intangible assets as a result of the purchase of the Cambridge branch in 2004, de Burlo in 2004, and the Boston branch in 2005. There was no impairment recorded in 2006 or 2005.

      The following table summarizes activity related to goodwill and intangible assets for the indicated periods:

                                                                               Other       Total Other
                                                           Core Deposit     Identifiable    Intangible
                                               Goodwill     Intangibles     Intangibles       Assets
                                               --------     -----------     -----------       ------
                                                                  (In thousands)
Balance, December 31, 2004                     $  1,815      $    575        $    590        $  1,165
Purchase of Boston branch                         1,127         1,253              --           1,253
Amortization expense                                 --          (125)            (59)           (184)
Adjustment of purchase accounting estimates          10            --              --              --
                                               --------      --------        --------        --------
Balance, December 31, 2005                        2,952         1,703             531           2,234
Deferred payment - de Burlo                       1,188            --              --              --
Amortization expense                                 --          (163)            (59)           (222)
Adjustment of purchase accounting estimates        (499)         (251)             --            (251)
                                               --------      --------        --------        --------
Balance, December 31, 2006                     $  3,641      $  1,289        $    472        $  1,761
                                               ========      ========        ========        ========

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      GOODWILL AND OTHER INTANGIBLE ASSETS (concluded)

      Estimated future intangible amortization is as follows:

                                                    Other       Total Other
                               Core Deposit     Identifiable     Intangible
                              Intangibles (1)    Intangibles       Assets
                              ---------------    -----------       ------
                                               (In thousands)
      2007                       $  110          $   59          $  169
      2008                          110              59             169
      2009                          110              59             169
      2010                          110              59             169
      2011                          110              59             169
      Thereafter                    288             177             465
                                 ------          ------          ------
      Total                      $  838          $  472          $1,310
                                 ======          ======          ======

      (1) Excludes deposit intangibles associated with the Cambridge branch (see Note 2).

      The following table sets forth the components of identifiable intangible assets at December 31, 2006:

                                          Gross
                                         Carrying   Accumulated    Net Carrying
                                          Amount    Amortization      Amount
                                          ------    ------------      ------
                                                   (In thousands)
      Core deposit intangibles            $1,577      $ (288)         $1,289
      Other identifiable intangibles         590        (118)            472
                                          ------      ------          ------
         Total other intangible assets    $2,167      $ (406)         $1,761
                                          ======      ======          ======

7.    DEPOSITS

      A summary of deposit balances follows:

                                                              December 31,
                                                        ------------------------
                                                          2006            2005
                                                        --------        --------
                                                             (In thousands)
      Demand                                            $ 42,682        $ 50,734
      NOW                                                 34,537          39,743
      Regular savings                                     29,837          35,875
      Money market deposits                               48,868          50,058
                                                        --------        --------
          Total non-certificate accounts                 155,924         176,410
                                                        --------        --------

      Term certificates of $100,000 and over              42,947          28,737
      Term certificates less than $100,000                69,997          53,713
                                                        --------        --------
          Total certificate accounts                     112,944          82,450
                                                        --------        --------

                                                        $268,868        $258,860
                                                        ========        ========

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      DEPOSITS (concluded)

      A summary of term certificates, by maturity, is as follows:

                                       December 31, 2006     December 31, 2005
                                      ------------------    -------------------
                                                Weighted             Weighted
                                                Average               Average
                                       Amount     Rate      Amount     Rate
                                      ------------------    -------------------
                                              (Dollars in thousands)
Within 1 year                         $109,228    4.84%     $75,935     3.47%
After 1 year through 3 years             2,928    3.25        5,766     3.24
After 3 years through 5 years              788    3.96          749     3.55
                                      --------              -------

                                      $112,944    4.79%     $82,450     3.45%
                                      ========              =======

      Approximately six percent of the Bank's total deposits are owned by the Company's directors and executive officers and their related parties.

8.    BORROWED FUNDS

      Short-term borrowings

      Short-term borrowings with original maturities of ninety days or less consist of the following:

                                       December 31, 2006     December 31, 2005
                                       -----------------     -----------------
                                                Weighted              Weighted
                                                 Average               Average
                                        Amount    Rate        Amount    Rate
                                       -----------------     -----------------
                                                (Dollars in thousands)
Securities sold under agreements
     to repurchase                     $13,656     4.78%      $13,920    4.48%
Federal Reserve Bank advances               64     4.62           109    4.00
Federal Home Loan Bank
    advances                                --                 57,233    4.38
                                       -------               --------

                                       $13,720     4.78%      $71,262    4.40%
                                       =======               ========

      Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by obligations of government-sponsored enterprises and mortgage-backed securities. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

      Federal Reserve Bank of Boston ("FRB") advances represent treasury tax and loan deposits due to the FRB. The interest rate adjusts weekly and certain obligations of government-sponsored enterprises have been pledged as collateral to secure the deposits.

      Approximately 45% of the Bank's securities sold under agreement to repurchase are owned by the Company's directors and executive officers and their related parties.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      BORROWED FUNDS (concluded)

      Long-term borrowings

      Long-term borrowings consist of Federal Home Loan Bank of Boston ("FHLBB") advances at fixed rates and are as follows:

                                                 December 31,         Weighted Average Rate
                                            ---------------------     ---------------------
                Maturity*                     2006          2005         2006        2005
--------------------------------------      -------       -------      -------      -------
                                               (In thousands)
                   2008                     $    --       $ 3,000          --%       4.49%
                   2009                      15,000         5,000         5.80       5.91
                   2010                          --         6,000          --        4.85
                   2011                          --        15,250          --        4.74

Amortizing advances, requiring
    monthly principal and interest
    of $64,000 for 2006 and $112,000
    for 2005                                  1,047         1,837         2.82       2.54
                                            -------       -------

                                            $16,047       $31,087         5.60%      4.80%
                                            =======       =======


      * Non-amortizing advances are generally callable at future specified dates in accordance with the terms of the individual advances.

      The Bank also has an available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. There were no advances outstanding under the line of credit at December 31, 2006 and 2005. All borrowings from the FHLBB are secured by a lien on qualified collateral, defined principally as 90% of the fair value of obligations of government-sponsored enterprises and 75% of the carrying value of first mortgage loans on owner-occupied residential property.

9.    SUBORDINATED DEBENTURES

      The Company has raised funds through the issuance of subordinated debentures to its wholly-owned subsidiaries, First Ipswich Statutory Trust II ("Trust II"), and First Ipswich Statutory Trust III ("Trust III"). The Trusts have funded the purchases of the subordinated debentures by offering capital securities representing preferred ownership interests in the assets of the Trusts. Using interest payments made by the Company on the debentures, the Trusts pay quarterly dividends to preferred security holders. The Company has the option to defer interest payments on the subordinated debentures for up to five years and, accordingly, the Trusts may defer dividend distributions on the capital securities for up to five years. In addition, the Company may elect to accelerate the maturity dates of the subordinated debentures upon obtaining regulatory approval.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      SUBORDINATED DEBENTURES (concluded)

      Subordinated debentures consist of the following:

                                                 December 31, 2006           December 31, 2005
                                             ------------------------    ------------------------
                                                            Interest                   Interest
       Maturity                Issued To         Amount       Rate          Amount       Rate
------------------------      ----------     -----------   ----------    -----------  -----------
                                                            (Dollars in thousands)

September 2032                Trust II          $6,000        8.77%(1)     $ 6,000       5.95%(1)
July 2035                     Trust III          7,000        6.01(2)        7,000       6.01(2)
                                             ----------                  ----------
                                                                                --
                                               $13,000                     $13,000
                                             ==========                  ==========

      (1)   Three-month Libor plus 3.4%; not to exceed 11.9%.
      (2)   Fixed through July 7, 2010; Libor plus 1.95% thereafter.

      The outstanding trust preferred securities may be included in regulatory Tier 1 capital (see Note 17), subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 2006 and 2005, trust preferred securities aggregating $6,303,000 and $6,706,000, respectively, are included in Tier 1 capital. Deferred debt financing costs are being amortized over the life of the debentures. Amortization is accelerated for the portion of such costs that relate to debentures redeemed prior to maturity.

10.   INCOME TAXES

      The components of the benefit for income taxes are as follows:

                                                        Years Ended December 31,
                                                        ------------------------
                                                           2006        2005
                                                          ------      ------
                                                             (In thousands)
      Current tax (benefit) provision :
          Federal                                         $ (136)     $ (409)
          State                                               99          86
                                                          ------      ------
                                                             (37)       (323)
                                                          ------      ------
      Deferred tax (benefit) provision :
          Federal                                           (577)         23
          State                                              (79)          4
                                                          ------      ------
                                                            (656)         27
                                                          ------      ------

                Total tax benefit                         $ (693)     $ (296)
                                                          ======      ======

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      INCOME TAXES (continued)

      The following is a reconciliation of the effective income tax rates and amounts in the consolidated statements of operations with the statutory federal income tax rate and amount:

                                                         Years Ended December 31,
                                             ------------------------------------------------
                                                     2006                        2005
                                             ---------------------      ---------------------
                                              Amount        Rate         Amount        Rate
                                             --------     --------      --------     --------
                                                            (Dollars in thousands)

Statutory tax benefit and rate               $   (629)       (34.0%)    $   (116)       (34.0%)
Increase (decrease) resulting from:
    State tax, net of federal tax benefit          13          0.7            59         17.3
    Dividends received deduction                   --           --           (60)       (17.6)
    Tax exempt income                            (127)        (6.9)         (192)       (56.3)
    Other                                          50          2.7            13          3.8
                                             --------     --------      --------     --------

Effective tax benefit and rate               $   (693)       (37.5%)    $   (296)       (86.8%)
                                             ========     ========      ========     ========

      The components of the net deferred tax asset, included in other assets, are as follows:

                                                             December 31,
                                                       -----------------------
                                                         2006           2005
                                                       --------       --------
                                                           (In thousands)
      Deferred tax assets:
        Federal                                        $  2,103       $  1,593
        State                                               380            303
                                                       --------       --------
                                                          2,483          1,896
                                                       --------       --------
      Deferred tax liabilities:
        Federal                                            (280)          (284)
        State                                               (70)           (68)
                                                       --------       --------
                                                           (350)          (352)
                                                       --------       --------

      Net deferred tax asset                           $  2,133       $  1,544
                                                       ========       ========

      At December 31, 2006 the Company has a Federal net operating loss carryforward of $1,263,000 which expires in 2026.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      INCOME TAXES (concluded)

      The tax effects of each item that gives rise to deferred tax assets (liabilities) are as follows:

                                                                December 31,
                                                           --------------------
                                                             2006        2005
                                                           --------    --------
                                                               (In thousands)
Net unrealized loss on securities available for sale       $    543    $    610
Allowance for loan losses                                       695         648
Employee benefit plans                                          243         320
Depreciation and amortization                                   (60)       (229)
Write-down of impaired security                                 241          --
Alternative minimum tax                                          25         152
Derivative fair value adjustments                              (121)         30
Core deposit intangible                                          65          31
Goodwill amortization                                          (115)        (55)
Net operating loss carryforward                                 429          --
Other, net                                                      188          37
                                                           --------    --------

Net deferred tax asset                                     $  2,133    $  1,544
                                                           ========    ========

      A summary of the change in the net deferred tax asset is as follows:

                                                        Years Ended December 31,
                                                        ------------------------
                                                          2006          2005
                                                        --------      --------
                                                             (In thousands)

Balance at beginning of year                            $  1,544      $  1,199
Deferred tax benefit (provision)                             656           (27)
Change in deferred tax effect of net unrealized
    loss on securities available for sale                    (67)          372
                                                        --------      --------

Balance at end of year                                  $  2,133      $  1,544
                                                        ========      ========

11.   EMPLOYEE BENEFITS

      401(k) Plan

      The Bank sponsors a defined contribution 401(k) plan whereby an eligible employee may contribute up to 15% of compensation, and the Bank will make a matching contribution equal to 100% of the first 3% and 50% of the next 2% of an employee's compensation contributed to the plan. Expenses related to the 401(k) plan for 2006 and 2005 were $181,000 and $182,000, respectively.

      Supplemental Executive Retirement Plans

      Since 2004 the Company has had agreements with two executive officers which provide supplemental retirement benefits commencing upon retirement. One was terminated in 2006. The present value of expected retirement benefits is being accrued over the periods in which the benefits vest to the executive. Expenses attributable to the plans amounted to $(95,000) and $116,000 for the respective years ended December 31, 2006 and 2005. The negative expense for 2006 reflects the impact of the termination of one agreement during 2006.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

12.   OTHER COMMITMENTS AND CONTINGENCIES

      Lease Commitments

      As of December 31, 2006, the Company was obligated under non-cancelable operating leases for premises and equipment. Minimum rentals due in future periods under these existing agreements are as follows:

                          Year Ending
                          December 31,                              Amount
                          ------------                           ------------
                                                                (In thousands)

                              2007                                  $  933
                              2008                                     874
                              2009                                     616
                              2010                                     426
                              2011                                     249
                           Thereafter                                  217
                                                                 ------------

                                                                    $3,315
                                                                 ============

      Certain leases contain provisions for escalation of minimum lease payments, not included above, that are generally contingent upon increases in real estate taxes and percentage increases in the consumer price index. Total rent expense amounted to $717,000 and $751,000 for 2006 and 2005, respectively.

      Employment Agreements

      The Bank has entered into employment agreements with certain executive officers which generally provide for annual base salary and certain other benefits. The Bank has also entered into agreements with certain executive officers which also provide for lump sum severance payments following a "change of control," as defined in the agreements.

      Legal Claims

      In the ordinary course of business, various legal claims arise which, in the opinion of management, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

      The de Burlo Group, Inc.

      On December 31, 2004, the Bank acquired The de Burlo Group, Inc. ("de Burlo") at an initial purchase price of $2,126,000. The terms of the purchase also include deferred payment provisions, which would be payable to stockholders of de Burlo based upon the successful achievement of certain financial milestones following each of the two- and four- year anniversaries of the closing date. At December 31, 2006, the Company recognized the first deferred payment of $1,187,500 due to de Burlo. This first deferred payment resulted in additional goodwill in the amount of $1,187,500. The initial purchase price and deferred payments shall not exceed $4,500,000.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

13.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET CREDIT RISK

      Loan Commitments

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets. The contractual amount of these instruments reflects the extent of involvement that the Bank has in particular classes of financial instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment, and income-producing properties.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      At December 31, 2006 and 2005, the following financial instruments were outstanding for which contract amounts represent credit risk:

                                                             Contract Amount
                                                         -----------------------
                                                           2006           2005
                                                         --------       --------
                                                             (In thousands)
Commitments to originate loans                           $ 4,958        $19,640
Unadvanced portions of consumer loans (including
    credit card loans)                                     4,315          4,479
Unadvanced portions of commercial construction loans      11,669         16,779
Unadvanced portions of home equity loans                  10,958         10,330
Unadvanced portions of commercial lines-of-credit         13,089         10,169
Unadvanced portions of residential construction loans        706            545
Standby letters-of-credit                                    415            492

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

14.   DERIVATIVE INSTRUMENTS

      Embedded Derivative Instruments

      The Bank has purchased certificates of deposit and a corporate bond for which the return is based on the performance of various stock indices. These instruments guarantee a return of principal upon maturity. The investment strategy is to diversify the investment portfolio. The embedded equity index features are separately accounted for as derivative instruments and recorded at fair value with the change in fair value included in miscellaneous income. At December 31, 2006 and 2005, the equity index features had an asset value of $843,000 and $479,000, respectively, which is included in other assets. Changes in the fair value of equity index features are recorded in miscellaneous income and resulted in income of $364,000 and $139,000, respectively, for 2006 and 2005.

15.   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Bank has granted loans to related parties amounting to $547,000 and $955,000 at December 31, 2006 and 2005, respectively. Related parties include executive officers, directors, principal shareholders, or any associate of such persons. During the years ended December 31, 2006 and 2005, total principal payments were $167,000 and $520,000, respectively.

      Deposit accounts and securities sold under agreements to repurchase with related parties amounted to $16,783,000 and $16,271,000 at December 31, 2006 and 2005, respectively.

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

      Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

      Cash and cash equivalents: The fair value of cash and cash equivalents approximates carrying value.

      Certificates of deposit: The fair value of certificates of deposit, excluding embedded derivatives, approximates carrying value.

      Securities: Fair values for securities are based on quoted market prices.

      Federal Home Loan Bank stock and Federal Reserve Bank stock: The fair values of Federal Home Loan Bank stock and Federal Reserve Bank stock approximate their carrying values, based on redemption provisions of the issuer.

      Loans: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

      Accrued interest: The fair value of accrued interest receivable approximates carrying value.

      Derivative assets: The fair values of derivative assets are based on market prices obtained from investment analysts.

      Deposit liabilities: The fair values disclosed for demand deposits, including NOW, regular savings and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

      Short-term borrowings: The fair value of short-term borrowings approximates carrying value.

      Long-term Federal Home Loan Bank advances and subordinated debentures:
      Fair values for long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

      Off-balance-sheet instruments: The fair values of the Company's off-balance-sheet instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing. At December 31, 2006 and 2005, the estimated fair value of off-balance-sheet financial instruments was not material.

      The estimated fair values of the Company's financial instruments are as follows:

                                                   December 31,
                                    --------------------------------------------
                                             2006                   2005
                                    --------------------   ---------------------
                                    Carrying     Fair       Carrying     Fair
                                     Amount      Value       Amount      Value
                                    --------    --------    --------    --------
                                                   (In thousands)
Financial assets:
    Cash and cash equivalents       $ 13,499    $ 13,499    $ 11,261    $ 11,261
    Certificates of deposit            3,378       3,378       3,295       3,295
    Securities available-for-sale     53,962      53,962      88,375      88,375
    Securities held-to-maturity           --          --      28,769      28,014
    Federal Home Loan Bank stock       3,927       3,927       6,647       6,647
    Federal Reserve Bank stock           774         774         774         774
    Loans                            234,890     233,287     234,613     236,937
    Accrued interest receivable        1,777       1,777       1,956       1,956
    Derivative assets                    843         843         479         479

Financial liabilities:
    Deposits                         268,868     269,361     258,860     258,331
    Short-term borrowings             13,720      13,720      71,262      71,262
    Long-term FHLB advances           16,047      16,096      31,087      31,269
    Subordinated debentures           13,000      12,951      13,000      12,731

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

17.   REGULATORY CAPITAL REQUIREMENTS

      The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Company met all applicable capital adequacy requirements to which they are subject and as of December 31, 2005, that the Bank met all applicable capital adequacy requirements to which they are subject.

      The Bank signed a Formal Agreement with the Office of the Comptroller of the Currency on June 28, 2006. The Agreement required the Bank to take various actions including raising capital ratios to levels prescribed in the Agreement. Specifically the Bank was required, by December 31, 2006, to raise its Tier 1 capital to average assets ratio to a minimum of 8%, its Tier 1 capital to risk-weighted assets ratio to a minimum of 10%, and its total capital to risk-weighted assets to a minimum of 11%. As of December 31, 2006, the Bank did not attain these ratios. Subsequently, the OCC extended the deadline to achieve the capital ratios until March 31, 2007. Management believes the Bank exceeded the minimum ratios, as listed in the Formal Agreement, at February 28, 2007.

      The Company's and the Bank's actual capital amounts and ratios as of December 31, 2006 and 2005 are presented in the table:

                                                                                                          Minimum Capital
                                                                                  Minimum                  Requirements
                                                                                  Capital                     Per OCC
                                                       Actual                   Requirements             Formal Agreement
                                                 -------------------         -------------------        -------------------
                                                 Amount        Ratio         Amount        Ratio        Amount        Ratio
                                                 ------        -----         ------        -----        ------        -----
                                                                           (Dollars in thousands)
December 31, 2006:

Total capital to risk weighted assets:
    Bank                                         $25,026        10.7%        $20,097        8.0%        $27,634         11.0%
    Consolidated                                  28,334        11.2          20,169        8.0             N/A          N/A

Tier 1 capital to risk weighted assets:
    Bank                                          26,853        10.0          10,049        4.0          25,122         10.0
    Consolidated                                  19,810         7.9          10,085        4.0             N/A          N/A

Tier 1 capital to average assets:
    Bank                                          26,853         6.6          15,208        4.0          30,415          8.0
    Consolidated                                  19,810         5.2          15,255        4.0             N/A          N/A

December 31, 2005:

Total capital to risk weighted assets:
    Bank                                         $28,512        10.5%        $21,723        8.0%        $27,154         10.0%
    Consolidated                                  29,671        10.9          21,786        8.0             N/A          N/A

Tier 1 capital to risk weighted assets:
    Bank                                          26,773         9.9          10,861        4.0          16,292          6.0
    Consolidated                                  21,638         8.0          10,893        4.0             N/A          N/A

Tier 1 capital to average assets:
    Bank                                          26,773         6.8          15,807        4.0          19,759          5.0
    Consolidated                                  21,638         5.5          15,839        4.0             N/A          N/A

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

18.   RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

      Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. Federal Reserve Board policy provides that a bank holding company generally should not maintain its existing rate of cash dividends on common stock unless the entity's net income over the past year combined with its retained net income of the preceding two years has been sufficient to fully fund the dividends. Loans or advances from the Bank to the Company are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

      In addition to the limitations listed in the above paragraph, the Formal Agreement between the Bank and the OCC limits the Bank's ability to pay dividends to the Company; dividend payments are subject to the approval of the OCC. While the OCC approved the payment of dividends in 2006, there is no assurance they will approve future dividend payments.

      In addition, dividends paid by the Bank or the Company would be prohibited if the effect thereof would cause the Bank's or the Company's capital to be reduced below applicable minimum capital requirements. Accordingly, $20,097,000 of the Company's equity in the net assets of the Bank was restricted at December 31, 2006.

      The limit on loans or advances by the Bank to the Company was approximately $2,503,000 as of December 31, 2006.

19.   SEGMENT REPORTING

      Information about reportable segments and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2006 and 2005 follows.

                                                                      Investment   Consolidated
2006                                                     Banking       Advisory       Totals
----                                                     -------       --------       ------
                                                                     (In thousands)
Net interest income, after provision for loan losses    $  11,003     $      --     $  11,003
Other revenue: external customers                           2,445         1,800         4,245
Other expenses: external customers                         15,873         1,224        17,097
Income tax expense (benefit)                                 (931)          238          (693)
Net income (loss)                                          (1,499)          343        (1,156)
Total assets                                              328,585         4,190       332,775

                                                                      Investment   Consolidated
2005                                                     Banking       Advisory       Totals
----                                                     -------       --------       ------
                                                                     (In thousands)
Net interest income, after provision for loan losses    $  10,869     $      --     $  10,869
Other revenue: external customers                           3,495         1,620         5,115
Other expenses: external customers                         15,240         1,085        16,325
Income tax expense (benefit)                                 (515)          219          (296)
Net income (loss)                                            (361)          316           (45)
Total assets                                              391,605         2,799       394,404

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

20.   CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

      Financial information pertaining to First Ipswich Bancorp is as follows:

                                                                December 31,
                                                            --------------------
BALANCE SHEETS                                                2006        2005
--------------                                              --------    --------
                                                               (In thousands)
Assets
------
Cash and cash equivalents with Bank subsidiary              $    567    $     20
Securities available-for-sale at fair value                       --         118
Investment in common stock of the Bank                        29,390      30,780
Investment in common stock of First Ipswich
    Statutory Trust II                                           186         186
Investment in common stock of First Ipswich
    Statutory Trust III                                          217         217
Other assets                                                     625         751
                                                            --------    --------

        Total assets                                        $ 30,985    $ 32,072
                                                            ========    ========

Liabilities and Stockholders' Equity
------------------------------------
Subordinated debentures to Trust subsidiaries               $ 13,000    $ 13,000
Other liabilities                                                114         112
                                                            --------    --------
    Total liabilities                                         13,114      13,112
Stockholders' equity                                          17,871      18,960
                                                            --------    --------

        Total liabilities and stockholders' equity          $ 30,985    $ 32,072
                                                            ========    ========

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (concluded)

                                                        Years Ended December 31,
                                                        ------------------------
STATEMENTS OF OPERATIONS                                   2006         2005
------------------------                                 --------     --------
                                                            (In thousands)
Income:
     Dividends from the Bank                             $  1,003     $  1,698
     Dividends on marketable equity securities                  1            4
     Gain on sale of marketable equity securities              11           --
                                                         --------     --------
          Total income                                      1,015        1,702
                                                         --------     --------

Expenses:
    Interest on subordinated debentures                       943          733
    Operating expenses                                          9           30
                                                         --------     --------
          Total expenses                                      952          763
                                                         --------     --------

Income before income taxes and equity in
    undistributed net loss of the Bank                         63          939
Applicable income tax benefit                                 320          252
                                                         --------     --------
Income before equity in undistributed net loss
    of the Bank                                               383        1,191
Equity in undistributed net loss of the Bank               (1,539)      (1,236)
                                                         --------     --------

Net loss                                                 $ (1,156)    $    (45)
                                                         ========     ========

                                                                Years Ended December 31,
                                                                ------------------------
STATEMENTS OF CASH FLOWS                                           2006         2005
------------------------                                         --------     --------
                                                                    (In thousands)

Cash flows from operating activities:
     Net loss                                                    $ (1,156)    $    (45)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
           Equity in undistributed net loss of the Bank             1,539        1,236
           Other, net                                                 245         (144)
                                                                 --------     --------
             Net cash provided by operating activities                628        1,047
                                                                 --------     --------

Cash flows from investing activities:
     Investment in the Bank                                           (26)      (6,737)
                                                                 --------     --------
             Net cash used in investing activities                    (26)      (6,737)
                                                                 --------     --------

Cash flows from financing activities:
     Repayment of subordinated debentures                              --       (1,000)
     Proceeds from issuance of subordinated debentures                 --        7,000
     Investment in common stock of Statutory Trust III                 --         (217)
     Cash dividends paid                                              (55)        (111)
                                                                 --------     --------
             Net cash provided (used) by financing activities         (55)       5,672
                                                                 --------     --------

Net change in cash and cash equivalents                               547          (18)

Cash and cash equivalents at beginning of year                         20           38
                                                                 --------     --------

Cash and cash equivalents at end of year                         $    567     $     20
                                                                 ========     ========

                     FIRST IPSWICH BANCORP AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)


21.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                  Fourth       Third        Second       First
                                                 Quarter      Quarter      Quarter      Quarter
                                                 --------     --------     --------     --------
                                                     (In thousands, except per share amounts)
Year Ended December 31, 2006

Interest and dividend income                     $  5,748     $  6,086     $  5,618     $  5,370
Interest expense                                    2,990        3,155        3,018        2,620
                                                 --------     --------     --------     --------

Net interest income                                 2,758        2,931        2,600        2,750
Provision (credit) for loan losses                    (95)          66           65           --
                                                 --------     --------     --------     --------

Net interest income, after provision (credit)
    for loan losses                                 2,853        2,865        2,535        2,750

Gain (loss) on securities, net                       (370)        (526)          11          (60)
All other income                                    1,797        1,045          975        1,373
Operating expenses                                  3,866        4,350        4,524        4,357
                                                 --------     --------     --------     --------

Income (loss) before income taxes                     414         (966)      (1,003)        (294)

Provision (benefit) for income taxes                  112         (340)        (354)        (111)
                                                 --------     --------     --------     --------

Net income (loss)                                $    302     $   (626)    $   (649)    $   (183)
                                                 ========     ========     ========     ========

Earnings (loss) per share:
  Basic                                          $   0.14     $  (0.28)    $  (0.29)    $  (0.08)
                                                 ========     ========     ========     ========

  Diluted                                        $   0.14     $  (0.28)    $  (0.29)    $  (0.08)
                                                 ========     ========     ========     ========


Year Ended December 31, 2005

Interest and dividend income                     $  5,334     $  5,149     $  4,565     $  4,446
Interest expense                                    2,499        2,156        1,938        1,792
                                                 --------     --------     --------     --------

Net interest income                                 2,835        2,993        2,627        2,654
Provision for loan losses                              55           78           67           40
                                                 --------     --------     --------     --------

Net interest income, after provision
    for loan losses                                 2,780        2,915        2,560        2,614

Gain (loss) on securities, net                         11           (3)          16           45
All other income                                    1,311        1,457        1,133        1,145
Operating expenses                                  4,707        4,240        3,701        3,677
                                                 --------     --------     --------     --------

Income (loss) before income taxes                    (605)         129            8          127

Benefit for income taxes                             (276)          (1)          --          (19)
                                                 --------     --------     --------     --------

Net income (loss)                                $   (329)    $    130     $      8     $    146
                                                 ========     ========     ========     ========

Earnings (loss) per share:
  Basic                                          $  (0.15)    $   0.06     $     --     $   0.07
                                                 ========     ========     ========     ========

  Diluted                                        $  (0.15)    $   0.06     $     --     $   0.07
                                                 ========     ========     ========     ========